As filed with the Securities and Exchange Commission on January 8, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tri-Tech Holding Inc.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	8711	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5D, Tower A, 2 Building Business Center Jinyuan Shidai No. 2 East Road Landianchang, Haidian District Beijing, People’s Republic of China 100097	Phil Fan 6501 Chaucer Road Willowbrook, IL 60527
(+86-10) 8887 3946	(630) 468-2361
(Address, including zip code, and telephone number, including area code, of principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bradley A. Haneberg, Esq.

Anthony W. Basch, Esq.

Zachary B. Ring, Esq.

Kaufman & Canoles, P.C.

Three James Center, 1051 East Cary Street

12th Floor

Richmond, Virginia 23219

(804) 771-5700 – telephone

(804) 771-5777 – facsimile

Louis A. Bevilacqua, Esq. Joseph R. Tiano, Jr., Esq. Jing Zhang, Esq. Pillsbury Winthrop Shaw Pittman LLP 2300 N Street, N.W. Washington, DC 20037 (202) 663-8000 – telephone (202) 663-8007 – facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Ordinary Shares (2)	$34,500,000	$2,459.85
Underwriter’s Warrants and Underlying Ordinary Shares(3)	$3,750,000	$267.38
Total	$38,250,000	$2,727.23(4)

(1)

The registration fee for securities is based on an estimate of the Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)

In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions. Includes              shares that the underwriters have the option to purchase to cover over-allotments, if any.

(3)

We have agreed to issue warrants to our underwriters (the “Underwriter’s Warrants”) for nominal consideration. The exercise price of the Underwriter’s Warrants is equal to 125% of the price of the ordinary shares offered hereby. The resale of the Underwriter’s Warrants is registered hereunder. The Underwriter’s Warrants are exercisable within five years after the effective date of this registration statement. The ordinary shares underlying the Underwriter’s Warrants are deemed to have the same issuance date as the warrants and are being registered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended.

(4)	Paid herewith.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 8, 2010

TRI-TECH HOLDING INC.

             Ordinary Shares

We are offering              ordinary shares. Our ordinary shares are quoted on the Nasdaq Capital Market under the symbol “TRIT.” On January 7, 2010, the last reported market price of our ordinary shares was $23.11 per ordinary share. We intend to use the net proceeds from this offering for working capital, to pursue mergers and acquisitions if we locate favorable opportunities, new product development, and sales and marketing.

Investing in these ordinary shares involves significant risks. See “Risk Factors” beginning on page 8 of this prospectus.

	Per Ordinary Share	Total
Underwriting public offering price	$	$
Underwriting discount	$	$
Proceeds to us, before expenses	$	$

Our underwriters have an option exercisable within 45 days from the date of this prospectus to purchase up to              additional ordinary shares from us at the public offering price, less the underwriting discount solely to cover over-allotments. The ordinary shares issuable upon exercise of the underwriter’s over-allotment option have been registered under the registration statement of which this prospectus forms a part.

The underwriters are offering these ordinary shares as set forth under “Underwriting.” The underwriters expect to deliver the ordinary shares against payment in U.S. dollars in New York, New York on             , 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of theses securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Sole Bookrunning Manager

Newbridge Securities Corporation

Prospectus dated             , 2010

You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

Except where the context otherwise requires and for purposes of this prospectus only:

•

the terms “we,” “us,” “our company,” “our” and “Tri-Tech” refer to Tri-Tech Holding Inc. (“TRIT” when referring solely to our Cayman Islands listing company); our wholly-owned subsidiary, Tri-Tech International Investment Inc., a British Virgin Islands company (“TTII”); our wholly-owned subsidiary, Tri-Tech Infrastructure, LLC, a Delaware limited liability company (“TIS”); TTII’s wholly-owned operating subsidiary, Tri-Tech (Beijing) Co., Ltd., a Chinese limited liability company (“TTB”); and our affiliated entities, Tranhold Environmental (Beijing) Tech Co., Ltd., a Chinese limited liability company (“Tranhold”) and Beijing Yanyu Water Tech Co., Ltd., a Chinese limited liability company (“Yanyu”), both of which TTB controls by virtue of contractual arrangements.

•	“SOE Shareholder” refers to Beijing Yan Yu Communications Telemetry United New Technology Development Department, a Chinese State Owned Entity which owns 7.14% of Yanyu;

•	“shares” and “ordinary shares” refer to our ordinary shares, $0.001 par value per share;

•	“China” and “PRC” refer to the People’s Republic of China, and for the purpose of this prospectus only, excluding Taiwan, Hong Kong and Macau; and

•	all references to “RMB,” “Renminbi” and “¥” are to the legal currency of China and all references to “USD,” “U.S. dollars,” “dollars,” and “$” are to the legal currency of the United States.

This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at a specified rate solely for the convenience of the reader unless otherwise noted, all translations made in this prospectus are based upon a rate of RMB 6.8290 to US$1.00, which was the exchange rate on September 30, 2009.

Unless otherwise stated, we have translated balance sheet amounts with the exception of equity at December 31, 2008 at RMB 6.8346 to US$1.00 as compared to RMB 7.3046 to US$1.00 at December 31, 2007. We have stated equity accounts at their historical rate. The average translation rates applied to income statement accounts for the year ended December 31, 2008 and the year ended December 31, 2007 were RMB 6.9451 and RMB 7.6040, respectively. We make no representation that the RMB or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. On December 31, 2009, the exchange rate was $1.00 to RMB 6.8282. See “Risk Factors – Fluctuation of the Renminbi could materially affect our financial condition and results of operations” for discussions of the effects of fluctuating exchange rates on the value of our ordinary shares. Any discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

For the sake of clarity, this prospectus follows English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of the chief executive officer of Tri-Tech would be presented as “Warren Zhao” (English) or “Wanzong Zhao” (Chinese), even though, in Chinese, his name would typically be presented as “Zhao Wanzong”.

We have relied on statistics provided by a variety of publicly-available sources regarding China’s expectations of growth and market potential in our industry, increased government spending and economic development. We did not sponsor, directly or indirectly, the publication of such materials. In particular:

•

we have relied on The Tenth Five-year Plan for the Development of the Environmental Protection Industry prepared by China’s State Economic and Trade Commission for all statistics related to China’s environmental plans between 2000 and 2005;

•	we have relied on The National Eleventh Five-year Plan prepared by China’s Ministry of Environmental Protection for all statistics related to China’s environmental plans between 2005 and 2010; and

•

we have relied on 2007 and 2009 World Bank reports entitled, respectively, “Improving the Performance of China’s Urban Water Utilities” and “Addressing Water Scarcity in China” for statistics regarding China’s water shortages and its planned spending in environmental protection.

i

Prospectus Summary

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying ordinary shares in this offering. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “could,” and similar expressions. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements.

Our Company

We are a leading provider of integrated solutions for China’s water environmental protection industry, including the water pollution remediation, software and engineering industries. We combine software and hardware to monitor and manage China’s natural and municipal water resources. We provide two lines of service: (i) Wastewater and Tail Gas Treatment and (ii) Water Resource Management. Our customers are mostly local and regional government bodies in China and since we began providing these services in 2002, we have implemented more than 200 projects in provinces, municipalities, autonomous regions and special administrative regions throughout China:

Through our Wastewater and Tail Gas Treatment segment, we design sewage treatment and odor control systems for municipal supplies. These systems, which coordinate technological solutions (software, management information systems, enterprise resource planning and local and wide area networking) with hardware (sensors, distributed control systems, programmable logic controllers, supervisory control and data acquisition systems and mechatronics), allow our clients to monitor and control numerous variables in the sewage treatment and odor control processes. Our goal in this regard is to be a total solution provider for our clients, allowing them to engage us to design processes and systems that work seamlessly to manage the process from the initial intake of raw sewage through the return of water to consumers for reuse.

Through our Water Resource Management segment, we assist the government in monitoring natural waterways. We provide systems that combine technological solutions (software, geological information systems, management information systems, enterprise resource planning and local, wireless and wide area networking) with hardware (sensors, supervisory control and data acquisition systems and mechatronics) to track water levels for drought and flood control, monitor groundwater quality and assist the government in planning its water resource use and management.

We recently received a $2 million modified Build-Transfer-Operate (“BTO”) contract for a wastewater treatment plant for the Dongli Economic Development Area in the Tianjin Municipality in Northern China. Under the modified BTO model, we will build the treatment plant and transfer ownership to the Dongli Economic Development Area once construction is completed. After we transfer ownership, the Dongli Economic Development Area will operate the plant; however, we will provide assistance and help them to operate the plant as necessary. We will not actually be operating the plant for the Dongli Economic Development Area, as would be the case under a more traditional BTO model. This is the first time we have used the modified BTO model and plan to use it in the future to help municipal clients with sewage discharge problems.

Using the modified BTO model, we finance the cost of a municipal project ourselves, then transfer ownership to the municipality after completion of construction. Under this model, we must have the capital to be able to finance significant portions of the projects ourselves before transferring ownership. As such, we need to have sufficient capital when bidding on modified BTO projects to be able to show the municipality that we have the capability to complete a certain project. We believe this offering will give us the necessary capital to pursue additional modified BTO projects in the future.

We are currently pursuing 100 river basin flood monitoring and forecasting systems in more than 100 counties with a market potential of $72.5 million. In addition, we are pursuing business in the industrial wastewater and process tail gas treatment market for the petrochemical industry. We are looking to increase sales in long-distance water transfer project with several urban water supply tasks for major cities including Beijing.

Our total revenues increased 80.5% from $4.7 million in 2007 to $8.4 million in 2008. Our net income increased 29.7% from $1.3 million in 2007 to 1.7 million in 2008. Our total revenues increased 96.4% from $5.6 million for the nine months ended September 30, 2008 to $10.9 million in the same period in 2009, and our net income grew 97.4% from $1.3 million in the nine months ended September 30, 2008 to $2.5 million in the same period in 2009.

Industry and Market Background

The Chinese government began to focus upon technology and science shortly after the formation of the PRC. From 1949 to 1977, the Chinese government directly controlled all research, development and engineering activities through its State Development Planning Commission and State Science and Technology Commission. In the 1980s, China began to implement market-oriented economic reforms designed to improve the Chinese science and technology industry, among other priorities. During this period, China further reduced the central government’s control over the operation of research oriented businesses. In the 1990s, Chinese policymakers again attempted to enhance the development of high technology businesses by experimenting with additional reduction of governmental control while also providing new forms of ownership for these businesses. In addition, in 1992, the Chinese government liberalized market access by adopting policies that favored foreign investment in high technology businesses. By the end of the 1990s, the Chinese government had further abandoned its control over many high technology businesses and adopted a progressive tax structure designed to further encourage the financial development of these businesses. These policies positively impacted the development of Chinese software and engineering businesses.

As a result of China’s high population density and rapid industrialization, China’s environmental infrastructure is under great stress. China has a smaller water supply than the United States but approximately five times as many people. China faces water scarcity, frequent floods in the south and east and droughts in the north and west, serious water pollution and heavy strains on the environment. Water usage in China quintupled from 1949 to

2007. In short, China struggles to procure, clean and provide enough potable water for a growing population. In addition, due to comparatively inefficient water use, Chinese industries may use three to ten times more water than comparable industries in the west, exacerbating China’s need for water resource management.

As a result of this increased demand for resources, the Chinese government has increased its financial investment in environmental protection legislation and increased environmental standards. Between 1995 and 2000, China invested approximately $47.4 billion in environmental protection. From 2000 through 2005, the investment grew to approximately $92.1 billion. From 2005 through 2010, China’s environmental investment is expected to be approximately $184.2 billion. This growth represents a cumulative annual growth rate of approximately 14.5%. Of the estimated $184.2 billion to be spent on environmental protection, approximately $39.5 billion is expected to be used for water resource management, urban water management, wastewater treatment, sewage reuse and water treatment.

In November 2008, the Chinese government announced a stimulus package worth approximately $585 billion designed to respond to the current global economic crisis. The first two allocations of the stimulus package allocated approximately 10% of the $33 billion to environmental projects in China. While it is unclear at this point how much of the stimulus package will be allocated to or ultimately spent in our industry, the stimulus package may cause our industry to grow significantly. Conversely, any failure to spend allocated funds or to continue to allocate such funds to our industry could materially harm our industry in general and our company in particular.

We believe China’s increased focus on environmental protection and conserving and improving its water resources provides an opportunity to our company, as our business designs sewage treatment and odor control systems and provides systems to monitor and manage China’s water resources.

Our Competitive Strengths

We believe the following strengths differentiate us from our competitors in our market in China:

•	We are a customized integration solution provider that provides integrated solutions from feasibility studies through implementation.

•

Our business centers on Chinese governmental bodies, including the Ministry of Water Resources, local and provincial government bodies, and we have strong customer recognition and industry reputation among those governmental bodies, evidenced by project recognition and awards from the Ministry of Water Resources, Ministry of Environmental Protection and Ministry of Construction.

•

We have proven solution and service development capability and monitoring and management systems expertise, including a broad and growing portfolio of software and service, such as application software platforms, utility tools, engineering and consulting.

•	We have proven management with a successful track record. Our top executives have over 100 years of combined experience.

•	We have a broad client base stretching across China with over 250 projects successfully implemented in 29 provinces and municipalities.

•	We have industry leading proprietary technology: we have obtained seven software copyrights and two patents for our technology in China.

•	Our business possesses high barriers to entry such as high levels of talent and a technical and capital intensive business model.

Our Strategies

We provide integrated software and hardware solutions for China’s water environmental protection industry. Our goal is to become the leading provider of such solutions in our market in China. We intend to achieve this goal by implementing the following strategies:

•	We intend to leverage our expertise in China’s water environmental protection industry to apply our solutions to other industries, including power generation, chemical and metallurgical industries;

•	We intend to broaden product offerings by extending product lines to upstream and downstream business segments;

•	We intend to reinforce and improve market position by strengthening research and development capacities;

•	We intend to build alliances with research institutions and international manufacturers to enrich product offerings;

•	We seek to be an early entrant into new markets and projects in order to build a strong reputation among the local and central governments to which we will provide services;

•	We intend to continue to employ the modified BTO model for projects; and

•	We intend to explore possible overseas business opportunities and seek out candidates for merger and acquisition opportunities.

Our Challenges and Risks

We believe our primary challenges are:

•	We currently have a single industry focus, and our area of focus is substantially affected by changes in government priorities and spending;

•	There are uncertainties in our development, introduction and marketing of new solutions and services;

•	We must actively recruit, train and retain skilled technical and sales personnel;

•	We face significant competition from existing competitors and new market entrants;

•	Execution of our growth strategy is complex; and

•

We rely principally on dividends paid by our PRC operating subsidiary, TTB, and our PRC affiliates, Yanyu and Tranhold, to fund cash and financing requirements, and there are PRC laws restricting the ability of these entities from paying dividends or making other distributions to us.

In addition, we face risks and uncertainties that may materially affect our business, financial condition, results of operations and prospects. Thus, you should consider the risks discussed in “Risk Factors” and elsewhere in this prospectus before investing in our ordinary shares.

Our Corporate Structure

Overview

We are a holding company incorporated in the Cayman Islands that owns all of the outstanding capital stock of TTII, our wholly-owned subsidiary organized in the British Virgin Islands. TTII, in turn, owns all of the outstanding capital stock of TTB, its operating subsidiary based in Beijing, China. TTB has entered into control agreements with all of the owners of Tranhold and 92.86% of the owners of Yanyu, which agreements allow TTB to control Tranhold and Yanyu. Through our ownership of TTII and TTB and TTB’s agreements with Tranhold and Yanyu, we can substantially influence Yanyu’s and Tranhold’s daily operations and financial affairs, appoint their senior executives and approve all matters requiring shareholder approval. As a result, we are considered the primary beneficiary of Yanyu and Tranhold and consolidate their results, assets and liabilities in our financial statements. For a description of these contractual agreements, see “Our Corporate Structure – Contractual Arrangements with Yanyu, Tranhold and Their Respective Shareholders.” We recently formed TIS, our wholly-owned subsidiary in the U.S. to develop opportunities in the United States. As of this date of this prospectus, we have not conducted any business through TIS.

Our current corporate structure is as follows:

Equity interest

Contractual arrangements including Proxy Agreement, Equity Interest Pledge Agreement, Equity Interest Purchase Agreement, Management Fee Payment Agreement and Operating Agreement. For a description of these agreements, see “Corporate Structure—Contractual Arrangements with Yanyu, Tranhold and Their Respective Shareholders.”

Contractual arrangements including Proxy Agreement, Equity Interest Pledge Agreement, Equity Interest Purchase Agreement, Exclusive Technical and Consulting Service Agreement, Management Fee Payment Agreement and Operating Agreement. For a description of these agreements, see “Corporate Structure—Contractual Arrangements with Yanyu, Tranhold and Their Respective Shareholders.”

Corporate Information

Our principal executive offices are located at 5D, Tower A, 2 Building Business Center Jinyuan Shidai, No. 2 East Road Landianchang, Haidian District, Beijing, PRC 100097. Our telephone number is (+86-10) 8887 3946. Fax (+86-10) 8886 3726. Our website address is www.tri-tech.cn. Information contained on the website is not a part of this prospectus.

The Offering

Shares Offered:	ordinary shares

Offering Price per Share	$ per share

Shares Outstanding Prior to Completion of Offering:	5,255,000 ordinary shares

Shares to be Outstanding after Offering:	ordinary shares

NASDAQ Capital Market Symbol:	“TRIT” (CUSIP No. G9103F 106)

Transfer Agent:	Computershare Trust Company, N.A. 250 Royall Street, Canton, Massachusetts 02021

Risk Factors:	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our ordinary shares.

Option to Purchase Additional Ordinary Shares:	We have granted to the underwriters an option exercisable within 45 days from the date of this prospectus, to purchase up to an additional ordinary shares solely to cover over-allotments.

Timing and Settlement for Ordinary Shares:	We expect to deliver the ordinary shares registered hereunder against payment on , 2010.

Use of Proceeds:	Our net proceeds from this offering are expected to be approximately $ . Net proceeds will be used to fund new projects, pursue acquisitions if we locate favorable opportunities and general corporate purposes.

Underwriter’s Warrants

In connection with this offering, we will, for a nominal amount, sell to our underwriters warrants to purchase up to ten percent (10%) of the shares sold in this offering, excluding any over-allotment (“Underwriter’s Warrants”). These warrants are exercisable for a period of five years from the date of issuance at a price equal to 125% of the price of the shares in this offering. During the term of the warrants, the holders thereof will be given the opportunity to profit from a rise in the market price of our ordinary shares, with a resulting dilution in the interest of our other shareholders. The term on which we could obtain additional capital during the life of these warrants may be adversely affected because the holders of these warrants might be expected to exercise them when we are able to obtain any needed additional capital in a new offering of securities at a price greater than the exercise price of the warrants. If the underwriter exercises all of its warrants, we would have     % more shares outstanding after the warrant exercise than at the conclusion of the offering, assuming no other issuances. See “Underwriting.”

Summary Financial Information

In the table below, we provide you with summary financial data of our company. This information is derived from our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read it along with the historical statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Fiscal Year ended December 31,		For the nine months ended September 30, (Unaudited)
	2008	2007	2009	2008
Total Sales	$8,449,958	$4,682,023	$10,905,169	$5,551,366
Income from Operations	1,796,572	1,221,035	2,923,162	1,275,551
Other Income (Expense)	110,512	88,262	65,301	78,108
Net Income attributable to TRIT	1,696,153	1,307,929	2,525,545	1,279,658
Other Comprehensive Income attributable to TRIT	251,182	80,058	66,409	295,861
Comprehensive Income attributable to TRIT	1,947,335	1,387,987	2,591,954	1,575,519
Basic Earnings per Share (based on 3,679,542, 3,555,000, 3,555,000 and 1,777,500 TRIT shares outstanding, on September 30, 2009 and 2008, December 31, 2008 and 2007, respectively)(1)	0.48	0.74	0.69	0.36
Diluted Earnings per Share (based on 3,689,604, 3,555,000, 3,555,000 and 1,777,500 TRIT shares outstanding, on September 30, 2009 and 2008, December 31, 2008 and 2007, respectively)(1)	0.48	0.74	0.68	0.36
Pro forma Basic Earnings per Share (based on 3,339,542 TRIT shares outstanding on September 30, 2009 and 3,215,000 TRIT shares outstanding on September 30, 2008 and December 31, 2008)(2)	0.53	N/A	0.76	0.40
Pro forma Diluted Earnings per Share (based on 3,349,604 TRIT shares outstanding on September 30, 2009 and 3,215,000 TRIT shares outstanding on September 30, 2008 and December 31, 2008)(2)	0.53	N/A	0.75	0.40

	December 31,		September 30, (Unaudited)
	2008	2007	2009
Total Assets	$8,774,224	$6,802,274	$23,308,203
Total Current Liabilities	2,824,536	2,817,131	4,743,980
Noncontrolling Interests	137,519	120,308	150,676
TRIT Shareholders’ Equity	5,812,169	3,864,835	18,344,478
Total Liabilities and Shareholders’ Equity	8,774,224	6,802,274	23,308,203

(1)	We have presented earnings per share in TRIT after giving retroactive effect to the 71.1-for-1 share split of our ordinary shares that was completed May 22, 2009.
(2)

We have presented these pro forma earnings per share after (a) giving retroactive effect to the 71.1-for-1 share split of our ordinary shares that was completed May 22, 2009 and (b) assuming the redemption of the 340,000 shares placed into escrow as described in the section entitled “Related Party Transactions - Founders’ Shares Subject to Redemption.” Pro forma EPS for the nine months ended September 30, 2008, calculated on the foregoing assumptions and based on 3,215,000 TRIT shares, is $0.40. No pro forma numbers have been provided for the year ended December 31, 2007.

Risk Factors

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones we face, but represent the material risks to our business. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, you may lose all or part of your investment. You should not invest in this offering unless you can afford to lose your entire investment.

Risks Related to Our Business

We operate in a very competitive industry and may not be able to maintain our revenues and profitability.

Our competitors include both domestic companies and international companies. Some of these competitors have significantly greater financial and marketing resources and name recognition than we have. As the Chinese government continues to allocate funds from the stimulus package to be spent in our industry, more domestic and international competitors may enter the market. We believe that while the Chinese market for our services is subject to intense competition, the number of large competitors is relatively limited, and, as such, while we effectively compete in our market, our competitors occupy a substantial competitive position. If the Chinese government continues to emphasize spending on environmental protection and continues to allocate funds to the water protection industry, the number of our competitors will likely increase and there can be no assurance that we will be able to effectively compete in our industry.

In addition, as the Chinese government increase spending in the water protection industry, our competitors may devote more resources to introducing new water protection systems. If these new systems are more attractive to customers than the systems we currently provide or are able to develop, we may be unable to attract new customers and may lose market share. We believe that competition may become more intense as more integrated automation service providers, including Chinese/foreign joint ventures, are qualified to conduct business. We believe it is likely that competitors will devote significant resources to competing more effectively in our market as the Chinese government continues to emphasize spending in the environmental protection and specifically water protection industry. We cannot assure you that we will be able to compete successfully against any new or existing competitors, or against any new water protection systems our competitors may implement. All of these competitive factors could have a material adverse effect on our revenues and profitability.

We are dependent on continued regulatory enforcement.

While we increasingly pursue economically driven markets, our business is materially dependent on the continued enforcement by the government of various environmental regulations. In a period of relaxed environmental standards or enforcement, local and regional governments may be less willing to allocate funds to consulting services designed to prevent or correct environmental problems.

We are dependent on the state of the PRC’s economy as all of our business is conducted in the PRC.

Currently, all of our business operations are conducted in the PRC, and all of our customers are also located in the PRC. Accordingly, any significant slowdown in the PRC economy may cause our customers to reduce expenditures or delay the building of new facilities or projects. This may in turn lead to a decline in the demand for our products and services. That would have a material adverse effect on our business, financial condition and results of operations.

We are dependent on China’s continued emphasis on environmental protection initiatives and spending.

In the Eleventh Five Year Plan and in the approximately $585 billion stimulus package announced in November 2008, the Chinese government has allocated significant funds to environmental protection in general and to our industry, water environmental protection, in particular. To the extent new or existing domestic and foreign companies believe that China will continue to invest in our industry, it is likely that they will devote resources to competing more effectively in our market and, as a result, we will face increased competition. If the Chinese government fails to allocate or spend funds in the future in our industry, such change in priorities could materially harm our company, particularly if we face increased competition.

We may not be able to secure new customers.

Our business is project-based, and many of our major customers are non-recurring customers. For example, once we design and complete a water treatment facility for a local government client, that client is unlikely to need another water treatment facility until the existing facility becomes obsolete or insufficient for the local needs. If we fail to secure projects from new customers, our revenues will decline and our business, prospects, financial condition and results of operations could be materially and adversely affected. Because our primary customers are local government entities in China, the process of adding new customers is time-consuming and subject to political pressures that may not be present in other industries or countries.

Our business is capital intensive and our growth strategy may require additional capital which may not be available on favorable terms or at all.

We may require additional cash resources due to changed business conditions, implementation of our growth strategy or potential investments or acquisitions we may pursue. To meet our capital needs, we may sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution of your holdings. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Our revenues are highly dependent on several large customers that vary from year to year.

While we provide our services to a variety of customers, our revenues are typically dependent on several large projects each year. For instance, a customer in our Wastewater and Tail Gas Treatment segment accounted for 17% of our revenues in 2008. Another customer in our Water Resource Management segment, accounted for 12% of our revenues in 2008 and 15% in 2007. In 2007, two other customers in our Wastewater and Tail Gas Treatment segment accounted for 30% and 12% of our revenues, respectively. While we do not expect our revenues to be dependent on these particular customers in the future, we do expect our revenues to be dependent upon several large projects each year. Disruption, delay, or loss of any such project could materially harm our operations.

Our business could be affected by cost overruns, project delays and/or incorrect estimation of project costs.

As our business is project-based, it is important that we manage our projects efficiently in terms of time, procurement of materials and allocation of resources. If our initial cost estimates are incorrect or delays occur in a project resulting in cost overruns, the profitability of that project will be adversely affected. Currently, we offer some of our customers a warranty period of up to 12 months after the completion of projects, during which we are obliged to provide free rectification work against any manufacturing defects. Cost overruns due to additional rectification work and delays in completion of projects would adversely affect our profitability. We may also face potential liability from legal suits brought against us by our customers for causing loss due to any delay in completing a project. Mismanagement of or mistakes made during our projects would adversely affect our profitability as well as our reputation among our customers. We may also face potential liability from legal suits brought against us by our customers who have suffered loss due to such mismanagement or mistakes. This would also adversely affect our profitability and financial position.

Our customers may make claims against us and/or terminate our services in whole or in part prematurely should we fail to implement projects which fully satisfy their requirements and expectations.

Failure to implement projects which fully satisfy the requirements and expectations of our customers or defective system structure or products as a result of design or workmanship or due to acts of nature may lead to claims against us and/or termination of our services in whole or in part prematurely. This may arise from a variety of factors including unsatisfactory design or implementation, staff turnover, human errors or misinterpretation of and failure to adhere to regulations and procedures. This may adversely affect our profits and reputation.

We rely on subcontractors for our projects.

As we may from time to time subcontract some parts of our projects to subcontractors, such as engineering, assembly and integration works, we face the risk of unreliability of work performed by our subcontractors. Should our subcontractors default on their contractual obligations and work specifications, our ability to deliver the end product or service to our customers in accordance with quality and/or timing specifications may, in turn, be compromised. Furthermore, if we are unable to secure competitive rates from our subcontractors, our financial performance may be adversely affected.

We are subject to risks associated with technological changes.

We may not be able to protect our processes, technologies and systems against claims by other parties. Although we have two registered patents and seven software copyrights in respect of the processes, technologies and systems we use frequently in our systems, we have not purchased or applied for any patents other than these as we are of the view that it may not be cost-effective to do so. For such other processes, technologies and systems for which we have not applied for or purchased or been licensed to use patents or copyrights, we may have no legal recourse to protecting our rights in the event that they are replicated by other parties. If our competitors are able to replicate our processes, technologies and systems at lower costs, we may lose our competitive edge and our profitability will be adversely affected.

We may face claims for infringement of third-party intellectual property rights.

Although we develop our software products, each is based upon middleware developed by third parties, including Microsoft, Oracle and Intouch. We integrate this technology, licensed by ourselves or our customers from third parties, in our software products. If we or our customers, as applicable, are unable to continue to license any of this third party software, or if the third party licensors do not adequately maintain or update their products, we would face delays in the releases of our software until equivalent technology can be identified, licensed or developed, and integrated into our software products. These delays, if they occur, could harm our business, operating results and financial condition.

There has been a substantial amount of litigation in the software and Internet industries regarding intellectual property rights. It is possible that in the future third parties may claim that our current or potential future software solutions infringe their intellectual property. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlap. In addition, we may find it necessary to initiate claims or litigation against third parties for infringement of our proprietary rights or to protect our trade secrets. Although we may disclaim certain intellectual property representations to our customers, these disclaimers may not be sufficient to fully protect us against such claims. Any claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or license agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could have a material adverse effect on our business, operating results and financial condition.

Failure to adequately protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights may be costly.

We rely on a combination of patent, copyrights, trade secret laws and confidentially provisions in contracts with our customers and our employers to protect our intellectual property rights. We believe that the protection of our intellectual property will become increasingly important to our business. Implementation and enforcement of intellectual property-related laws in China has historically been lacking due primarily to ambiguities in PRC intellectual property law. Accordingly, protection of intellectual property and proprietary rights in China may not be as effective as in the United States or other countries. We will continue to rely on a combination of patents, trade secrets, trademarks, copyrights and confidentiality contractual arrangements to provide protection in this regard, but this protection may be inadequate. For example, our pending or future patent applications may not be approved or, if allowed, they may not be of sufficient strength or scope. As a result, third parties may use the technologies and proprietary processes that we have developed and compete with us, which could negatively affect any competitive advantage we enjoy, dilute our brand and harm our operating results.

In addition, policing the unauthorized use of our proprietary technology can be difficult and expensive. Litigation may be necessary to enforce our intellectual property rights and given the relative unpredictability of China’s legal system and potential difficulties enforcing a court judgment in China, there is no guarantee litigation would result in an outcome favorable to us. Furthermore, any such litigation may be costly and may divert management attention away from our core business. An adverse determination in any lawsuit involving our intellectual property is likely to jeopardize our business prospects and reputation. We have no insurance coverage against litigation costs so we would be forced to bear all litigation costs if we cannot recover them from other parties. All of the foregoing factors could harm our business and financial condition.

The registered capital of our PRC subsidiaries and affiliates may, in some cases, limit the size of the projects we bid for.

We tender for projects in the normal course of business. There are instances where our potential customers require tendering companies to have a minimum registered share capital equivalent to the worth of the project. Therefore, the size of the projects that we are able to successfully tender for may sometimes be dependent on the registered capital of TTB, Tranhold and Yanyu. Although some customers may take into account other factors like our trading status and our track record, we are unable to assure you that we would be able to secure projects which are valued at more than our registered capital. Consequently, our revenue, business and financial results may be adversely and materially affected. In particular, the registered capital of Yanyu, Tranhold and TTB are ¥10,000,000, ¥50,000,000 and $6,150,000, respectively.

Introduction of new laws or changes to existing laws by the PRC government may adversely affect our business.

The PRC legal system is a codified legal system made up of written laws, regulations, circulars, administrative directives and internal guidelines. Unlike common law jurisdictions like the U.S., decided cases (which may be taken as reference) do not form part of the legal structure of the PRC and thus have no binding effect. Furthermore, in line with its transformation from a centrally planned economy to a more free market-oriented economy, the PRC government is still in the process of developing a comprehensive set of laws and regulations. As the legal system in the PRC is still evolving, laws and regulations or the interpretation of the same may be subject to further changes. For example, the PRC government may impose restrictions on the amount of tariff that may be payable by municipal governments to waste water treatment service providers like us. Also, more stringent environmental regulations may also affect our ability to comply with, or our costs to comply with, such regulations. Such changes, if implemented, may adversely affect our business or financial results.

We are heavily dependent upon the services of experienced personnel and executive officers who possess skills that are valuable in our industry, and we may have to actively compete for their services.

We are heavily dependent upon our ability to attract, retain and motivate skilled personnel to serve our clients. Many of our personnel possess skills that would be valuable to all companies engaged in our industry. Consequently, we expect that we will have to actively compete for these employees. Some of our competitors may be able to pay our employees more than we are able to pay to retain them. Our ability to profitably operate is substantially dependent upon our ability to locate, hire, train and retain our personnel. Although we have not experienced difficulty locating, hiring, training or retaining our employees to date, there can be no assurance that we will be able to retain our current personnel, or that we will be able to attract and assimilate other personnel in the future. If we are unable to effectively obtain and maintain skilled personnel, the development and quality of our services could be materially impaired. See “Our Business—Employees.”

In particular, our performance is substantially dependent on the performance of our executive officers and key employees. Specifically, the services of:

•	Mr. Warren Zhao, Chairman of the Board and Chief Executive Officer;

•	Mr. Peter Dong, Chief Financial Officer; and

•	Mr. Phil Fan, President

would be difficult to replace. We do not have in place “key person” life insurance policies on any of our employees. The loss of the services of any of our executive officers or other key employees could substantially impair our ability to successfully development new systems and develop new programs and enhancements. See “Our Business—Employees” and “Management.”

We do not intend to pay dividends in the foreseeable future.

We have not previously paid any cash dividends, and we do not anticipate paying any dividends on our ordinary shares. As our business is largely project-related, we have a relatively high capital requirement. In addition, as we intend to remain in a growth mode, we intend to reinvest any profits in the foreseeable future to grow the business. Although we achieved net profitability beginning in 2006, we cannot assure you that our operations will continue to result in sufficient revenues to enable us to operate at profitable levels or to generate positive cash flows. Furthermore, there is no assurance our Board of Directors will declare dividends even if we are profitable. Dividend policy is subject to the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors. If we determine to pay dividends on any of our ordinary shares in the future, we will be dependent, in large part, on receipt of funds from Yanyu and Tranhold. See “Dividend Policy.”

Foreign Operational Risks

TTB’s contractual arrangements with Tranhold and Yanyu may not be as effective in providing control over Tranhold and Yanyu as direct ownership.

We conduct substantially all of our operations, and generate substantially all of our revenues, through contractual arrangements with Tranhold and Yanyu that provide us, through our ownership of TTII and its ownership of TTB, with effective control over Tranhold and Yanyu. We depend on Tranhold and Yanyu to hold and maintain contracts with our customers. Tranhold and Yanyu also own substantially all of our intellectual property, facilities and other assets relating to the operation of our business, and employ the personnel for substantially all of our business. Neither our company nor TTB has any ownership interest in Tranhold and Yanyu. Although we have been advised by Beijing Kang Da Law Firm, our PRC legal counsel, that each contract under TTB’s contractual arrangements with Tranhold and Yanyu is valid, binding and enforceable under current PRC laws and regulations, these contractual arrangements may not be as effective in providing us with control over Tranhold and Yanyu as direct ownership of Tranhold and Yanyu would be. In addition, Tranhold and Yanyu may breach the contractual arrangements. For example, Tranhold may decide not to make contractual payments to TTB, and consequently to our company, in accordance with the existing contractual arrangements. In the event of any such breach, we would have to rely on legal remedies under PRC law. These remedies may not always be effective, particularly in light of uncertainties in the PRC legal system.

The term of our contractual agreements with the VIEs is longer than the terms of operation for Yanyu, Tranhold and TTB.

The term of all contractual agreements with our VIEs is for 25 years, beginning on November 28, 2008. However, the operating terms of Yanyu, Tranhold and TTB are due to expire earlier. Specifically, the terms of operation for Yanyu, Tranhold and TTB will expire March 28, 2022, June 5, 2033 and February 5, 2026, respectively. While we believe the terms of operation for Yanyu, Tranhold and TTB will be renewed before their respective dates of expiration, it is possible that the operating terms may expire before the termination of the contractual agreements with the VIEs. If this happens, Yanyu, Tranhold or TTB may not be able to fulfill its obligations under the VIE contractual agreements.

We are subject to foreign exchange risks.

Our dominant transactional currency is the Chinese RMB, including the cost of materials which are imported by our suppliers. With costs mainly denominated in RMB, our transactional foreign exchange exposure for the past few years has been insignificant. However, as our suppliers take into account the fluctuations in foreign exchange rates when they price the imported materials which we procure from them, such fluctuations in foreign exchange rates may result in changes in the purchase price of imported materials. Any future significant fluctuations in foreign exchange rates may have a material impact on our financial performance in the event that we are unable to transfer the increased costs to our customers.

Since our operations and significant assets are located in the PRC, shareholders may find it difficult to enforce a U.S. judgment against the assets of our company, our directors and executive officers.

Our operations and significant assets are located in the PRC. In addition, most of our executive officers and directors are non-residents of the U.S., and substantially all the assets of such persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against us or any of these persons. See “Enforceability of Civil Liabilities.”

We may become a passive foreign investment company, which could result in adverse U.S. tax consequences to U.S. investors.

Based upon the nature of our business activities, we may be classified as a passive foreign investment company (“PFIC”), by the U.S. Internal Revenue Service (“IRS”), for U.S. federal income tax purposes. Such characterization could result in adverse U.S. tax consequences to you if you are a U.S. investor. For example, if we are a PFIC, a U.S. investor will become subject to burdensome reporting requirements. The determination of whether or not we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. Specifically, we will be classified as a PFIC for U.S. tax purposes if either:

•	75% or more of our gross income in a taxable year is passive income; or

•	the average percentage of our assets by value in a taxable year which produce or are held for the production of passive income (which includes cash) is at least 50%.

The calculation of the value of our assets is based, in part, on the then market value of our ordinary shares, which is subject to change. In addition, the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are not a PFIC as of the date of this prospectus, but we cannot assure you that we will not be a PFIC for any taxable year. See “Taxation – United States Federal Income Taxation—Passive Foreign Investment Company.”

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

Substantially all of our business operations are conducted in China. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources.

Since the adoption of the “open door policy” in 1978 and the “socialist market economy” in 1993, the PRC government has been reforming and is expected to continue to reform its economic and political systems. Any changes in the political and economic policy of the PRC government may lead to changes in the laws and regulations or the interpretation of the same, as well as changes in the foreign exchange regulations, taxation and import and export restrictions, which may in turn adversely affect our financial performance. While the current policy of the PRC government seems to be one of imposing economic reform policies to encourage foreign investments and greater economic decentralization, there is no assurance that such a policy will continue to prevail in the future.

While the PRC economy has experienced significant growth in the past 30 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. Since early 2004, the PRC government has implemented certain measures to control the pace of economic growth. Such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition.

Failure to comply with the U.S. Foreign Corrupt Practices Act and Chinese anti-corruption laws could subject us to penalties and other adverse consequences.

We are required to comply with the China’s anti-corruption laws and the United States Foreign Corrupt Practices Act, which generally prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. In addition, we are required to maintain records that accurately and fairly represent our transactions and have an adequate system of internal accounting controls. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we cannot assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations. In addition, our brand and reputation, our sales activities or the price of our ordinary shares could be adversely affected if we become the target of any negative publicity as a result of actions taken by our employees or other agents.

We are subject to foreign exchange controls in the PRC.

Our PRC subsidiary and affiliates are subject to PRC rules and regulations on currency conversion. In the PRC, the State Administration for Foreign Exchange (“SAFE”) regulates the conversion of the RMB into foreign currencies. Currently, foreign investment enterprises (“FIEs”) are required to apply to SAFE for “Foreign Exchange Registration Certificate for FIEs”. TTB is a FIE. With such registration certifications (which need to be renewed annually), FIEs are allowed to open foreign currency accounts including the “recurrent account” and the “capital account”. Currently, conversion within the scope of the “recurrent account” can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive nearly all of our revenues in Renminbi. Under our current corporate structure, our income is derived from payments from TTB. Shortages in the availability of foreign currency may restrict the ability of TTB to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC SAFE by complying with certain procedural requirements. However, approval from appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders. This risk is particularly important where, as in this offering, we need governmental approval to bring offering proceeds into the PRC. See “Our Business – Regulations on Foreign Exchange.”

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an appreciation of the Renminbi against the U.S. dollar. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar. Any significant revaluation of Renminbi may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our ordinary shares in U.S. dollars. For example, an appreciation of Renminbi against the U.S. dollar would make any new Renminbi denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into Renminbi for such purposes. See “Exchange Rate Information.”

Failure to comply with Chinese regulations regarding the registration requirements for employee stock ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In December 2006, the People’s Bank of China promulgated the Administrative Measures for Individual Foreign Exchange, which set forth the respective requirements for foreign exchange transactions by Chinese individuals under either the current account or the capital account. In January 2007, the SAFE issued the Implementation Rules of the Administrative Measures for Individual Foreign Exchange, which, among other things, specified approval requirements for certain capital account transactions such as a Chinese citizen’s participation in the employee stock ownership plans or stock option plans of an overseas publicly-listed company. On March 28, 2007, the SAFE promulgated the Processing Guidance on Foreign Exchange Administration for Domestic

Individuals Participating in Employee Stock Holding Plans or Stock Option Plans of Overseas-Listed Companies. Under this rule, PRC citizens who are granted stock options by an overseas publicly-listed company are required, through a qualified PRC domestic agent or PRC subsidiary of such overseas publicly-listed company, to register with the SAFE and complete certain other procedures. We and our Chinese employees who receive stock option grants will be subject to this rule. Our board of directors has adopted the Tri-Tech Holding Inc. 2009 Stock Incentive Plan and as of the date of this prospectus we have issued options to purchase 525,500 ordinary shares to our key employees. We and the optionees intend to make the required registration, however failure or inability by our company or the Chinese optionees to comply with these regulations may subject these individuals to fines and other legal or administrative sanctions.

We do not have business interruption, litigation or natural disaster insurance.

The insurance industry in China is still at an early state of development. In particular PRC insurance companies offer limited business products. As a result, we do not have any business liability, disruption insurance or any other forms of insurance coverage for our operations in China. Any business interruption, litigation or natural disaster may result in our business incurring substantial costs and the diversion of resources.

We may have difficulty maintaining adequate management, legal and financial controls in the PRC.

The PRC historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, and especially given that we are a publicly listed company in the U.S. and subject to regulation as such, we may experience difficulty in maintaining management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. We may have difficulty establishing adequate management, legal and financial controls in the PRC. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002 and other applicable laws, rules and regulations. This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business.

Any recurrence of severe acute respiratory syndrome, or SARS, pandemic avian influenza or another widespread public health problem, could adversely affect the Chinese economy as a whole and adversely affect demand for our business.

A renewed outbreak of SARS, pandemic avian influenza or another widespread public health problem in China, where we earn substantially all of our revenues, could have a negative effect on our operations. Our operations may be affected by a number of health-related factors, including the following:

•	quarantines or closures of some or our offices at which we provide services, which would severely disrupt our operations;

•	the sickness or death of our key officers and employees; and

•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our markets or our ability to operate profitably.

TTB’s contractual arrangements with Tranhold and Yanyu may result in adverse tax consequences to us.

We could face material and adverse tax consequences if the PRC tax authorities determine that TTB’s contractual arrangements with Yanyu and Tranhold were not made on an arm’s length basis and adjust our income and expenses for PRC tax purposes in the form of a transfer pricing adjustment. A transfer pricing adjustment could result in a reduction, for PRC tax purposes, of adjustments recorded by Tranhold and Yanyu, which could adversely affect us by increasing Tranhold’s and Yanyu’s tax liability without reducing TTB’s tax liability, which could further result in late payment fees and other penalties to Tranhold and Yanyu for underpaid taxes.

PRC laws and regulations governing our businesses and the validity of certain of our contractual arrangements are uncertain. If we are found to be in violation of such PRC laws and regulations, we could be subject to sanctions. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of TTB’s contractual arrangements with Yanyu and Tranhold. TRIT, TTII and TTB are considered foreign persons or foreign invested enterprises under PRC law. As a result, TRIT, TTII and TTB are subject to PRC law limitations on foreign ownership of Chinese companies. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

The shareholders of Tranhold and Yanyu have potential conflicts of interest with us, which may adversely affect our business.

Neither we nor TTB owns any portion of the equity interests of Yanyu or Tranhold. Instead, we rely on TTB’s contractual obligations to enforce our interest in receiving payments from Tranhold and Yanyu. Conflicts of interests may arise between Tranhold’s and Yanyu’s shareholders and our company if, for example, their interests in receiving dividends from Tranhold and Yanyu were to conflict with our interest requiring these companies to make contractually-obligated payments to TTB. As a result, we have required Tranhold and Yanyu and each of their respective shareholders (other than the SOE Shareholder) to execute irrevocable powers of attorney to appoint the individual designated by us to be his attorney-in-fact to vote on their behalf on all matters requiring shareholder approval by Tranhold and Yanyu, as applicable, and to require Tranhold’s and Yanyu’s compliance with the terms of its contractual obligations. We cannot assure you, however, that when conflicts of interest arise, these companies’ shareholders will act completely in our interests or that conflicts of interests will be resolved in our favor. In addition, these shareholders could violate their agreements with us by diverting business opportunities from us to others. If we cannot resolve any conflicts of interest between us and Tranhold’s and Yanyu’s respective shareholders, we would have to rely on legal proceedings, which could result in the disruption of our business.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to inject capital into our PRC subsidiary, limit our subsidiary’s ability to increase its registered capital, distribute profits to us, or otherwise adversely affect us.

On October 21, 2005, the SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or Notice 75, which became effective as of November 1, 2005. According to Notice 75, prior registration with the local SAFE branch is required for PRC residents to establish or to control an offshore company for the purposes of financing that offshore company with assets or equity interests in an onshore enterprise located in the PRC. An amendment to registration or filing with the local SAFE branch by such PRC resident is also required for the injection of equity interests or assets of an onshore enterprise in the offshore company or overseas funds raised by such offshore company, or any other material change involving a change in the capital of the offshore company. Moreover, Notice 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past were required to complete the relevant registration procedures with the local SAFE branch by March 31, 2006.

We have requested our shareholders who are PRC residents to make the necessary applications, filings and amendments as required under Notice 75 and other related rules. We attempt to comply, and attempt to ensure that our shareholders who are subject to these rules comply, with the relevant requirements. However, we cannot provide any assurances that all of our shareholders who are PRC residents will comply with our request to make or obtain any applicable registrations or comply with other requirements required by Notice 75 or other related rules. The failure or inability of our PRC resident shareholders to make any required registrations or comply with other requirements may subject such shareholders to fines and legal sanctions and may also limit our ability to contribute additional capital into or provide loans to (including using the proceeds from this offering) TTB, Yanyu or Tranhold, limit their ability to pay dividends or otherwise distribute profits to us, or otherwise adversely affect us.

The newly enacted Chinese enterprise income tax law will affect tax exemptions on the dividends we receive and increase the enterprise income tax rate applicable to us.

We are a holding company incorporated under the laws of the Cayman Islands. We conduct substantially all of our business through our operating subsidiary TTB, which has contractual agreements with Yanyu and Tranhold, see “Our Corporate Structure – Contractual Arrangements with Yanyu, Tranhold and Their Respective Shareholders.” Prior to January 1, 2008, dividends derived by foreign legal persons from business operations in China were not subject to the Chinese enterprise income tax. On March 16, 2007, the National People’s Congress of the PRC passed the PRC Enterprise Income Tax Law (the “EIT Law”), which took effect on January 1, 2008. Such tax exemptions ceased with the effectiveness of the EIT Law.

Under the EIT Law, if we are not deemed to be a resident enterprise for Chinese tax purposes, a withholding tax at the rate of 10% would be applicable to any dividends paid by our Chinese subsidiary to us. However, if we are deemed to have a “de facto management organization” in China, we would be classified as a resident enterprise for Chinese tax purposes and thus would be subject to an enterprise income tax rate of 25% on all of our income, including interest income on the proceeds from this offering on a worldwide basis. At the present, the Chinese tax authority has not issued any guidance on the application of the EIT Law and its implementing rules on non-Chinese enterprise or group enterprise controlled entities. As a result, it is unclear what factors will be used by the Chinese tax authorities to determine whether we are a “de facto management organization” in China. However, as substantially all members of our management team are located in China, we may be deemed to be a resident enterprise and therefore subject to an enterprise income tax rate of 25% on our worldwide income, with the possible exclusion of dividends received directly from another Chinese tax resident.

We rely on dividends paid by TTB for our cash needs.

We rely primarily on dividends paid by TTB for our cash needs, including the funds necessary to pay dividends and other cash distributions, if any, to our shareholders, to service any debt we may incur and to pay our operating expenses. The payment of dividends by entities organized in China is subject to limitations. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. In addition, Cayman Islands law allows us to pay dividends only from profits or credit from the share premium account (the amount paid over par value, which is $0.001 in this offering), and we must be solvent before and after the dividend payment.

Pursuant to the new PRC enterprise income tax law effective on January 1, 2008, dividends payable by a foreign investment entity to its foreign investors are subject to a withholding tax of up to 20%. Although the new tax law contemplates the possibility of exemptions from withholding taxes for China-sourced income of foreign investment entities, the PRC tax authorities have not promulgated any related implementation rules and it remains unclear whether we would be able to obtain exemptions from PRC withholding taxes for dividends distributed to us by TTB.

TRIT is reported to PRC authorities as a special purpose vehicle for financing. The proceeds of this offering must be sent back to the PRC. The payment of dividends by entities organized in China is subject to limitations, procedures and formalities. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. TTB is also required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its compulsory reserves fund until the accumulative amount of such reserves reaches 50% of its registered capital.

The transfer to this reserve must be made before distribution of any dividend to shareholders. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital. For the years ended December 31, 2008 and 2007, respectively, the Company made no appropriations to surplus reserve.

TTB is also required to allocate a portion of its after-tax profits, as determined by its board of directors, to its staff welfare and bonus funds, which may not be distributed to equity owners.

The employee welfare and bonus reserve is determined by the Company’s Board of Directors. The general reserve is used to offset future extraordinary losses. The subsidiaries may, upon a resolution passed by the stockholders, convert the general reserve into capital. The employee welfare and bonus reserve is used for the collective welfare of the employees of the subsidiaries. The enterprise expansion reserve is used for the expansion of the subsidiaries’ operations and can be converted to capital subject to approval by the relevant authorities. These reserves represent appropriations of retained earnings determined according to PRC law.

If for any reason, the dividends from TTB cannot be repatriated to us or not in time, then it may detrimentally affect our cash flow and even cause us to become insolvent.

We have not registered our Equity Interest Pledge Agreements with the relevant office of the administration for industry and commerce.

Under the Equity Interest Pledge Agreements described in “Corporate Structure – Contractual Agreements with Yanyu, Tranhold and Their Respective Shareholders”, the shareholders of each of Tranhold and Yanyu (other than the SOE Shareholder of Yanyu) have pledged their respective equity interests in Tranhold and Yanyu to TTB. According to PRC Property Rights Law, which became effective on October 1, 2007, a pledge is created only when such pledge is registered with the relevant office of the administration for industry and commerce. We have not yet registered the Equity Interest Pledge Agreements with the relevant office of the administration for industry and commerce. We plan to register the Equity Interest Pledge Agreements, however in the event we are unable to register the Equity Interest Pledge Agreements, or are unable to enforce them, we may be unable to exert effective control over our VIEs, and our ability to conduct our business may be materially and adversely affected.

We have not yet registered our branches with the relevant office of the administration for industry and commerce.

Under PRC laws, in order to conduct business operations, our branches must be registered with the relevant office of the administration for industry and commerce. Without registering, a branch office can only be a liaison office that does not actually conduct business operations. While we plan to register our branch offices, if we are unable to do so, we may be unable to conduct operations at our branch offices or may face sanctions for doing so.

Our business benefits from certain government incentives. Expiration, reduction or discontinuation of, or changes to, these incentives will increase our tax burden and reduce our net income.

The PRC government has provided various incentives to domestic companies in the software industry in order to encourage development of the software industry in China. Tranhold, Yanyu and TTB previously received rebates, business tax exemptions and government incentives in the form of reduced enterprise income tax at the applicable rate of 15% on taxable profits in China, as compared to the statutory rate of 25%. We are certified as a high-tech company, however, if we lose such certification, we will pay a higher enterprise tax rate than we have previously been required to pay.

For revenues generated from those parts of our software solutions which are recognized by and registered with government authorities and meet government authorities’ requirements to be treated as software products, we are entitled to receive a refund of 14% on the total value added tax (“VAT”) paid at a rate of 17%. In addition, we are currently exempted from sales tax for revenues generated from the development and transfer of tailor-made software products for clients; further, revenues from our consulting services are subject to a 5% sales tax. As a company that qualifies to issue VAT invoices, we need to maintain a certain amount of revenue that is VAT-taxable. As such, we may have to refuse some of the tax exemption benefit in our tailor-made software development business and pay VAT for those parts of the revenue in order to maintain minimum VAT revenue thresholds. This practice may cease to apply if more of our software products is matured, recognized and registered as software products in the PRC.

In addition to the tax incentives, we are eligible for government subsidies for certain research and development projects, technology implementation projects or other projects. We receive these government incentives because Yanyu and TTB qualify as domestic software companies operating in China and concurrently TTB is qualified as a High Technology and New Technology enterprise. Being one of such enterprises, we were permitted to locate our headquarters in the Xicheng District in Beijing, where special incentives are provided.

The PRC government authorities may reduce or eliminate these incentives through new legislation at any time in the future. Additionally, in order to continue to qualify for some of these incentives, we are required to meet stringent requirements on our gross revenues. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Quantitative and Qualitative Disclosure about Market Risk – Taxation.”

If relations between the United States and China worsen, our share price may decrease and we may have difficulty accessing U.S. capital markets.

At various times during recent years, the United States and China have had disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China could adversely affect the market price of our ordinary shares and our ability to access U.S. capital markets.

The Chinese government could change its policies toward private enterprise or even nationalize or expropriate private enterprises, which could result in the total loss of our investment in that country.

Our business is subject to significant political and economic uncertainties and may be adversely affected by political, economic and social developments in China. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to shareholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could even result in the total loss of our investment in China and in the total loss of your investment in us.

Because our operations are located in China, information about our operations are not readily available from independent third-party sources.

Because Yanyu, Tranhold and TTB are based in China, our shareholders may have greater difficulty in obtaining information about them on a timely basis than would shareholders of a U.S.-based company. Their operations will continue to be conducted in China and shareholders may have difficulty in obtaining information about them from sources other than the companies themselves. Information available from newspapers, trade journals, or local, regional or national regulatory agencies such as issuance of construction permits and contract awards for development projects will not be readily available to shareholders and, where available, will likely be available only in Chinese. Shareholders will be dependent upon management for reports of their progress, development, activities and expenditure of proceeds.

Risks Associated with this Offering

Our failure to obtain prior approval of the China Securities Regulatory Commission (“CSRC”) of the listing and trading of our ordinary shares on a foreign stock exchange could significantly delay this offering or could have a material adverse effect upon our business, operating results, reputation and trading price of our ordinary shares.

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the CSRC and SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “New M&A Rule”). The New M&A Rule became effective on September 8, 2006. This regulation contains provisions that purport to require that an offshore special purpose vehicle (“SPV”) formed for listing purposes and controlled directly or indirectly by PRC companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of overseas listings.

We believe, based on the interpretation of the regulation and the practice experience of our Chinese counsel Beijing Kang Da Law Firm, that CSRC approval is not required for this offering nor was it required for our initial public offering completed in September of 2009.

The application of the New M&A Rule remains unclear with no consensus currently existing among leading PRC law firms regarding the scope and applicability of the CSRC approval requirement If the CSRC requires that we obtain its approval prior to the completion of this offering, the offering will be delayed until we obtain CSRC approval, which may take several months. This is also the possibility that we may not be able to obtain such approval. If prior CSRC approval was required, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory authorities. These authorities may impose fines and penalties upon our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could have a material adverse effect upon our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to terminate this offering prior to closing.

The market price for our ordinary shares may be volatile, which could result in substantial losses to investors.

The market price for our ordinary shares is likely to be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;

•	Changes in the Chinese economy;

•	announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel; or

•	potential litigation.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. As a result, to the extent shareholders sell our shares in negative market fluctuation, they may not receive a price per share that is based solely upon our business performance. We cannot guarantee that shareholders will not lose some of their entire investment in our ordinary shares.

Our classified board structure may prevent a change in our control.

Our board of directors is divided into three classes of directors. The current terms of the directors expire in 2010, 2011 and 2012. Directors of each class are chosen for three-year terms upon the expiration of their current terms, and each year one class of directors is elected by the shareholders. The staggered terms of our directors may reduce the possibility of a tender offer or an attempt at a change in control, even though a tender offer or change in control might be in the best interest of our shareholders. See “Management – Board of Directors and Board Committees.”

Shares eligible for future sale may adversely affect the market price of our ordinary shares, as the future sale of a substantial amount of outstanding ordinary shares in the public marketplace could reduce the price of our ordinary shares.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our ordinary shares. An aggregate of 5,255,000 shares will be outstanding before the consummation of this offering and              shares will be outstanding immediately after this offering. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as defined in Rule 144 of the Securities Act. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offering. Thus, our shareholders bear the risk of our future offerings reducing the market price of our common stock and diluting their interests in us.

We have not determined a specific use for a significant portion of the proceeds from this offering, and we may use the proceeds in ways with which you may not agree.

Our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase our stock price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value. See “Use of Proceeds.”

Entities controlled by our employees, officers and/or directors will control a majority of our ordinary shares, decreasing your influence on shareholder decisions.

Entities controlled by our employees, officers and/or directors in the aggregate, beneficially own approximately 59.54% of our outstanding shares prior to the completion of this offering. After completion of this offering, such entities will own approximately     % of our outstanding ordinary shares. As a result, our employees, officers and directors possess substantial ability to impact our management and affairs and the outcome of matters submitted to shareholders for approval. These shareholders, acting individually or as a group, could exert control and substantial influence over matters such as electing directors and approving mergers or other business combination transactions. This concentration of ownership and voting power may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ordinary shares. These actions may be taken even if they are opposed by our other shareholders, including those who purchase shares in this offering. See “Principal Shareholders.”

A redemption of shares held by our founders may be insufficient to cause our company to achieve projected earnings and may reduce our founders’ involvement and stake in our company.

As described in greater detail in the section entitled “Related Party Transactions – Founders’ Shares Subject to Redemption” our founders have placed, on a prorated basis, an aggregate of 340,000 ordinary shares into escrow (the “Founders’ Shares”) pending determination of our audited net after-tax income for the year ending December 31, 2009. The Founders’ Shares consist of a prorated allocation of shares beneficially owned by Tranhold Investment Inc., Yanyu Investment Inc., FLYY Investment Inc. and Allied Investment Consultation Inc. Our company will redeem these Founders’ Shares pro rata without further consideration to the extent necessary to cause our earnings per share to be at least $0.7205, excluding any expenses associated with releasing the Founders’ Shares back to the original owners as described below.

We cannot guarantee that we will be able to redeem a sufficient number of Founders’ Shares to increase audited after-tax earnings per share to $0.7205 if our company either has low net income or any net losses in 2009. To the extent there are an insufficient number of Founders’ Shares available for such redemption, our per-share after tax earnings may be less than $0.7205 for 2009.

As noted above, the holders of the Founders’ Shares are integral to our company’s success. Prior to the commencement of this offering, they collectively own approximately 56.20% of our issued and outstanding shares. In the event all of the Founders’ Shares are redeemed, the founders of Tranhold and Yanyu would collectively hold approximately 53.16% of our shares prior to the commencement of this offering. See “Risk Factors—We are substantially dependent upon our key personnel.”

We will have an ongoing relationship with our underwriters that may impact our ability to obtain additional capital.

In connection with this offering, we will, for a nominal amount, sell to the underwriters our Underwriter’s Warrants to purchase up to ten percent of the shares sold in the offering. These warrants are exercisable for a period of five years from the date of issuance at a price equal to 125% of the price of the shares in this offering. During the term of the warrants, the holders thereof will be given the opportunity to profit from a rise in the market price of our ordinary shares, with a resulting dilution in the interest of our other shareholders. The term on which we could obtain additional capital during the life of these warrants may be adversely affected because the holders of these warrants might be expected to exercise them when we are able to obtain any needed additional capital in a new offering of securities at a price greater than the exercise price of the warrants.

Forward-Looking Statements

We have made statements in this prospectus, including under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere that constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “could” and similar expressions. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include:

•	the timing of the development of future products;

•	projections of revenue, earnings, capital structure and other financial items;

•	statements of our plans and objectives;

•	statements regarding the capabilities of our business operations;

•	statements of expected future economic performance;

•	statements regarding competition in our market; and

•	assumptions underlying statements regarding us or our business.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss many of these risks under the heading “Risk Factors” above. Many factors could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Consequently, you should not place undue reliance on these forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Our Corporate Structure and History

Overview

We are a holding company incorporated in the Cayman Islands that owns all of the outstanding capital stock of TTII, our wholly-owned subsidiary organized in the British Virgin Islands. TTII, in turn, owns all of the outstanding capital stock of TTB, its operating subsidiary based in Beijing, China. TTB has entered into control agreements with all of the owners of Tranhold and 92.86% of the owners of Yanyu, which agreements allow TTB to control Tranhold and Yanyu. Through our ownership of TTII and TTB and TTB’s agreements with Tranhold and Yanyu, we control Tranhold and Yanyu. Our company provides integrated solutions for China’s water environmental protection industry, including the water pollution remediation, software and engineering industries. We recently formed TIS, our wholly-owned subsidiary in the U.S. to develop opportunities in the United States. As of this date of this prospectus, we have not conducted any business through TIS.

Corporate History – Yanyu

In 2002, Yanyu was founded in China as a High Technology Enterprise. At the time of its formation, Yanyu was owned 7.14% by the SOE Shareholder, and 92.86% by eighteen private investors. Yanyu was converted into a VIE, with TTII as the primary beneficiary, in 2008. Yanyu specializes in research and development, production, system integration and consulting services in the fields of water resource protection and allocation, flood control and forecasting, irrigation systems and municipal water supply and distribution systems.

In 2003, Yanyu earned an ISO9001 Quality Assurance Certificate, in recognition of the quality of services it provides. The International Organization for Standardization consists of a worldwide federation of national standards bodies for approximately 130 countries, and the ISO9001 certification represents an international consensus of these standards bodies, with the aim of creating global standards of product and service quality. ISO9001 certification addresses the quality of systems only and does not certify the quality of products or services themselves.

In 2005, Yanyu was awarded the Information System Integration Certificate (Level 3) from the Ministry of Information Industry of China. This certificate was awarded after Yanyu passed an audit conducted by the Computer Information System Integration Qualification Certification Commission under the Ministry of Information Industry of China.

In 2006, Yanyu received software product registration certificates for three (3) of its software applications related to the water resource industry. These certificates allow Yanyu to enjoy some of the most favorable tax treatments available to companies in China. In 2007, Yanyu received a Chinese patent for its automatic monitoring control for real-time hydrology information and disaster pre-alert/alarm system and was awarded the software enterprise cognizance certificate from China’s Ministry of Water Resources.

Corporate History – Tranhold

In 2003, Tranhold was founded in China as a High Technology Enterprise. At the time of its formation, Tranhold was owned entirely by three investors. Tranhold was converted into a VIE, with TTB as the primary beneficiary, in 2008. In 2009, Tranhold underwent a two-step reorganization process to increase its registered capital to RMB 50,000,000. Tranhold specializes in environmental technology research and development, environmental engineering design and building for major industrial sectors such as the petrochemical, pharmaceutical and municipal industries. It also provides water and wastewater treatment process control systems, process tail gas purification and other pollution control systems and related integration solutions.

In 2004, Tranhold earned an ISO9001 Quality Assurance Certificate, in recognition of the quality of services it provides. Tranhold obtained a patent for its Biofiltration Odor Control Systems 2006 and has developed Chemical Scrubbing Odor Control Systems.

Corporate History – TTII, TTB and TRIT

We formed TTII in 2005 in the British Virgin Islands in an effort to attract offshore business opportunities. Because TTB is a Chinese company, it is subject to a number of restrictions imposed by Chinese law related to conducting business with non-Chinese companies. As a British Virgin Islands company, TTII provides TTB with a platform for international expansion and increases its ability to become involved in international business transactions by serving as an international link to companies that may have use for TTB’s services but are unable to contract directly with a Chinese company. To date, TTII has generated a limited amount of international business. Once the business is generated, however, such work is completed by TTB, Tranhold or Yanyu. As such, TTII has no actual physical operation, and its products and services are those actually provided by TTB, Tranhold and Yanyu.

We formed TTB and TRIT in 2006 and 2009, respectively, in anticipation of registering the ordinary shares of TRIT in an initial public offering. Unlike western markets, several Chinese markets prefer listing companies to be formed in the Cayman Islands rather than the British Virgin Islands. At the time of formation, we had not selected the market upon which we would list our ordinary shares. As such, we formed TRIT in the Cayman Islands in an attempt to provide listing opportunities in various potential markets

Before November 28, 2008, Tranhold and Yanyu were the subsidiaries of TTII. By November 28, 2008, we had completed two steps of reorganization. We first returned shares to the original shareholders of Tranhold and Yanyu. These shareholders are major shareholders, directors, corporate level executives and key employees of our company. Legally, Tranhold and Yanyu returned to their legal status prior to the acquisitions in 2007. Concurrently, on November 28, 2008, the shareholders of Yanyu and Tranhold (other than the SOE Shareholder of Yanyu) entered into and caused Yanyu and Tranhold, as applicable, to enter into a series of control agreements described below with TTB in return for ownership interests in TRIT. Through the formation of TRIT and TTII as holding companies, the Yanyu and Tranhold investors (other than the SOE Shareholder of Yanyu) now own, respectively, 28.1% and 31.5% of the ordinary shares of TRIT. The remaining 40.5% of TRIT’s ordinary shares belong to other investors. TRIT, in turn owns 100% of the equity of TTII, and TTII owns 100% of the equity of TTB.

Our current corporate structure is as follows:

Equity interest

Contractual arrangements including Proxy Agreement, Equity Interest Pledge Agreement, Equity Interest Purchase Agreement, Management Fee Payment Agreement and Operating Agreement. For a description of these agreements, see “Corporate Structure—Contractual Arrangements with Yanyu, Tranhold and Their Respective Shareholders.”

Contractual arrangements including Proxy Agreement, Equity Interest Pledge Agreement, Equity Interest Purchase Agreement, Exclusive Technical and Consulting Service Agreement, Management Fee Payment Agreement and Operating Agreement. For a description of these agreements, see “Corporate Structure—Contractual Arrangements with Yanyu, Tranhold and Their Respective Shareholders.”

Contractual Arrangements with Yanyu, Tranhold and Their Respective Shareholders

Our relationships with Yanyu, Tranhold and each of their respective shareholders are governed by a series of contractual arrangements. Under PRC laws, each of TTB, Yanyu and Tranhold is an independent legal person and none of them is exposed to liabilities incurred by the other party. Other than pursuant to the contractual arrangements between (i) TTB and Yanyu and (ii) TTB and Tranhold, as applicable, neither Yanyu nor Tranhold transfers any other funds generated from its operations to TTB. Effective November 28, 2008, TTB entered into a functionally identical set of Control Agreements with each of Tranhold and Yanyu, which agreements provide as follows.

Exclusive Technical and Consulting Service Agreement. Each of Yanyu and Tranhold has entered into an Exclusive Technical and Consulting Service Agreement with TTB, which agreement provides that TTB will be the exclusive provider of technical and consulting services to Yanyu and Tranhold, as appropriate, and that each of them will in turn pay 90% of its net profits (other than net profits allocable to the SOE Shareholder of Yanyu) to TTB for such services. In addition to such payment, Yanyu and Tranhold agree to reimburse TTB for TTB’s expenses (other than TTB’s income taxes) incurred in connection with its provision of services under the agreement. Payments will be made on a quarterly basis, with any over- or underpayment to be reconciled once each of Tranhold’s and Yanyu’s annual net profits, as applicable, are determined at its fiscal year end. Any payment from TTB to TTII would need to comply with applicable Chinese laws affecting payments from Chinese companies to non-Chinese companies. The term of this agreement is twenty-five years from the date thereof.

Management Fee Payment Agreement. Each of the shareholders of Yanyu and Tranhold (other than the SOE Shareholder of Yanyu) has entered into a Management Fee Payment Agreement, which provides that in the event TTB exercises its rights to purchase the equity interests of the Yanyu or Tranhold shareholders (other than those owned by the SOE Shareholder of Yanyu) under the Equity Interest Purchase Agreements, such shareholders shall pay a Management Fee to TTB in an amount equal to the amount of the Transfer Fee received by the such shareholders under the Equity Interest Purchase Agreement. The term of this agreement is twenty-five years from the date thereof.

Proxy Agreement. Each of the shareholders of Yanyu and Tranhold (other than the SOE Shareholder of Yanyu) has executed a Proxy Agreement authorizing TTB to exercise any and all shareholder rights associated with his ownership in Yanyu or Tranhold, as appropriate, including the right to attend shareholders’ meetings, the right to execute shareholders’ resolutions, the right to sell, assign, transfer or pledge any or all of the equity interest in Yanyu or Tranhold, as appropriate, and the right to vote such equity interest for any and all matters. The term of the Proxy Agreement is twenty-five years from the date thereof.

Equity Interest Pledge Agreement. TTB and the shareholders of each of Tranhold and Yanyu (other than the SOE Shareholder of Yanyu) have entered in Equity Interest Pledge Agreements, pursuant to which each such shareholder pledges all of his shares of Tranhold or Yanyu, as appropriate, to TTB in order to guarantee cash-flow payments under the applicable Exclusive Technical and Consulting Service Agreement. If Tranhold or Yanyu or any of its respective shareholders (other than the SOE Shareholder of Yanyu) breaches its respective contractual obligations, TTB, as pledgee, will be entitled to certain rights, including the right to foreclose on the pledged equity interests. Such Tranhold and Yanyu shareholders have agreed not to dispose of the pledged equity interests or take any actions that would prejudice TTB’s interest. The equity pledge agreement has a term of twenty-five years from the date thereof.

Exclusive Equity Interest Purchase Agreement. Each of the shareholders of each of Tranhold and Yanyu (other than the SOE Shareholder of Yanyu) has entered into an Exclusive Equity Interest Purchase Agreement, which provides that TTB will be entitled to acquire such shares from the current shareholders upon certain terms and conditions, if such a purchase is or becomes allowable under PRC laws and regulations. The Exclusive Equity Interest Purchase Agreement also prohibits the current shareholders of each of Tranhold and Yanyu (other than the SOE Shareholder of Yanyu) from transferring any portion of their equity interests to anyone other than TTB. Currently PRC law does not prohibit the purchase of the equity interest, but TTB has not yet taken any corporate action to exercise this right of purchase, and there is no guarantee that it will do so or will be permitted to do so by applicable law at such time as it may wish to do so. The term of this agreement is twenty-five years from the date thereof.

Operating Agreement. Pursuant to the operating agreements among TTB, Tranhold, Yanyu, and each of the shareholders of Tranhold and Yanyu (other than the SOE Shareholder of Yanyu), TTB provides guidance and instructions on each of Tranhold’s and Yanyu’s daily operations and financial affairs. The contracting shareholders of each of Tranhold and Yanyu must designate the candidates recommended by TTB as their representatives on their respective boards of directors. TTB has the right to appoint senior executives of each of Tranhold and Yanyu. In addition, TTB agrees to guarantee each of Tranhold’s and Yanyu’s performance under any agreements or arrangements relating to such company’s business arrangements with any third party. Each of Tranhold and Yanyu, in return, agrees to pledge its accounts receivable and all of its assets to TTB. Moreover, each of Tranhold and Yanyu agrees that without the prior consent of TTB, such company will not engage in any transactions that could materially affect its assets, liabilities, rights or operations, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party.

Use of Proceeds

After deducting the estimated underwriting discount and offering expenses payable by us and assuming a public offering price of $             per share, we expect to receive net proceeds of approximately $             from this offering.

We intend to use the net proceeds of this offering as follows, and we have ordered the specific uses of proceeds in order of priority. In the event we are able to accomplish the objectives below more economically than anticipated or are able to accomplish them on terms more advantageous, we reserve the right to reallocate them to general corporate purposes.

Description of Use	Percentage of Net Proceeds
Working Capital	62%
Mergers & Acquisitions	20%
New Product Development	11%
Sales & Marketing	7%
Total	100%

In the event we do not locate any appropriate targets for acquisitions or are not able to negotiate such acquisitions on terms that are acceptable to us, we reserve the right to allocate such funds to our working capital purposes. There are no understandings, commitments or agreements with respect to any such transaction at this time.

Pending use of the net proceeds, we intend to invest our net proceeds in short-term, interest bearing, investment-grade obligations. These investments may have a material adverse effect on the U.S. federal income tax consequences of an investment in our ordinary shares. It is possible that we may become a passive foreign investment company for U.S. federal income taxpayers, which could result in negative tax consequences to you. These consequences are described in more detail in “Taxation.”

Per Share Market Information

Our ordinary shares are quoted on the Nasdaq Capital Market, under the symbol “TRIT.”

We completed our initial public offering on September 9, 2009. The following table sets forth the quarterly high and low sale prices for our ordinary shares as reported on the Nasdaq Capital Market.

Fiscal 2009

	High	Low

Third Quarter	$15.67	$9.10

Fourth Quarter	$24.75	$12.21

As of January 7, 2010, there were approximately 10 holders of record of our ordinary shares. This number excludes our ordinary shares owned by shareholders holding ordinary shares under nominee security position listings. On January 7, 2010, the last sales price of our ordinary shares as reported on the Nasdaq Capital Market was $23.11 per ordinary share.

Dividend Policy

We have never declared or paid any cash dividends on our ordinary shares. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the Board of Directors may deem relevant.

If we determine to pay dividends on any of our ordinary shares in the future, as a holding company, we will be dependent on receipt of funds from Yanyu and Tranhold. Payments of dividends by Yanyu and Tranhold to our company are subject to restrictions including primarily the restriction that foreign invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents. There are no such similar foreign exchange restrictions in the Cayman Islands.

Capitalization

The following table sets forth our capitalization as of September 30, 2009 on a historical basis and on a pro forma as adjusted basis giving effect to the sale of the issuance and sale of the ordinary shares offered in this offering at a public price of $            per ordinary share and to reflect the application of the proceeds after deducting the estimated underwriting fees.

You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Capital Stock.”

As of September 30, 2009

(unaudited)

	As Reported	Pro Forma as Adjusted (1)
Ordinary Shares
Shares(2)	5,255,000
Amount	$5,255		$(3)
Additional Paid-In Capital	$12,852,713		$(4)
Statutory Reserves	$50,655	$
Retained Earnings	$5,008,118	$
Accumulated Other Comprehensive Income	$427,737	$
Subscriptions Receivable	$0	$
Accumulated Deficit	$0	$
Total Capitalization	$18,495,154	$

(1)

The as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual public offering price and other terms of this offering determined at pricing.

(2)

Certain of our founders (Tranhold Investment Inc., Yanyu Investment Inc., FLYY Investment Inc. and Allied Investment Consultation Inc.) have placed 340,000 ordinary shares into escrow. These escrowed shares have not been removed from the Shares presented in the above Capitalization Tables. For further discussion of the escrow arrangement, please see “Risk Factors – A redemption of shares held by our founders may be insufficient to cause our company to achieve projected earnings and may reduce our founders’ involvement and stake in our company”, “Related Party Transactions – Founders’ Shares Subject to Redemption” and Note 16 to our audited and unaudited financial statements, “Subsequent Events – IPO Arrangement.”

(3)

On a pro forma as adjusted basis giving effect to the sale of              ordinary shares (excluding the              ordinary shares which the Underwriter has the option to purchase to cover over-allotments, if any, and the              shares underlying the Underwriter’s Warrants).

(4)	Pro forma adjusted additional paid in capital reflects the net proceeds we expect to receive, after deducting a 5% underwriting discount and a 2% corporate finance fee.

Exchange Rate Information

Our business is primarily conducted in China, and the financial records of our PRC subsidiary and the VIEs are maintained in RMB, their functional currency. However, we use the U.S. dollar as our reporting and functional currency; therefore, periodic reports made to shareholders will include current period amounts translated into U.S. dollars using the then-current exchange rates, for the convenience of the readers. Our financial statements have been translated into U.S. dollars in accordance with SFAS No. 52, “Foreign Currency Translation.” We have translated our asset and liability accounts using the exchange rate in effect at the balance sheet date. We have translated our equity accounts at their historical exchange rates when the capital transaction occurred. We translated our statements of operations using the average exchange rate for the period. We reported the resulting translation adjustments under other comprehensive income in accordance with SFAS No. 130, “Reporting Comprehensive Income.” Unless otherwise noted, we have translated balance sheet amounts with the exception of equity at December 31, 2008 at RMB 6.8346 to US$1.00 as compared to RMB 7.3046 to US$1.00 at December 31, 2007. We have stated equity accounts at their historical rate. The average translation rates applied to income statement accounts for the year ended December 31, 2008 and the year ended December 31, 2007 were RMB 6.9451 and RMB 7.6040, respectively.

We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On December 31, 2009, the exchange rate was ¥6.8282 to $1.00. The Company does not currently engage in currency hedging transactions.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

	Noon Buying Rate
Period	Period-End	Average(1)	Low	High
	(RMB per U.S. Dollar)
2005	8.0702	8.1940	8.0702	8.2765
2006	7.8041	7.9723	7.8041	8.0702
2007	7.2946	7.6072	7.2946	7.8127
2008	6.8225	6.9477	6.7800	7.2946
2009	6.8259	6.8353	6.8176	6.8395
July	6.8317	6.8342	6.8300	6.8319
August	6.8323	6.8358	6.8299	6.8299
September	6.8277	6.8303	6.8247	6.8262
October	6.8267	6.8292	6.8248	6.8264
November	6.8271	6.8300	6.8255	6.8272
December	6.8259	6.8275	6.8244	6.8299

(1)	Averages are calculated using the daily rates during the relevant period.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our audited historical consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Through the contractual arrangements with our VIEs, described under the heading “Our Corporate Structure and History—Contractual Arrangements with Yanyu, Tranhold and Their Respective Shareholders,” we provide self-manufactured, proprietary or third-party products, system integration and other services in the fields of environmental protection, and water resource monitoring, development, utilization and protection. We design customized sewage treatment and odor control systems for China’s municipalities and larger cities. These systems combine software, information management systems, resource planning and local and distant networking hardware that includes sensors, control systems, programmable logic controllers, supervisory control and data acquisition systems. We also design systems that track natural waterway levels for drought control, monitor groundwater quality and assist the government in managing its water resources.

For the past two fiscal year periods ended December 31, 2007 and 2008, our total revenues amounted to approximately $4.7 million and $8.4 million, respectively. For the nine months ended September 30, 2008 and 2009, our total revenues amounted to approximately $5.6 million and $10.9 million, respectively. Our revenues are subject to Value-Added Tax (“VAT”), business tax, urban maintenance and construction tax and additional education fees. We deduct these amounts from our gross revenues to arrive at our total revenues. Our net incomes for the years ended December 31, 2007 and 2008 were $1.3 million and $1.7 million, respectively, and $1.3 million and $2.5 million for the nine months ended September 30, 2008 and 2009, respectively.

Our total revenues come from services we provide in our two operating segments, (i) Wastewater and Tail Gas Treatment and (ii) Water Resource Management. In these segments, we provide system integration services and sell hardware and software products.

System integration is the integration of the component subsystems into one system and monitoring of subsystems to ensure they function together as a system. Based upon our customers’ requirements and needs, we provide them turn-key solutions, including engineering design, procurements, manufacturing, software, installation, commissioning, training, and final acceptance. We realize the revenues from system integration sales based on percentage of completion.

Hardware product sales are based on our customers’ requirements and needs. We specify the right hardware equipment and components and sell hardware to the customers “as is” without providing software or other value-adding to the customers’ systems.

We sell our software products by providing customers with standard software with or without adding some standard interface software. Other than our operational expenses, we do not incur additional costs in connection with software product sales.

We generally require customers to pay up to 30% of a project’s total contract amount in advance and the total contract amount is generally billed before 60 days after the transactions are completed. Sometimes, customers require 5-10% retainage for a 12-month warranty period. Neither minimum advance payment nor warranty retainage applies to modified BTO contracts.

Our VIEs

The Company has not provided financial or other support to its VIEs after November 28, 2008, when Tranhold and Yanyu were turned into VIEs. As of December 31, 2008 and September 30, 2009, the Company had accumulated outstanding advances to Tranhold and Yanyu totaling $1,257,055 and $1,963,936, respectively.

Except for the disclosed under the heading “Our Corporate Structure and History—Contractual Arrangements with Yanyu, Tranhold and Their Respective Shareholders,” there are no arrangements that could require the Company to provide financial support to the VIEs, including events or circumstances that could expose the Company to a loss. As stated in the disclosure of various agreements between the Company and its VIEs in note 1 to the consolidated financial statements, the Company has rights to acquire any portion of the equity interests of those VIEs for no monetary consideration. Also the Company may allocate its available funds to its VIEs for business purpose. There are no fixed terms of such arrangement.

Based on these agreements and according to the provisions of Financial Accounting Standards Board Interpretation No. 46R, “Consolidation of Variable Interest Entities” (or “FIN 46R”), Tranhold and Yanyu are considered two VIEs, and the Company is the primary beneficiary. Accordingly, Tranhold and Yanyu have continued to be consolidated in the Company’s financial statements.

It is the Company’s general belief that the creditors and the other beneficial interest holder of Tranhold and Yanyu have no recourse to the general credit of the Company.

Factors Affecting Our Results of Operations – Generally

We believe the most significant factors that directly or indirectly affect our sales revenues and net incomes are:

•	The changes in China’s macro-economic environment, government strategies and policies, industrial development and planning;

•

The amount of the Chinese central and provincial governments’ spending in water resources management, including surface and groundwater monitoring, flood control and mitigation, flood forecasting, water quality monitoring and assessment and water resources management decision maker systems;

•	The amount the Chinese central and local governments invest in municipal wastewater management, including sewer pipelines and sewage treatment, water reuse and odor control;

•

Our comprehensive capabilities and competencies, including the evolving technologies and applications, industrial experience and customer basis, core competitive advantages, market shares and revenues;

•	The availability and required terms of funding for our working capital.

Historically, our business growth has primarily been driven by an increase in the number of customers and projects. The complexity and scale of our projects have grown from single pieces of equipment, to comprehensive systems, to general contracting for complete solutions. For example, we now undertake projects to design and build entire treatment plants and complicated flood monitoring and forecasting systems for river basins. Due to the increasing urbanization process and growing economy in China, we expect that we will continue to earn a substantial majority of our revenues from our existing product and service lines. As a result, we plan to continue to focus most of our resources on expanding our business to the larger areas in the PRC and increasing our market share in the regions we serve. In addition, we will allocate our resources to innovate our technology, to develop applications, to improve our larger project execution capabilities and profitability, and to market our brand to customers. Through a successful initial public offering on September 10, 2009, we received net proceeds of approximately $10.03 million and intend to use the net proceeds for working capital, product research and development, application expansion and sales and marketing.

Working Capital and Cash Flow Management

Due to the increase in purchase orders, our company has experienced some pressure from the shortage of working capital. We received net proceeds from our initial public offering of approximately $10.03 million, which we intend to use for working capital, product research and development, application expansion and sales and marketing.

We believe that our operating income combined with the net proceeds from our initial public offering and the net proceeds from this offering will likely allow our company to fund its organic growth. However, we may require additional capital to undertake new and larger projects or complete strategic acquisitions in the future. In the event that our current capital is insufficient to fund these or other business purposes, we may take the following actions to meet such working capital needs:

•

Improve our collection of accounts receivable – most of our clients are central, provincial and local governments. Due to the current situation with the Central government stimulus plan and increases in bank liquidity, our clients are in good financial positions. Therefore, we expect to collect more cash from our relatively high accounts receivable, and use the cash collected in our business expansion;

•	We may raise additional capital from the market through an offering of equity or debt; or

•

Borrow short-and long-term commercial loans: as of September 30, 2009, our company had long-term debt of $69,069 and short-term debt of $695,370. Therefore, we believe we are in a strong position to raise cash through debt financing if appropriate.

Critical Accounting Policies and Estimates

Critical Accounting Policies

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). The accompanying consolidated financial statements include the accounts of our company, subsidiaries and VIEs. All material inter-company transactions and balances have been eliminated in the consolidation.

Our company adopted the provisions of FIN 46(R) (ASC No. 810). Pursuant to FIN 46(R), Tranhold and Yanyu are VIEs of our company, and we are the primary beneficiary of the VIEs. Accordingly, the VIEs have been consolidated in our financial statements.

We compile our daily accounts in accordance with generally accepted accounting principles in the PRC (“PRC GAAP”) and convert our financial statements to make them comply with U.S. GAAP when reporting.

Estimates and Assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

Certain of our accounting policies require higher degrees of judgment than others in their application. These include the recognition of revenue and earnings from system integration under the percentage of completion method and the allowance for doubtful accounts. Management evaluates all of its estimates and judgments on an on-going basis.

Revenue Recognition

Revenues consist primarily of product sales, software sales, and products and services solutions. Our company recognizes revenue when it is probable that the economic benefits will flow to the Company.

Specifically we provide products and service solutions under short and long-term fixed-price contracts. The contract periods range from two months to approximately three years in length. Our Company recognizes income for these contracts following the percentage-of-completion method, measured by contract milestones in accordance with the AICPA’s Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” (“SOP 81-1”) (ASC No. 605). Cost of revenue (exclusive of depreciation and amortization) is based on total actual costs incurred plus estimated costs to completion applied to percentage of completion as measured by contract milestone. Cost of revenues (exclusive of depreciation and amortization) includes direct labor, materials and the applicable share of overhead expense directly related to the execution of services and delivery of projects.

If unapproved change orders and claims occur in the future, in accounting for contracts, we will follow Paragraphs 62 and 65 of SOP 81-1 (ASC No. 605). We will recognize as revenues costs associated with unapproved change orders (Paragraph 62 of SOP 81-1) and claims (Paragraph 65 of SOP 81-1) to the extent it is probable that such claims and change orders will result in additional contract revenue, and the amount of such additional revenue can be reliably estimated. Contract losses are provided for in their entirety in the period that they become known, without regard to the percentage-of-completion. However, we have not experienced significant unapproved change orders to date.

Our company recognizes sales of its products upon delivery of goods and passage of title in accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, as amended by SAB No. 104, “Revenue Recognition”.

We recognize revenue from the sales of software, support contracts and services in accordance with SOP No. 97-2 (ASC No. 985), “Software Revenue Recognition” and SOP 81-1 (ASC No. 605). For software sales with no significant post-shipment obligations and no uncertainty about customer acceptance, our company recognizes revenue on delivery of software to the customer. Our company recognizes revenues for software sales with significant post-shipment obligations, including the production, modification, or customization of software, by the percentage-of-completion method, with progress to completion measured on the basis of milestone completion, labor costs incurred currently versus the total estimated labor cost of performing the contract over its term, or other factors appropriate to the individual contract of sale.

We present all sales revenue net of VAT or a sales tax. Our company’s products that are sold in the PRC are generally subject to a Chinese VAT at a rate of 17% or sales tax of 5% of the gross sales price, except for certain proprietary software sales which will only be subject to an effective tax rate of 3%. The VAT may be offset by VAT paid by our company on purchased raw materials and other materials included in the cost of projects or producing the finished product.

Our company records revenue in excess of billings as “unbilled receivables”. We record billings in excess of revenues as “billings in excess of revenue”.

Consolidation of Variable Interest Entities

Yanyu and Tranhold are considered VIEs, and we are the primary beneficiary. On November 28, 2008, TTB, our subsidiary, entered into agreements with Yanyu and Tranhold, pursuant to which we will ultimately receive 90% of each of Yanyu’s and Tranhold’s net profits (other than net profits allocable to the SOE Shareholder of Yanyu) and has absolute rights to obtain any and all dividends related to the equity interest pledged during the term of the pledge. We do not receive any payment from Yanyu and Tranhold unless Yanyu and Tranhold recognize net income during its fiscal year. These agreements do not entitle us to any consideration if Yanyu and Tranhold incur a net loss during its fiscal year. In accordance with these agreements, Yanyu and Tranhold pay consulting and marketing fees equal to 90%, respectively, of its net profits (other than net profits allocable to the SOE Shareholder of Yanyu) to our new wholly owned subsidiary, TTB, and TTB supplies the technology and personnel needed to service Yanyu and Tranhold. Yanyu and Tranhold were designed to operate in China for the benefit of our company.

The accounts of Yanyu and Tranhold are consolidated in the accompanying financial statements pursuant to FIN 46(R). As VIEs, Yanyu’s and Tranhold’s sales are included in our company’s total sales, their income from operations is consolidated with our company’s, and our net income from continuing operations before non-controlling interest in income includes all of Yanyu’s and Tranhold’s net income. Our non-controlling interest in their income is then subtracted in calculating the net income attributable to our company. Because of the contractual arrangements, we have a pecuniary interest in each of Yanyu and Tranhold that requires consolidation of our company’s, Yanyu’s and Tranhold’s financial statements.

Accounts Receivable

We recognize accounts receivable initially at fair value less an allowance for doubtful accounts. We make an allowance for doubtful accounts based on aging of accounts receivable and on any specifically identified accounts receivable that may become uncollectible. We maintain allowances for doubtful accounts for estimated losses resulting from the failure of customers to make required payments in the relevant time period. We review the accounts receivable on a periodic basis and make general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, we consider many factors, including the age of the balance, the customer’s historical payment history and current credit-worthiness and current economic trends. The amount of the provision, if any, is recognized in the consolidated statement of operations within “General and administrative expenses”.

Our allowances for doubtful accounts during the years ended December 31, 2008, 2007 and the nine month period ended September 30, 2009 amounted to $62,286, $39,351 and $51,285, respectively. The net value of accounts receivable as of December 31, 2008 and September 30, 2009 amounted to $3,105,859 and $4,125,163, respectively. Based on our valuation review, we believe the net balance on each balance sheet date herein was collectable.

Cost of Revenues (exclusive of depreciation and amortization)

Cost of revenues (exclusive of depreciation and amortization) include: material and equipment costs, transportation costs, labor costs, processing costs, packaging costs, quality inspection cost, quality control costs, and sales tax. Cost of revenues (exclusive of depreciation and amortization) also includes inbound freight charges, purchasing and receiving costs and inspection costs, where those types of cost occur. Cost of revenues (exclusive of depreciation and amortization) for the years ended December 31, 2007 and 2008 amounted to $2,692,782 and $5,322,240, respectively, and $3,201,028 and $6,536,444 for the nine month periods ended September 30, 2008 and 2009, respectively.

Operating expenses

Operating expenses include: salaries, bonus, and social insurance of management, administrative and sales personal, traveling cost, entertainment expenses, depreciation of equipment, amortization of intangible asset, office rental expenses, professional service fee, office supply, R&D expenses, bad debt provision, etc. Operating expenses for the years ended December 31, 2007 and 2008 amounted to $768,206 and $1,331,145, respectively. Operating expenses for the nine month periods ended September 30, 2008 and September 30, 2009 amounted to $1,074,787 and $1,445,564, respectively.

Plant and Equipment

We state plant and equipment at historical cost less accumulated depreciation and amortization. Historical cost consists of purchase price and any directly attributable costs of bringing the assets to working condition and location for intended use. We provide for depreciation and amortization in amounts sufficient to expense the related cost of depreciable assets for operations over their estimated useful lives. We compute depreciation using the straight-line method over the estimated useful lives of the assets with 5% residual value.

Estimated useful lives of the Company’s assets are as follows:

Useful Life
Buildings and improvements	40 years
Transportation equipment	5-8 years
Machinery	10 years
Office equipment	5 years
Furniture	5 years

We eliminate the cost and related accumulated depreciation of assets sold or otherwise retired from the accounts and includes any gain or loss in the statement of income. We charge maintenance, repairs and minor renewals directly to expenses as incurred, and it capitalizes major additions and betterment to buildings and equipment.

The depreciation expense for the years ended December 31, 2007 and 2008 amounted to $7,713 and $30,892, respectively, and the net value of plant and equipment as of December 31, 2008 and 2007 amounted to $174,128 and $117,306, respectively. The depreciation expense for the nine month periods ended September 30, 2008 and 2009 amounted to $22,117 and $37,333, respectively. The net value of plant and equipment as of ended September 30, 2009 amounted to $325,148.

Intangible Assets

We amortize other acquired intangible assets with definite lives on a straight-line basis over their expected useful economic lives. We do not amortize intangible assets with an indefinite useful life, and we subject such assets to an impairment test annually or more frequently if events or changes in circumstances indicate that the assets might be impaired. We periodically evaluate the recoverability of all intangible assets and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists.

Useful Life
Proprietary technology relating to sewage, municipal solid waste treatment and tail gas purification	20 years
Proprietary technology relating to low energy consumption data transmission system	20 years

The amortization expense for the years ended December 31, 2008 and December 31, 2007 amounted to $57,839 and $18,100, respectively. The net value of intangible assets as of December 31, 2008 and 2007 amounted to $857,475 and $856,915, respectively. The amortization expense for the nine month periods ended September 30, 2009 and 2008 amounted to $38,115 and $37,606, respectively. The net value of intangible assets as of September 30, 2009 amounted to $820,186.

Inventories

We value inventory at the lower of cost or net realizable value and determine inventory by using the average cost method. Inventory consists of raw materials, finished goods, and work-in-progress, which includes the cost of direct labor, materials and overhead costs related to projects.

Inventories consisted of the following:

	December 31, 2008	December 31, 2007	September 30, 2009
Raw materials	$112, 638	$111,203	$123,717
Finished goods	226,172	362,754	517,012
Project work-in-progress	1,127,658	661,593	1,011,090

Totals	$1,466,468	$1,135,550	$1,651,819

We review our inventory periodically for possible obsolete goods and to determine if any reserves are necessary for potential obsolescence. As of December 31, 2008 and September 30, 2009, we determined that no more reserves were necessary.

Research and development

Research and development expenses include salaries, consultant fees, supplies and materials, as well as costs related to other overhead such as depreciation, facilities, utilities and other departmental expenses. Our company expenses costs for the development of new software products and substantial enhancements to existing software products as incurred until technological feasibility has been established, at which time we capitalize any additional costs. Our management is responsible for assessing the establishment of technological feasibility in accordance with FAS 86 (ASC No. 985), “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.”

Research and development costs recorded in selling and general and administrative expenses were $66,295 and $33,248 during the years ended December 31, 2008 and 2007, respectively. No research and development expenses were capitalized in 2008 and 2007.

Research and development costs recorded in selling and general administrative expenses were $169,346 and $83,091 for the nine month periods ended September 30, 2009 and 2008, respectively. The increase in research and development costs is in line with our strategy to increase research and development spending to develop new products in the future. We did not capitalize research and development expenses in the periods ended September 30, 2009 and 2008.

Translation of Foreign Currency

We use the United States dollar as our reporting and functional currency. We translate monetary assets and liabilities denominated in currencies other than United States dollars into United States dollars at the rates of exchange ruling at the balance sheet date. We convert transactions in currencies other than United States dollars during the year into United States dollars at the rates of exchange ruling at the transaction dates.

We maintain financial records of our PRC subsidiary and the VIEs in RMB, their functional currency and the currency of the PRC. We translate their balance sheets assets and liabilities into United States dollars based on the rates of exchange existing on the balance sheet date and translate their statements of operations using a weighted average rate for the period. We reflect translation adjustments as accumulated other comprehensive income (loss) in stockholders’ equity.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translation adjustments amounted to $361,328 and $110,147 as of December 31, 2008 and December 31, 2007, respectively, and $427,737 at September 30, 2009. We translated balance sheet amounts with the exception of equity at December 31, 2008 at RMB 6.8346 to $1.00 as compared to RMB 7.3046 to $1.00 at December 31, 2007. Balance sheet amounts with the exception of equity were translated at RMB 6.8290 to $1.00 at September 30, 2009. We stated equity accounts at their historical rate. The average translation rates applied to income statement accounts for the year ended December 31, 2008 and the year ended December 31, 2007 were RMB 6.9451 and RMB 7.6040, respectively and RMB 6.8310 for the quarter ended September 30, 2009.

Earnings per share

Basic EPS excludes dilution and is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (convertible preferred stock, forward contract, warrants to purchase common stock, contingently issuable shares, common stock options and warrants and their equivalents using the treasury stock method) were exercised or converted into common stock. We exclude potential ordinary shares in the diluted EPS computation in periods of losses from continuing operations, as their effect would be anti-dilutive.

In our tables in the section entitled “Summary Financial Information”, we have presented pro forma EPS for the year ended December 31, 2008 and the nine months ended September 30, 2009 and 2008. These pro forma EPS assume the redemption of the 340,000 shares placed into escrow. We have not presented pro forma EPS for the year ended December 31, 2007.

We have granted 525,500 options to our key employees and 177,500 warrants, to purchase ordinary shares, both of which are included when calculating the diluted earnings per share.

PRC Enterprise Income Tax

Our company provides for deferred income taxes using the asset and liability method. Under this method, we recognize deferred income taxes for tax credits and net operating losses available for carry-forwards and significant temporary differences. We classify deferred tax assets and liabilities as current or non-current based upon the classification of the related asset or liability in the financial statements or the expected timing of their reversal if they do not relate to a specific asset or liability. We provide a valuation allowance to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of, the deferred tax assets will not be realized.

We adopted FASB Interpretation 48 (ASC No. 605), “Accounting for Uncertainty in Income Taxes” (“FIN 48”), as of January 1, 2007. We recognize a tax position as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is over 50% likely to be realized on examination. For tax positions not meeting the “more likely than not” test, we do not record a tax benefit. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. The adoption had no effect on our financial statements. We did not have any significant unrecognized uncertain tax positions.

Our operations are subject to income and transaction taxes mainly in the PRC. Significant estimates and judgments are required in determining our provision for income taxes. Some of these estimates are based on interpretations of existing tax laws or regulations. The ultimate amount of tax liability may be uncertain as a result. We do not anticipate any events which could change these uncertainties.

PRC Value-added Tax

Our Company’s products that are sold in the PRC are generally subject to a Chinese VAT at a rate of 17% except for certain proprietary software sales, which will only be subject to a tax at an effective rate of 3%. The VAT may be offset by VAT we pay on raw materials and other materials included in the cost of producing their finished product. Accrued VAT payables from Yanyu and Tranhold are subject to a 10% surtax, which includes urban maintenance and construction tax and additional education fees.

PRC Business Tax

Revenues from services provided by TTB, Yanyu and Tranhold are subject to a PRC business tax of 5% and surtax of 0.5%. We pay business tax on gross revenues generated from our shipping agency services minus the costs of services, which are paid on behalf of our customers.

Results of Operations

Fiscal Year Ended December 31, 2008 Compared to Fiscal Year Ended December 31, 2007

The following table sets forth a summary of our consolidated results of operations for the periods indicated.

	Year Ended December 31, 2008		Year Ended December 31, 2007		Change
	$ (thousands)%		$ (thousands)%		$ (thousands)%
Revenue	8,450	100.0	4,682	100.0	3,768	80.5
Cost of Revenues (exclusive of depreciation and amortization, which are shown separately below)	5,322	63.0	2,693	57.5	2,629	97.6
Selling Expenses	239	2.8	61	1.3	178	292.3
Depreciation and Amortization Expenses	89	1.0	26	0.5	63	243.8
Other General and Administrative Expenses	1,003	11.9	681	14.6	322	47.2
Other Income (expenses)	111	1.3	88	1.9	22	25.1
Income before Income Taxes and Noncontrolling Interest	1,907	22.6	1,309	28.0	598	45.7
Provision for income taxes	202	2.4	1	0.0	201	14,342
Noncontrolling Interests Income	9	0.1	—	0.0	9	—
Net income attributable to TRIT	1,696	20.1	1,308	27.9	388	29.7

On December 31, 2007, TTII and its wholly owned subsidiary TTB completed a sales and purchase agreement with certain existing shareholders of Yanyu (the “Yanyu Original Shareholders”). Pursuant to the agreement, TTII issued 50,000 shares of its common stock to the Yanyu Original Shareholders for 92.86% equity ownership of Yanyu. Based on Statement of Financial Accounting Standards No. 141, “Business Combinations”, TTII is determined to be the acquirer. The consolidated statements of income and consolidated statements of cash flows of fiscal year ended December 31, 2007, did not include Yanyu’s income or expenses.

The following table sets forth a summary of our pro forma consolidated results of operations for the periods indicated, as though the acquisition of Yanyu had occurred on January 1, 2007 rather than December 31, 2007.

	Year Ended December 31, 2008		Year Ended December 31, 2007		Change
	$(thousands)%		$(thousands)%		$(thousands)%
Revenue	8,450	100.0%	7,021	100.0%	1,429	20.4%
Cost of Revenues (exclusive of depreciation and amortization)	5,322	63.0%	4,343	61.8%	979	22.5%

Revenues

Our total revenues increased by 80.5% from $4,682,023 for the fiscal year ended December 31, 2007 to $8,449,958 for the fiscal year ended December 31, 2008. This increase was primarily due to the acquisition of Yanyu and in smaller part to the increased size and efforts of our sales force, the growth of our client base, the completion of more and larger projects and the improvement of our project execution capabilities.

Cost of Revenues (exclusive of depreciation and amortization)

Our cost of revenues (exclusive of depreciation and amortization) increased 97.6% from $2,692,782 for the fiscal year ended December 31, 2007 to $5,322,240 for the fiscal year ended December 31, 2008. Cost of revenues (exclusive of depreciation and amortization) increased faster than revenues. This result is largely due to the increase in the costs of raw materials and components we purchased in our project execution. However, we have seen a decreasing trend for costs continuing into 2009 and expect the trend will continue to the end of this year, as China and the rest of the world weather the international economic slowdown.

Selling Expenses

Our selling expenses increased by 292% from $61,010 for the fiscal year ended December 31, 2007 to $239,300 for the fiscal year ended December 31, 2008.

Our selling expenses primarily consist of commissions and traveling expenses of our staff to customers’ headquarters or project sites. Our selling expenses increased in both absolute amount and as a percentage of our total net revenues for the fiscal year ended December 31, 2008, mainly due to the increase in the number of customers we served and the size of our sales forces.

General and Administrative Expenses

Our general and administrative expenses primarily consist of salaries and benefits for our staff, depreciation expenses, office rental expenses, traveling expenses, and expenses for legal, accounting and other professional services.

Our general and administration expenses increased by 54.4% from $707,200 for the fiscal year ended December 31, 2007 to $1,091,861 for the fiscal year ended December 31, 2008. The expenses increased only slightly in 2008 because we did not significantly increase the management and supporting staff.

Other Income (Expenses)

Because some of our software solutions meet the Chinese governmental authorities’ requirements to be treated as software products, we receive a partial tax rebate from the Chinese government for VAT paid on software we sell. This partial rebate is classified as other income. Due to the increase in our software sales and, as a result, the increase in partial VAT rebate, our other income increased $22,200 or 25.1%, from $88,300 for the fiscal year ended December 31, 2007 to $110,500 for the fiscal year ended December 31, 2008.

Net Income

Our net income attributable to TRIT increased 29.7% from $1,307,929 for the fiscal year ended December 31, 2007 to $1,696,153 for the fiscal year ended December 31, 2008.

Segment Information

The Company has two reportable operating segments. The segments are grouped with references to the types of services provided and the types of clients that use those services. The Company assesses each segment’s performance based on net revenues. The two reportable operating segments are Segment 1: water and wastewater treatment process control systems, process tail gas purification (“Wastewater and Tail Gas Treatment”) and Segment 2: water resources protection and allocation, flood control and forecasting, irrigation systems, and municipal water supply and distribution systems (“Water Resource Management”).

	Year Ended December 31, 2008
	Segment 1 Wastewater and Tail Gas Treatment	Segment 2 Water Resource Management	Total
Revenues	$4,968,488	$3,481,470	$8,449,958
Cost of revenues (exclusive of depreciation and amortization shown separately below)	3,111,659	2,210,581	5,322,240
Operating expenses:
Depreciation and amortization expenses	34,399	54,332	88,731
Other operating expenses	647,087	595,327	1,242,414
Total operating expenses	681,486	649,659	1,331,145
Other expenses, net	(40)	(110,472)	(110,512)
Income before income taxes and noncontrolling interest	$1,175,383	$731,702	$1,907,085

	Year Ended December 31, 2007
	Segment 1 Wastewater and Tail Gas Treatment	Segment 2 Water Resource Management	Total
Revenues	$3,578,020	$1,104,003	$4,682,023
Cost of Revenues (exclusive of depreciation and amortization)	2,029,429	663,353	2,692,782
Operating expenses:
Depreciation and amortization expenses	25,497	316	25,813
Other operating expenses	550,107	192,286	742,393
Total operating expenses	575,604	192,602	768,206
Other expenses, net	(17,901)	(70,361)	(88,262)
Income before income taxes and noncontrolling interest	$990,888	$318,409	$1,309,297

Segment 1 experienced significant growth during the year ended December 31, 2008 compared to the year ended December 31, 2007. Our income before income taxes and noncontrolling interest increased 18.6% from $990,888 in 2007 to $1,175,383 in 2008.

Our revenues associated with this segment increased 38.9% from $3,578,020 in 2007 to $4,968,488 in 2008. This increase is primarily attributable to the fact that we experienced an increase in the number and size of our contractual engagements during 2008. For example, during 2008, we completed a significant project for SINOPEC, one of China’s largest oil companies.

Our cost of revenues (exclusive of depreciation and amortization) associated with this segment increased 53.3% from $2,029,429 in 2007 to $3,111,659 in 2008. These increases are primarily attributable to the fact that we experienced an increase in the number and size of our contractual engagements. In addition, these increases resulted from an increase in the cost of key components and equipment that we imported from overseas.

Finally, our operating expenses associated with this segment increased 18.4% from $575,604 in 2007 to $681,486 in 2008. This increase resulted from our expansion of sales activities and workforce. We expect that such expenses will continue to increase over time as we continue to expand our workforce as our company grows.

Without considering the contributions of Yanyu, Segment 2 revenue and income before income taxes and noncontrolling interest increased 215.3% and 129.8%, respectively, year over year for the period ended December 31, 2008 compared to the period ended December 31, 2007. The majority of such increases are attributable to the acquisition of Yanyu on December 31, 2007. After consolidating Yanyu, the revenue and income before income taxes and noncontrolling interest for Segment 2 increased 1.1% and 42.9%, respectively, for the year ended December 31, 2008 compared to the year ended December 31, 2007. The year over year increases in revenue and income before income taxes and noncontrolling interest were less after consolidating Yanyu because a substantial portion of our Segment 2 revenue and income before income taxes and noncontrolling interest comes from Yanyu, as such these items did not increase as significantly after consolidating Yanyu.

Nine Month Period Ended September 30, 2009 Compared to Nine Month Period Ended September 30, 2008

The following table sets forth a summary of our consolidated results of operations for the periods indicated.

	Nine Months Ended September 30, 2009		Nine Months Ended September 30, 2008		Change
	$ (thousands)%		$ (thousands)%		$ (thousands)%
Revenue	10,905	100	5,551	100	5,354	96.5
Cost of revenues (exclusive of depreciation and amortization, which are shown separately below)	6,536	59.9	3,201	57.7	3,335	104.2
Selling expenses	333	3.1	173	3.1	160	92.5
Depreciation and amortization expenses	75	0.7	60	1.1	15	25.0
Other general and administrative expenses	1,038	9.5	841	15.2	197	23.4
Other income (expenses)	65	0.6	78	1.4	(13)	(16.7)
Income before tax and non-controlling interest income	2,988	27.4	1,354	24.4	1,634	120.7
Provision for income taxes	450	4.1	60	1.1	390	650
Non-controlling interest income	12	0.1	14	0.3	(2)	(14.3)
Net income attributable to TRIT	2,526	23.2	1,280	23.1	1,246	97.3

Revenues

Our total revenues increased by 96.5% from $5,551,366 for the nine months ended September 30, 2008 to $10,905,169 for the nine months ended September 30, 2009. This increase was due to the increased size and efforts of our sales force, the growth of our client base, the completion of more and larger projects and the improvement of our project execution capabilities.

Cost of revenues (exclusive of depreciation and amortization)

Our cost of revenues (exclusive of depreciation and amortization) increased 104.2% from $3,201,028 for the nine months ended September 30, 2008 to $6,536,444 for the nine months ended September 30, 2009. Cost of revenues (exclusive of depreciation and amortization) increased more quickly than revenues due to relatively higher costs of the hardware products compared to system integration and software products.

Selling expenses

Our selling expenses increased by 92.5% from $173,094 for the nine months ended September 30, 2008 to $333,572 for the nine months ended September 30, 2009. Our selling expenses increased for the nine months ended September 30, 2009, mainly due to the increase in the number of customers we served and the size of our sales forces.

General and administrative expenses

Our general and administration expenses increased by 23.4% from $900,882 for the nine months ended September 30, 2008 to $1,111,991 for the nine months ended September 30, 2009. The expenses increased only slightly in 2009 because we did not significantly increase the management and supporting staff. However, we expect that our general and administration expenses will increase in the near term as a result of Sarbanes-Oxley Section 404 compliance and business expansion.

Other income (expenses)

Due to the decrease in partial VAT rebate, our other income decreased by $12,806 or 16.4%, from $78,107 for the nine months ended September 30, 2008 to $65,301 for the nine months ended September 30, 2009.

Net income

Our net income attributable to TRIT increased 97.3% from $1,279,658 for the nine months ended September 30, 2008 to $2,525,545 for the nine months ended September 30, 2009.

Segment Information

The following table sets forth a summary of our segmented operating results for the period indicated:

	Nine Months Ended September 30, 2009
	Segment 1 Wastewater and Tail Gas Treatment	Segment 2 Water Resource Management	Total
Revenues	$6,806,977	$4,098,192	$10,905,169
Cost of revenues (exclusive of depreciation and amortization shown separately below)	3,845,232	2,691,211	6,536,443
Operating expenses:
Depreciation and amortization expenses	36,968	38,482	75,450
Other operating expenses	907,244	462,870	1,370,144
Total operating expenses	944,212	501,352	1,445,564
Other expenses, net	2,778	(68,079)	(65,301)
Income before income taxes and noncontrolling interest	$2,014,755	$973,708	$2,988,463

	Nine Months Ended September 30, 2008
	Segment 1 Wastewater and Tail Gas Treatment	Segment 2 Water Resource Management	Total
Revenues	$3,187,788	$2,363,578	$5,551,366
Cost of Revenues (exclusive of depreciation and amortization)	1,915,947	1,285,081	3,201,028
Operating expenses:
Depreciation and amortization expenses	19,118	40,605	59,723
Other operating expenses	574,640	440,426	1,015,066
Total operating expenses	593,757	481,031	1,074,788
Other expenses, net	1,003	(79,112)	(78,109)
Income before income taxes and noncontrolling interest	$677,081	$676,578	$1,353,659

Segment 1 experienced significant growth during the nine months ended September 30, 2009 compared to the nine months ended September 30, 2008. Our income before income taxes and non-controlling interest increased by 197.6% from $677,081 in the nine months ended September 30, 2008 to $2,014,755 for the same period in 2009.

Our revenues associated with this segment increased by 113.5% from $3,187,788 in the nine months ended September 30, 2008 to $6,806,977 in the 2009 period. This increase is primarily because we experienced an increase in the number and size of our contractual engagements during the 2009 period. This increase in contractual engagements is due in part to our increased marketing efforts.

During this period, our cost of revenues (exclusive of depreciation and amortization) associated with this segment increased by 100.7% from $1,915,947 in the nine months ended September 30, 2008 to $3,845,232 in the same period in 2009. This increase is primarily because we experienced an increase in the number and size of our contractual engagements during the 2009 period.

Finally, our operating expenses associated with Segment 1 increased by 59.0% from $593,757 in the nine months ended September 30, 2008 to $944,212 in the 2009 period. This increase resulted from our expansion of sales activities and workforce. We expect that such expenses will continue to increase over time as we continue to expand our workforce as our company grows. In addition, this increase resulted from increased research and development expenses and professional fees.

As a result, Segment 1 income before income taxes and non-controlling interest increased by 197.6% from $677,081 in the nine months ended September 30, 2008 to $2,014,755 for the same period in 2009.

Our revenues associated with Segment 2 increased by 73.4% from $2,363,578 in the nine months ended September 30, 2008 to $4,098,192 in the same period in 2009. This increase is primarily because we experienced an increase in the number and size of our contractual engagements during the 2009 periods.

Our cost of revenues (exclusive of depreciation and amortization) with Segment 2 experienced significant growth of 109.4% from $1,285,081 for the nine months ended September 30, 2008 to $2,691,211 for the same period in 2009. Cost of revenues (exclusive of depreciation and amortization) increased faster than revenues. This change was due to our increased sale of hardware products, which have relatively higher costs compared to system integration and software products and the gross margin for hardware sales is lower than that of system integration and software product sales.

Our operating expenses associated with Segment 2 increased by 4.2% from $481,031 in the nine months ended September 30, 2008 to $501,352 in the 2009 period. The expenses increased slightly in 2009 because we did not significantly increase the management and supporting staff.

As a result, Segment 2 income before income taxes and non-controlling interest increased 43.9% from $676,578 in the nine months ended September 30, 2008 to $973,708 in the same period in 2009.

Liquidity and Capital Resources

Cash Flows and Working Capital

As of September 30, 2009, we had working capital of $17,418,889 including cash of $10,306,076. Our cash includes cash-in-hand and bank savings. The table below reflects our company’s cash situation:

	Period Ended September 30, 2009 $ (thousands)	Period Ended September 30, 2008 $ (thousands)	Year Ended December 31, 2008 $ (thousands)	Year Ended December 31, 2007 $ (thousands)
Operating activities	(287)	729	(393)	643
Financing Activities	10,517	383	674	(440)
Investing Activities	(776)	26	(91)	18
Effects Of Exchange Rate	120	102	175	58
Cash, beginning of year	732	368	368	89
Increase (Decrease) In Cash	9,574	1,240	365	279
Cash, end of year	10,306	1,608	732	368

Operating activities

Net cash used in operating activities was $287,892 for the nine months ended September 30, 2009 as compared to $729,533 net cash provided by operating activities in the nine months ended September 30, 2008. The decrease of $1,017,425 in net cash provided by operating activities is mainly attributable to several factors, including (i) an increase in accounts receivable of $1,005,397 and unbilled $2,780,854; (ii) an increase in net income $1,244,814; (iii) an increase in inventories of $184,068; (iv) an increase in other receivables $494,253; and (v) an increase in accounts payable of $1,190,555. Our contract execution period ranges from 2 months to 3 years. Therefore the billing cycle for construction projects is relatively long, as such, our accounts receivable increased along with the increase in revenue. The increase in inventory was caused by an increase in backlog. In addition, we needed to purchase new raw materials, equipment and components to complete our projects; this resulted in the increase in our accounts payable.

Net cash used in operating activities was $393,034 for the year ended December 31, 2008 as compared to $643,305 net cash provided by operating activities for the same period in 2007. The decrease of net cash provided by operating activities is mainly attributable to several factors, including (i) an increase in accounts receivable of $1,528,876 (ii) an increase in unbilled revenue of $360,048, and (iii) an increase in inventory of $330,918. These increases were mainly attributable to the growth of our business during the period.

Investing activities

Net cash used in investing activities for the nine months ended September 30, 2009 was $775,722, compared to net cash provided by investing activities of $26,103 in the nine months ended September 30, 2008. This increase is attributable to new equipment and vehicle purchases.

Net cash used in investing activities for the year ended December 31, 2008 was $91,351, compared to net cash provided by investing activities of $17,580 (net gain from an acquisition during 2007). The cash used in investing activities in the year ended December 31, 2008 was mainly attributable to capital expenditures for the purchase of new equipment and the improvement of office and manufacturing facilities.

Financing activities

Net cash provided by financing activities in the nine months ended September 30, 2009 totaled $10,517,170, compared to net cash provided by financing activities of $382,950 in the nine months ended September 30, 2008. The cash provided by financing activities in the nine months ended September 30, 2009 was mainly attributable to the net proceeds of approximately $10,038,847 from our initial public offering in September 2009.

Net cash provided by financing activities in the year ended December 31, 2008 totaled $673,735, compared to net cash provided by financing activities of $439,694 in the year ended December 31, 2007. The cash provided by financing activities in the year ended December 31, 2008 was mainly attributable to repayments from third parties of advances.

Financial Instruments

We carry the carrying value of financial instruments, which consist of cash and cash equivalents, restricted cash, short-term investments, accounts receivable, trade notes receivable, accounts payable, trade notes payable, and other payables at cost, which approximates fair value due to the short-term nature of these instruments. Our company does not use derivative instruments to manage risks.

Effects of Exchange Rate Change

Exchange rate change resulted in a gain of $120,102 in the nine months ended September 30, 2009, compared with a gain of $74,666 in the three months ended September 30, 2009.

As a result of the total cash activities, net cash increased by $9,573,658 from December 31, 2008 to September 30, 2009. We believe that our currently available working capital of $17,418,889, including cash of $10,306,076, should be adequate to meet our anticipated cash needs, and sustain our operations at the current level for at least 12 months.

However, the currently available working capital, especially the cash may not be sufficient to our anticipated expansion. In order to meet the working capital needs for our anticipated expansion, we are actively taking the following actions:

•

Improve our collection of accounts receivable – most of our clients are central, provincial and local governments. Due to the current situation with the Central government stimulus plan and increases in bank liquidity, our clients are in good financial positions. Therefore, we expect to collect more cash from our relatively high accounts receivable, and use the cash collected in our business expansion;

•	If necessary, we will consider raising more capital from the markets;

•

Borrow short-and long-term commercial loans from local banks – As of September 30, 2009, our company had long-term debt of $69,069 and short-term debt of $695,370. Therefore, we believe we are in a very good position to raise cash through debt financing if necessary.

Contractual Obligations and Commercial Commitments

Operating Leases

As of September 30, 2009, we had commitments under certain operating leases, requiring annual minimum rentals as follows:

2009	$44,284
2010	139,030
2011	$71,378
2012	—
2013	—

Total	$254,692

The leased properties are principally located in the PRC and are used for administration and research and development purposes. The terms of these operating leases varied from one to three years. Pursuant to the lease terms, when the contracts expire, we have the right to extend them with new negotiated prices. The leases are renewable subject to negotiation. Rental expenses were $160,341 and $73,208 for the years ended December 31, 2008 and December 31, 2007, respectively. Rental expenses were $124,894 and $115,300 for the periods ended September 30, 2009 and September 30, 2008, respectively.

Product Warranties

Our warranty policy generally is to replace parts if they become defective within one year after deployment at no additional charge. Historically, failure of product parts due to materials or workmanship has not been significant. We have not incurred any material unexpected costs associated with servicing its warranties. We continuously evaluate and estimate our potential warranty obligations, and record the related warranty obligation when the estimated amount becomes material at the time revenue is recorded.

Capital Expenditures

In the past, our capital expenditures were used to purchase computers and other office equipment for our business. Our capital expenditures may increase in the near term as our business continues to grow and as we expand and improve our financial and accounting systems and infrastructure. We spent $91,400 and $58,900 on such capital expenditures during the years ended December 31, 2008 and 2007, respectively. We spent $188,778 and $0 on such capital expenditures during the periods ended September 30, 2009 and September 30, 2008, respectively.

Seasonality

Our sales are not significantly affected by seasonality.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Taxation

Under the current law of the Cayman Islands, we are not subject to tax on income or capital gain. However, our revenues are primarily derived from payments made by Tranhold and Yanyu to our Chinese subsidiary, TTB. Prior to January 1, 2008, under PRC laws and regulations, a company established in China was typically subject to a state enterprise income tax rate of 30% and a local enterprise tax rate of 3% on its taxable income. PRC laws and regulations also provide foreign-invested enterprises established in certain areas in the PRC with preferential tax treatment. Since January 1, 2008, China has mandated a unified enterprise income tax rate of 25%, with a preferential tax rate of 15% for high-tech companies.

Pursuant to the New EIT Law and the supplementary regulations, only high-tech companies that have been re-certified as such under the new criteria are granted the preferential enterprise income tax rate of 15%. TTB has been re-certified. Tranhold and Yanyu applied for re-certification, and their applications are pending.

Sales tax varies from 3% to 17% depending on the nature of the revenue. For revenues generated from those parts of our software solutions which are recognized by and registered with government authorities and meet government authorities’ requirements to be treated as software products, we are entitled to receive a refund of 14% on the total VAT paid at rate of 17%. Revenues from software products other than the above are subject to full VAT at 17%. In addition, we are currently exempted from sales tax for revenues generated from development and transfer of tailor-made software solutions for clients; further, revenues from our consulting services are subject to a 5% sales tax. As a company that qualifies to issue VAT invoices, we need to maintain a certain amount of revenue that is VAT-taxable. As such, we may have to refuse some of the tax exemption benefit in our tailor-made software development business and pay VAT for those parts of the revenue in order to maintain minimum VAT revenue thresholds. This practice may cease to apply if more of our software products are matured, recognized and registered as software products in the PRC. See “Risk Factors—Our business benefits from certain government incentives. Expiration, reduction or discontinuation of, or changes to, these incentives will increase our tax burden and reduce our net income”.

Recent Accounting Pronouncements

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 “Business Combinations” (Revised 2007) (“SFAS 141(R)”). SFAS 141(R) requires an acquiring entity to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. Accordingly, our company is required to record and disclose business combinations following existing U.S. GAAP until January 1, 2009. We are currently evaluating the requirements of SFAS 141(R) and have not yet determined the impact on our financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160 “Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. We have adopted SFAS 160 and retrospectively applied the presentation and disclosure requirements of SFAS 160 as described in paragraph 5.

In December 2007, the SEC issued Staff Accounting Bulletin 110 (“SAB 110”). SAB 110 states that the staff will continue to accept, under certain circumstances, the use of the simplified method for estimating the expected term of “plain vanilla” share options in accordance with SFAS 123(R) beyond December 31, 2007. We believe there will be no material impact on our financial statements upon adoption of this standard.

In April 2008, the FASB issued Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). The intent of FSP FAS 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other applicable accounting literature. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008. We are currently evaluating the potential impact of FSP FAS 142-3 on our consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” (“SFAS 162”) SFAS 162 identifies the sources of accounting principles and provides entities with a framework for selecting the principles used in preparation of financial statements that are presented in conformity with GAAP. The current GAAP hierarchy has been criticized because it is directed to the auditor rather than the entity, it is complex, and it ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as FASB Statements of Financial Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process. We believe that there will be no material impact on our consolidated financial position and results of operations.

On January 1, 2009, SFAS No. 161, “Disclosures and Derivatives Instruments and Hedging Activities, an amendment of FASB Statements No. 133.” SFAS No. 161 requires additional disclosures about the Company’s objectives in using the derivative instruments and hedging activities, the method of accounting for such instruments under SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities,” and its related interpretations. The Company adopted SFAS No. 161. The adoption of this standard did not materially impact its financial statements.

In April 2009, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 111 (“SAB 111”). SAB 111 amends Topic 5.M. in the SAB series entitled “Other Than Temporary Impairment of Certain Investments Debt and Equity Securities”. On April 9, 2009, the FASB issued FASB Staff Position (“FSP”) No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”. SAB 111 maintains the previous views related to equity securities and amends Topic 5.M. to exclude debt securities from its scope. SAB 111 was effective for the Company as of March 31, 2009. There was no material impact on our consolidated financial position or results of operations upon adoption.

In April 2009, the FASB issued FSP No. FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments”. This FASB staff position amends FASB Statement No. 107 to require disclosures about fair values of financial instruments for interim reporting periods as well as in annual financial statements. The staff position also amends APB Opinion No. 28 to require those disclosures in summarized financial information at interim reporting periods. This FASB staff position becomes effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. We do not believe there will be material impact on our consolidated financial position or results of operations upon adoption on April 1, 2009.

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”. This FSP amends the other-than-temporary impairment guidance in GAAP for debt securities. If an entity determines that it has an other-than-temporary impairment on a security, it must recognize the credit loss on the security in the income statement. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. The staff position expands disclosures about other-than-temporary impairment and requires that the annual disclosures in FASB Statement No. 115 and FSP FAS 115-1 and FAS 124-1 be made for interim reporting periods. This FSP becomes effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company believes that the adoption of this standard will not materially impact its financial statements.

In April 2009, the Financial Accounting Standards Board (“FASB”) issued three Staff Positions (“FSPs”) that are intended to provide additional application guidance and enhance disclosures about fair value measurements and impairments of securities. FSP FAS 157-4 clarifies the objective and method of fair value measurement even when there has been a significant decrease in market activity for the asset being measured. FSP FAS 115-2 and FAS 124-2 establish a new model for measuring other-than-temporary impairments for debt securities, including establishing criteria for when to recognize a write-down through earnings versus other comprehensive income. FSP FAS 107-1 and APB 28-1 expand the fair value disclosures required for all financial instruments within the scope of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”, to interim periods. All of these FSPs are effective for us beginning April 1, 2009. The Company believes that the adoption of this standard will not materially impact its financial statements.

In May 2009, the FASB issued SFAS No. 165 (ASC No. 855), “Subsequent Events.” This Statement sets forth: 1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; 2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and 3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This Statement is effective for interim and annual periods ending after June 15, 2009. The company adopted this Statement in the quarter ended June 30, 2009. This Statement did not impact the consolidated financial results.

In June 2009, the FASB issued SFAS No. 167 (ASC No. 810), “Amendments to FASB Interpretation No. 46(R),” and SFAS No. 166 (ASC No. 860), “Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140 (ASC No. 860).” SFAS No. 167 amends FASB Interpretation 46(R) to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity and requires ongoing qualitative reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. SFAS No. 166 amends SFAS No. 140 by removing the exemption from consolidation for Qualifying Special Purpose Entities (QSPEs). This Statement also limits the circumstances in which a financial asset, or portion of a financial asset, should be derecognized when the transferor has not transferred the entire original financial asset to an entity that is not consolidated with the transferor in the financial statements being presented and/or when the transferor has continuing involvement with the transferred financial asset. The company will adopt these Statements for interim and annual reporting periods beginning on January 1, 2010. The company does not expect the adoption of these standards to have any material impact on the Consolidated Financial Statements.

In June 2009, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 168 (ASC No. 105), “The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162” (the Codification). The Codification, which was launched on July 1, 2009, became the single source of authoritative nongovernmental U.S. GAAP, superseding existing FASB, American Institute of Certified Public Accountants (AICPA), Emerging Issues Task Force (EITF) and related literature. The Codification eliminates the GAAP hierarchy contained in SFAS No. 162 and establishes one level of authoritative GAAP. All other literature is considered non-authoritative. This Statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The company adopted this Statement for its quarter ended September 30, 2009. There was no change to the company’s Consolidated Financial Statements due to the implementation of this Statement.

In June 2009, the Financial Accounting Standards Board (FASB) issued Accounting Standard Update No. 2009-02. “Amendments to Various Topics for Technical corrections.” ASU No. 2009-2 is an omnibus update that is effective for financial statements issued for interim and annual periods ending after July 1, 2009. This Statement did not impact the company’s consolidated financial results.

In August 2009, the FASB issued guidance on the measurement of liabilities at fair value (ASU No. 2009-5). The guidance provides clarification that in circumstances in which a quoted market price in an active market for an identical liability is not available, an entity is required to measure fair value using a valuation technique that uses the quoted price of an identical liability when traded as an asset or, if unavailable, quoted prices for similar liabilities or similar assets when traded as assets. If none of this information is available, an entity should use a valuation technique in accordance with existing fair valuation principles. The company adopted this guidance in the quarter ended September 30, 2009 and there was no material impact on the Consolidated Financial Statements.

In September 2009, the FASB issued amended guidance concerning fair value measurements of investments in certain entities that calculate net asset value per share (or its equivalent) (ASU No. 2009-12). If fair value is not readily determinable, the amended guidance permits, as a practical expedient, a reporting entity to measure the fair value of an investment using the net asset value per share (or its equivalent) provided by the investee without further adjustment. The amendments are effective for interim and annual periods ending after December 15, 2009. The company does not expect a material impact on the Consolidated Financial Statements due to the adoption of this amended guidance.

In October 2009, the FASB issued guidance which amends the scope of existing software revenue recognition accounting (ASU No. 2009-14). Tangible products containing software components and non-software components that function together to deliver the product’s essential functionality would be scoped out of the accounting guidance on software and accounted for based on other appropriate revenue recognition guidance. For the company, this guidance is effective for all new or materially modified arrangements entered into on or after January 1, 2011 with earlier application permitted as of the beginning of a fiscal year. Full retrospective application of the new guidance is optional. This guidance must be adopted in the same period that the company adopts the amended accounting for arrangements with multiple deliverables described in the preceding paragraph. The company is currently assessing its implementation of this new guidance, but does not expect a material impact on the Consolidated Financial Statements.

In October 2009, the Financial Accounting Standards Board (FASB) issued amended revenue recognition guidance for arrangements with multiple deliverables (ASU No. 2009-13). The new guidance eliminates the residual method of revenue recognition and allows the use of management’s best estimate of selling price for individual elements of an arrangement when vendor specific objective evidence (VSOE), vendor objective evidence (VOE) or third-party evidence (TPE) is unavailable. For the company, this guidance is effective for all new or materially modified arrangements entered into on or after January 1, 2011 with earlier application permitted as of the beginning of a fiscal year. Full retrospective application of the new guidance is optional. The company is currently assessing its implementation of this new guidance, but does not expect a material impact on the Consolidated Financial Statements.

Management does not believe that other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the SEC have or will have a material impact on our company’s present or future consolidated financial statements.

Our Business

Overview

Through our Wastewater and Tail Gas Treatment segment, we design sewage treatment and odor control systems for municipal supplies. These systems, which coordinate technological solutions (software, management information systems, enterprise resource planning and local and wide area networking) with hardware (sensors, distributed control systems, programmable logic controllers, supervisory control and data acquisition systems and mechatronics), allow our clients to monitor and control numerous variables in the sewage treatment and odor control processes. Our goal in this regard is to be a total solution provider for our clients, allowing them to engage us to design processes and systems that work seamlessly to manage the process from the initial intake of raw sewage through the return of water to consumers for reuse.

Through our Water Resource Management segment, we assist the government in monitoring natural waterways. We provide systems that combine technological solutions (software, geological information systems, management information systems, enterprise resource planning and local, wireless and wide area networking) with hardware (sensors, supervisory control and data acquisition systems and mechatronics) to track water levels for drought and flood control, monitor groundwater quality and assist the government in planning its water resource use and management.

We recently received a $2 million modified Build-Transfer-Operate (“BTO”) contract for a wastewater treatment plant for the Dongli Economic Development Area in the Tianjin Municipality in Northern China. Under the modified BTO model, we will build the treatment plant and transfer ownership to the Dongli Economic Development Area once construction is completed. After we transfer ownership, the Dongli Economic Development Area will operate the plant; however, we will provide assistance and help them to operate the plant as necessary. We will not actually be operating the plant for the Dongli Economic Development Area, as would be the case under a more traditional BTO model. This is the first time we have used the modified BTO model and plan to use it in the future to help municipal clients with sewage discharge problems.

Using the modified BTO model, we finance the cost of a municipal project ourselves, then transfer ownership to the municipality after completion of construction. Under this model, we must have the capital to be able to finance significant portions of the projects ourselves before transferring ownership. As such, we need to have sufficient capital when bidding on modified BTO projects to be able to show the municipality that we have the capability to complete a certain project. We believe this offering will give us the necessary capital to pursue additional modified BTO projects in the future.

Our Industry

Water Resource and Pollution Control in China

China’s environmental infrastructure in general, and its water infrastructure in particular, are under great stress. China has a smaller water supply than the United States but approximately five times as many people. China faces water scarcity, frequent floods in the south and east and droughts in the north and west, serious water pollution and heavy strains on the environment. Water usage in China has quintupled since 1949. In short, China struggles to procure, clean and provide enough potable water for a growing population.

As a result of the high population density in China, the poor ratio of available water supply to demand, and the further regional imbalances in available water resources, China faces serious challenges in managing its supply of usable water.

To address these challenges, the Chinese government has enacted stricter environmental standards and invested significantly in water treatment projects to promote sustainable economic growth to provide the population with affordable, purified water. We believe the following factors, among others, may present an opportunity for companies that assist the Chinese government in its goals to increase access to usable water, reduce the effects of droughts and alleviate flooding:

•	China possesses approximately 7% of the earth’s total fresh water supply, similar to Canada. China, however, has approximately 40 times more people than Canada.

•	Approximately 300 million Chinese citizens have no access to clean water.

•	Over 700 million Chinese citizens drink water that does not meet current World Health Organization standards.

•	Chinese citizens have access to approximately one-quarter the per-person supply of water available on average around the world. China has one of the 15 lowest per capita water supplies in the world.

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Per capita water availability in north China is only 757 cubic meters per year, less than one-fourth of per capita availability in south China, one-eleventh of the world average. The Food and Agriculture Organization of the United Nations regards a per capita water level of less than 1,000 cubic meters per year as a severe constraint on socio-economic development and environmental protection.

•	Almost 90% of underground water in Chinese cities is affected by pollution.

•	Approximately 80% of China’s rivers fail to meet standards for fishing.

•	According to China’s Ministry of Environmental Protection (“MEP”), over 70% of China’s lakes and 5 out of 7 major river systems are so polluted that they are not suitable for human contact.

•	Almost all of China’s rivers are considered polluted to some degree.

•	Southern China has access to over 80% of China’s water supply.

•	Approximately 400 of China’s 660 cities are affected by water shortages. Of those, over 100—including large cities like Beijing and Tianjin—are facing serious water shortages.

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Northern China is reported to be experiencing its worst drought in fifty years. The North China Plain has seen seven consecutive years of drought, and its water table is falling at approximately five feet per year.

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China’s industrial water use is comparatively inefficient: to generate ¥10,000 in gross domestic product, China uses three times more water than the world average and seven times more than the United States.

•	China recycles or reuses only 60% to 65% of water used by industry, compared with 80% to 85% in most developed countries.

•	In 2006, China treated in some form only 56 percent of 53.7 billion tons of waste water; the rest was discharged without any treatment.

•	In November 2000, the State Council notified all cities with a population greater than 100,000 to build one or more wastewater treatment facilities by 2005.

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The World Bank estimates that China’s water crisis currently costs China approximately 2.3% of its gross domestic product, of which 1.3% is attributable to water scarcity and 1% is a direct result of water pollution.

As a result of this increased demand for resources, the Chinese government has increased its financial investment in environmental protection legislation and increased environmental standards. Between 1995 and 2000, China invested approximately $47.4 billion in environmental protection. From 2000 through 2005, the investment grew to approximately $92.1 billion. From 2005 through 2010, China’s environmental investment is expected to be approximately $184.2 billion. This growth represents a cumulative annual growth rate of approximately 14.5%. Of the estimated $184.2 billion to be spent on environmental protection, approximately $39.5 billion is expected to be used for water resource management, urban water management, wastewater treatment, sewage reuse and water treatment.

China’s economy has historically been a planned economy, and its environmental protection policies have also been planned, in a series of five-year plans. According to The National Eleventh Five-Year Plan for Environmental Protection (2006-2010) (the “11th Plan”), China’s current environmental priorities are (i) to shift focus from economic growth without regard to environmental protection to placing equal emphasis on economic growth and environmental protection; (ii) to synchronize environmental protection and economic development, rather than allowing environmental protections to lag behind economic development and (iii) to shift from primarily administrative methods to protect the environment to implementing a more comprehensive legal, economic, technical and administrative framework to address environmental issues.

China failed to meet many of the environmental protection targets set in the National Tenth Five-Year Plan for Environmental Protection (2001-2005) (the “10th Plan”), despite devoting more than 1% of China’s gross domestic product in environmental protections for the first time. For example, the 10th Plan set a target of 10% reduction in sulphur dioxide, but China actually experienced an increase of 27.8%. Similarly, key water resources met only 60% of the targets set for pollution during the 10th Plan.

To this end, the 11th Plan provides that China will need to dedicate an estimated 1.35% of its gross domestic product, or approximately ¥1.4 trillion (approximately $2.05 billion), to environmental protections. China’s MEP projects growth of 15% per year in the environmental industry. While the 11th Plan does not prescribe amounts to be spent for particular projects or in individual sectors, it does state that the water pollution control will be the top priority for China’s environmental investment.

In order to reduce total chemical oxygen demand (“COD”) by 10% during the period, the 11th Plan estimates that engineering measures must be taken to reduce COD by 4 million tons. The 11th Plan anticipates that COD may be reduced by 3 million tons by increasing urban waste water treatment capacity by 45 million tons per day and by 1 million tons through industrial waste water treatment. These treatment plans anticipate that, by 2010, all cities in China will have sewage treatment facilities to allow at least 70% of urban sewage to be treated, with total urban sewage treatment capacity to reach 100 million tons per day. Such capacity increases will require China to construct new sewage treatment facilities and to strengthen the monitoring and supervision of existing and new facilities. The 11th Plan states that such plants will install real time on-line monitoring devices. Monitoring stations for water environmental quality will be expected to meet scientific standards. China plans, in particular, to focus on the enhancement of real time monitoring the pollution of trans-province and trans-boundary waters or estuaries; early warning systems for pollution accidents; and routine monitoring of surface water, drinking water sources and coastal sea waters. By 2010, the 11th Plan anticipates that, of such monitoring stations, 90% will meet government standards in east China, 80% in central China and 60% in west China.

China’s Economic Development

China’s population of approximately 1.3 billion people is expected to grow by almost 9 million people per year. The country’s gross national product has grown at a rate of approximately 9% for more than 25 years, making it the fastest growth rate for a major economy in recorded history and securing China’s place as the world’s third largest economy. In the same 25 year period, China has moved more than 300 million people out of poverty and quadrupled the average Chinese person’s income. The potential of this market is noted by the fact that 400 of the world’s largest 500 companies have invested in China.

In 2009, the Chinese government is posed with the difficult task of maintaining China’s economy in the midst of the global financial crisis. China’s economy experienced overall growth of only 9% in 2008, its lowest growth rate in seven years, down from a growth rate of 13% in 2007. The global financial crisis has significantly decreased demand for Chinese exports, resulting in factory closures and losses of millions of jobs. The falling demand for Chinese goods has recently caused the World Bank to cut its prediction for China’s 2009 economic growth from 7.5% to 6.5%, 2.5% lower than the seven year low of 9% seen in 2008. This prediction is also 1.5% lower than the 8% rate the Chinese government had predicted and said would be necessary to avoid significant further job loss. While predictions for China’s growth rate have fallen, China’s growth rate remains well above the World Bank’s forecast for decline of 1.5% for the world economy in 2009.

The financial crisis started in the second half of 2008 and soon became a global economic crisis as financial markets around the world deteriorated. The crisis eventually spread to other sectors such as manufacturing. The global economic growth rate also significantly decreased. Under such an uncertain and unstable economy and market, the Chinese government adjusted several major economic policies, including the use of a stimulus package in an effort to reach an 8% annual economic growth rate in 2009 and to encourage major banks to increase liquidity. Water resources and environmental protection infrastructure construction is one of the major sectors that is expected to benefit from this increased liquidity.

China’s economy has improved markedly from the worst part of the financial crisis. According to China’s National Bureau of Statistics, China’s GDP for the first nine months of 2009 reached RMB 21.78 trillion (or $3.2 trillion), an increase of 7.7% compared to the same period in 2008. The growth rates for the first, second and third quarters of 2009 were 6.1%, 7.9% and 8.9%, respectively, compared to the same period in 2008. Fixed asset investment (“FAI”) in the first nine months of 2009 rose by 33.4%.

China’s spending in water resources, environmental protection and other infrastructure increased 54.5% year to year. The second tranche of central government funding (RMB 130 billion, or $19.1 billion as of February

2009) was allocated to rural infrastructure projects such as improving drinking water safety and electric grids and repairing roads (RMB 31.5 billion or $4.6 billion) and to environmental projects (RMB 11 billion or $1.6 billion).

According to the budget plan announced by Ministry of Water Resources, China expects to invest $11.7 billion in 2009 in water resources sectors. China’s central government has allocated $3.8 billion in the first half of 2009. With the projects the central government has approved, this investment is expected to increase to $45 billion in the aggregate over the next 3 years. The projects include mitigation of 6,240 small and middle-sized reservoirs that are considered unsafe due to several years’ lack of proper maintenance.

Based on the data shown above, we believe that Tri-Tech is likely to continue to grow in 2010 because our business scope includes water resources, flood control and mitigation, water quality monitoring and assessment, municipal water and wastewater management, water reuse, and odor control, all areas that are poised to benefit from China’s infrastructure investment.

China’s Technology Industry

The Chinese government began to focus upon technology and science shortly after the formation of the PRC. From 1949 to 1977, the Chinese government directly controlled all research, development and engineering activities through its State Development Planning Commission and State Science and Technology Commission. In the 1980s, China began to implement market-oriented economic reforms designed to improve the Chinese science and technology industry, among other priorities. During this period, China further reduced the central government’s control over the operation of research oriented businesses. In the 1990s, Chinese policymakers again attempted to enhance the development of high technology businesses by experimenting with additional reduction of governmental control while also providing new forms of ownership for these businesses. In addition, in 1992, the Chinese government liberalized market access by adopting policies that favored foreign investment in high technology businesses. By the end of the 1990s, the Chinese government had abandoned most of its control over many high technology businesses and adopted a progressive tax structure designed to further encourage the financial development of these businesses. These policies positively impacted the development of Chinese software and engineering businesses.

New Opportunities in Water Resources and Wastewater Treatment

We expect a significant demand for water treatment equipment in China in the foreseeable future, given China’s ongoing industrialization and urbanization. We are currently pursuing over 100 smaller river basin flood monitoring and forecasting systems with a market potential of approximately $72.5 million, and groundwater monitoring systems for over 100 counties across the country with a market potential of another $72.5 million. There can be no guarantee that we will be successful in these endeavors. Through local distributors and partnerships, we also promote our proprietary products targeting the water monitoring and dispatching systems of the Northward Rerouting of Southern River engineering construction, which we believe has a market potential of approximately $43.5 million.

In 2009, the Chinese government approved the Mountain Torrent Forecast Plan proposed by the Ministry of Water Resources and the Ministry of Environmental Protection, Accordingly, the Chinese government allocated RMB 200 million (approximately $29 million) to fund projects in 103 pilot counties, which are frequently devastated by mountain torrents. In June 2009, the China State Flood Control and Drought Relief Headquarter initiated 50 pilot projects. We won the bids for 8 of these 50 pilot projects. The development is in line with our earlier indications of our goals.

The South-North Water Transfer Project is a large, inter-basin, long-distance water transfer project that is charged with dozens of major urban water supply tasks for such cities as Beijing, Tianjin and Shijiazhuang. This project is intended to help address China’s water shortages in the north by transporting water from China’s southern regions, which have been affected by flooding in the past. The current automated dispatch system monitors a total of 304 buildings. As a result of our ability to assist with (i) the use of information acquisition and processing technology, (ii) the modernization of the operations maintenance and management, (iii) the establishment of a sound system and (iv) the greatest degree of rational management of water to make full use of China’s valuable water resources, we expect an increase in sales from this project.

China frequently faces flash floods and similar national disasters, so strengthening the prevention and treatment of such disasters is essential. System monitoring of rainfall by the water system, early warning system and early warning response system consists of three parts. Data and early warning information processing service as the core, through computer networks, databases, early warning command and control platform release constitutes a set of flash floods disaster early warning system. We expect an increase in sales from the following projects proposed by the Ministry of Water Resources: (i) National Flood Control and Drought Relief Headquarter facilities (Phase II), (ii) Nationwide Mountain Torrent Forecast and Prevention Pilot Program; (iii) Nationwide Hydrologic Monitoring Systems for Small- and Middle-sized River Basins (Phase I); (iv) Nationwide Flood Information Communication and Forecasting Systems for Key Small and Middle-sized Reservoirs (under design by others); (v) State Water Resource Management System (Pilot Stage), and (vi) Groundwater Monitoring Program of the Bureau of Hydrology of the Ministry of Water Resources.

Our wastewater treatment business segment focuses on Tianjin City and Hebei Province. Specifically, the Tianjin Binhai New Area spurs the growth of the total output value with major new infrastructure projects. The total GDP output value of the Binhai New Area is expected to increase by 22% in the next few years. Within the next few years, Binhai New Area plans to construct over 40 large scale pumping stations and over 30 sewage treatment plants, which we believe have a total market potential of approximately $8.7 billion.

According to the Tianjin Central Urban Area storm and sanitary sewage systems construction and retrofitting plan, the total spending for construction and retrofitting will be RMB 4.79 billion (approximately $704.4 million) and RMB 480 million (approximately $70.59 million), respectively. Recently, Tri-Tech won a contract for multiple pump station retrofitting projects in Tianjin and will continue to pursue major pump stations construction and retrofitting related contracts.

Hebei Province is another targeted market. Hebei Province plans to construct over 50 sewage and grey water reuse treatment plants in the next two years. We believe the total spending may reach RMB 8.38 billion (approximately $1.23 billion). Recently, Tri-Tech won multiple contracts for sewage treatment plants in Hebei Province.

We are actively pursuing opportunities in the industrial wastewater and process tail gas treatment market in the petrochemical industry, such as the SINOPEC Yanshan Plant, the Petro China Jilin Plant, the SINOPEC Anqing Plant, and the Petro China Dalian Plant.

Currently almost all newly designed sewage treatment plants have odorous gas containment and control requirements. In view of that, we expect an increase in sales of our proprietary biofiltration odor control systems.

To take advantage of these new market opportunities, we continue to increase our workforce to meet the increased work load. In order to pursue several major new water projects, we registered a branch office in Tianjin Dongli Economic Development Zone and set up a branch office in Hebei Province to be closer to our clients.

Our Competitive Strengths

We believe the following strengths differentiate us from our competitors in our market in China:

•	We are a customized integration solution provider that provides integrated solutions from feasibility studies through implementation.

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Our business centers on Chinese governmental bodies, including the Ministry of Water Resources, local and provincial government bodies, and we have strong customer recognition and industry reputation among those governmental bodies, evidenced by project recognition and awards from the Ministry of Water Resources, Ministry of Environmental Protection and Ministry of Construction.

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We have proven solution and service development capability and monitoring and management systems expertise, including a broad and growing portfolio of software and service, such as application software platforms, utility tools, engineering and consulting.

•	We have proven management with a successful track record. Our top executives have over 100 years of combined experience.

•	We have a broad client base stretching across China with over 250 projects successfully implemented in 29 provinces and municipalities.

•	We have industry leading proprietary technology: we have obtained seven software copyrights and two patents for our technology in China.

•	Our business possesses high barriers to entry such as high levels of talent and a technical and capital intensive business model.

Our Strategies

We provide integrated software and hardware solutions for China’s water environmental protection industry. Our goal is to become the leading provider of such solutions in our market in China. We intend to achieve this goal by implementing the following strategies:

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We intend to leverage our expertise in China’s water environmental protection industry to apply our solutions to other industries, including power generation, chemical and metallurgical industries. We provide our solutions primarily to governmental entities in China to assist them in monitoring and managing wastewater and water resources. We have been able to apply our solutions to complementary industries, such as the petrochemical industry, to assist with monitoring and managing fluids and gases. We intend to continue expanding our solutions to compatible industries, such as China’s power generation, chemical and metallurgical industries, as appropriate and in our company’s best interest.

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We intend to broaden product offerings by extending product lines to upstream and downstream business segments. We currently primarily offer system integration, and proprietary software and hardware products and solutions to our customers. We intend to increase the portion of the revenues coming from our proprietary product lines. Meanwhile we intend to provide wastewater treatment construction and facility management and operation for our municipal clients.

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We intend to reinforce and improve market position by strengthening research and development capacities. We will continue to invest monetary and human resources in research and development in new products and new applications.

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We intend to build alliances with research institutions and international manufacturers to enrich product offerings. Currently we work with several U.S. companies in the pollution control industry. We will continue to develop stronger partnerships with those international manufacturers in a variety of ways, such as license agreements and exclusive distribution agreements.

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We seek to be an early entrant into new markets and projects in order to continue to build a strong reputation among the local and central governments to which we will provide services. We actively participated in the compilation of national and industry standards, handbooks, and regulations in China. Through this kind of activities, we seek to continue to build a strong reputation among our targeted customer base. We will continue to devote our efforts in this regard. In addition, we plan to register a branch office within one of our major municipal government jurisdictions, which we will plan to use to secure favorable projects in the jurisdiction.

•	We intend to continue to employ the modified BTO model for projects. We believe use of our modified BTO model will allow us to successfully bid on larger projects in the future.

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We intend to explore overseas business opportunities and seek out new merger and acquisition opportunities. We are exploring the possibility of an overseas office for projects in the municipal water, wastewater, municipal solid waste and power industries. We are also actively seeking merger and acquisition candidates in the fields of industrial safety engineering for the oil and gas industries as well as water purification and wastewater treatment.

Our Challenges and Risks

We believe our primary challenges are:

•	We currently have a single industry focus, and our area of focus is substantially affected by changes in government priorities and spending;

•	There are uncertainties in our development, introduction and marketing of new solutions and services;

•	We must actively recruit, train and retain skilled technical and sales personnel;

•	We face significant competition from existing competitors and new market entrants;

•	Execution of our growth strategy is complex; and

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We rely principally on dividends paid by our PRC operating subsidiary, TTB, and our PRC affiliates, Yanyu and Tranhold, to fund cash and financing requirements, and there are PRC laws restricting the ability of these entities from paying dividends or making other distributions to us.

In addition, we face risks and uncertainties that may materially affect our business, financial condition, results of operations and prospects. Thus, you should consider the risks discussed in “Risk Factors” and elsewhere in this prospectus before investing in our ordinary shares.

Our Lines of Service

We currently provide services in two segments. We group these segments based on the types of services we provide and the types of clients that use these services. Our two reportable operating segments are (i) water and wastewater treatment process control systems, and process tail gas purification (“Wastewater and Tail Gas Treatment”) and (ii) water resources protection and allocation, flood control and forecasting, irrigation systems and municipal water supply and distribution systems (“Water Resource Management”). Within these segments, we have developed technology and products to assist our customers (i) process and treat wastewater and tail gases and (ii) monitor water supplies.

The following tables identify the percentage of revenues derived from each business segment for the 2007 and 2008 fiscal years:

	Year Ended December 31, 2008
	Segment 1 Wastewater and Tail Gas Treatment	%	Segment 2 Water Resource Management	%	Total	%
System integration	$4,656,469	55%	$1,462,797	17%	$6,119,266	72%
Hardware products	2,019	0%	1,113,792	13%	1,115,811	13%
Software products	310,000	4%	904,881	11%	1,214,881	15%
Total revenues	$4,968,488	59%	$3,481,470	41%	$8,449,958	100%

	Year Ended December 31, 2007
	Segment 1 Wastewater and Tail Gas Treatment	%	Segment 2 Water Resource Management	%	Total	%
System integration	$1,607,658	34%	$255,937	5%	$1,863,595	40%
Hardware products	1,420,362	30%	374,615	8%	1,794,977	38%
Software products	550,000	12%	473,451	10%	1,023,451	22%
Total revenues	$3,578,020	76%	$1,104,003	24%	$4,682,023	100%

Wastewater and Tail Gas Treatment Segment

We have developed the following technology and products to assist our customers in this segment to process and treat wastewater and gases:

Sewage Treatment and Water Recycling/Sewage Water Pipeline Network

•

Electric Automation and Dispatching Management System for Cities. These systems are able to track a number of variables in a sewage treatment facility and allow the city to control the system electronically to react to chemical and other changes and to ensure safe and efficient treatment of sewage. We engineer, procure and install these systems, including high- and low-voltage electrical equipment, controls, instruments and management information systems required by the projects.

Sewage Water Plant/Recycling

•

Electric Instruments Automation Water Management System. We provide systems to allow municipalities to reuse and recycle both grey water (the non-industrial waste water generated from domestic processes such as dish washing, laundry and bathing) and industrial waste water. We also provide pump station electrical and mechanical equipment and municipal water supply plant and distribution pipelines for our clients. We engineer, procure and install these systems, including high- and low-voltage electrical equipment, controls, instruments and management information systems required by the projects.

Recycling

•

Tranhold Series Biofiltration Odor Control Systems (Patented). We provide our patented biofiltration odor control systems to municipal wastewater treatment plants and pump stations to eliminate offensive odors emitted at the sources. We engineer, manufacture, procure, install, integrate and commission the entire system for our clients.

•

Tranhold Chemical Scrubbing Odor Control Systems. We provide chemical scrubbing odor control systems to eliminate offensive odors with higher concentrations, usually emitted from industrial wastewater treatment plants and processes. Some of our customers commission us to combine our chemical scrubbing units and biofiltration odor control systems to further enhance odor elimination.

•

Process Control and Monitoring System Software (Certified). We provide process control and monitoring system software to integrate entire water/wastewater treatment plants, and to combine individual unit operations into complete systems. We program and customize the software to match our clients’ specific needs.

•	Sewage Treatment Operation Management System. We provide sewage treatment plant operation and maintenance management services for some of our clients after we build the treatment plants for them.

Water Resource Management Segment

We have developed the following technology and products to assist our customers in this segment to monitor municipal and natural water resources:

Drought/Flood Control

•	YY-RTU-2000 Remote Terminal (Patented Product). The Remote Terminal is a specialized data acquisition and transition unit used for communications in remote areas where we install our control systems.

•	Rainfall Monitoring and Data Processing WEB System Software (Certified software). We use our WEB System Software to monitor remote rain gauges and to process and report rainfall data.

•

YY-RTU-2000 Rainfall Measurement Software (Certified software). The Rainfall Measurement Software is a specialized software package used for rainfall measurement in conjunction with the Remote Terminal and WEB System Software.

•	Small Watershed Flood Hazard Early Warning System. Our Early Warning System is an integrated system that contains both software and hardware units that are used for small watershed forecasting.

Water Quality Monitoring

•	Groundwater Monitoring and Data Processing WEB System Software (Certified software). We use our WEB System Software to monitor groundwater levels and to process groundwater data.

•	YY-RTU-2000 Remote Terminal (Patented Product). The Remote Terminal is a specialized data acquisition and transition unit used for communications in remote areas where we install our control systems.

Water Resource Utilization and Management

•

Irrigation and Agriculture Water Conservation System. Our Irrigation and Agriculture Water Conservation System helps farms and rural governments manage their water resources to ensure that often limited water supplies are used as efficiently and effectively as possible.

•

National Flood Control System. Our Flood Control System uses remotely placed rain gauges and computer modeling to monitor water flow rates. This allows governments to recognize the early signs of flooding.

•

Water Resource Equipment Monitoring System. Our Water Resource Equipment Monitoring System is an automatic system that allows customers to react quickly to changes in monitored flow rates and failures in equipment.

Municipal Water Supply

•

Municipal Water Supplying Dispatch System. Our Municipal Water Supplying Dispatch System is an automatic pipeline network system that monitors municipal water flow rates and can be used to balance pressures and ensure municipal water supplies remain in service and run smoothly.

Principal Suppliers

We use the following principal suppliers; however, our suppliers generally vary on project by project basis, as each project is tailored to the needs and requests of the client. We believe the materials provided by our suppliers are widely available and do not anticipate that we will be unable to obtain these materials from other suppliers in the event our principal suppliers are unable or unwilling to supply us. Indeed, we honor our customers’ requests for materials from their preferred suppliers.

Items		Suppliers/Manufacturers
Electromagnetic Flowmeters	-	Endress + Hauser (Shanghai) Co, Ltd.

COD Meters	-	Beijing Eastern-Dataphy Instruments Co., Ltd.

Fans	-	WINFAN (Suzhou) Technology Co., Ltd.

PLC-Modules	-	Siemens (Nanjing) Co., Ltd.

Gas-Oil Separators	-	Ping Yuan Flow Control Technology Co., Ltd

Screens	-	B-Tohin Machine (Jiangsu) Co, Ltd.

Components & Connectors	-	Beijing Hangfeng Weidian Technology Co., Ltd.

Electrical Control Boxes	-	Cangzhou Jinhe Plastic Products Co., Ltd.

Fluviograph & Rain Gauge (Pluviometer)	-	Nanjing Automation Institute of Water Conservation and Hydrology of Ministry of Water Resources (NAIWCH)

PV Solar Panels	-	Ningbo Solar Electric Power Co., Ltd.

Nissei Data Transition Stations	-	Rainbow Electronics Co., Ltd.

Data Switchboard	-	Siemens (China), Co. Ltd.

Digital Trunked Base Stations	-	European Aeronautic Defense and Space Company (EADS N.V.)

PLC control Systems	-	Huazhang Group

Regenerative Thermal Oxidizers	-	Air Clear LLC

Remote Terminal Units	-	Motorola

Representative Projects

We have provided service to customers throughout China. Our largest clients are regional and local government entities. We have also provided solutions to companies in the chemical, and particularly petrochemical, industry. The following map of China shows those political regions of China in which we have undertaken projects. The subsequent list, by operating segment, is a partial list of projects we have undertaken for customers throughout China.

Representative Projects - Wastewater and Tail Gas Treatment Segment

Sewage Treatment and Odor Control

Project Name	After Taxes Revenues to Date ($)	Project Status
SINOPEC YanShan Petrochemical Plant – Process tail gas VOC removal	1,438,490	Completed in December 2008
Beijing Huamei Polymer Co. Ltd. – Process Tail Gas Control to EVA Renovation Project	996,108	Completed in October 2009
Tianjin Drainage Management Office – Pumping Station Odor Control	527,462	Completed in September 2009
Tianjin Free Trade Zone – Pumping Stations automatic control system upgrade	424,197	Completed in September 2009
Tianjin Baodi Economic Development Zone – Baodi Wastewater Treatment Plant Phase 1	327,865	Completed in December 2009
Northeast China Pharmaceutical Group – Wastewater treatment plant odor control system	283,383	Completed in October 2007
Hebei Quzhou Sewage Treatment Plant – Electrical engineering, control and instruments	201,027	Completed in August 2009
Ningxia Shizuishan Sewage Treatment Plant – Procurement and installation	197,010	Finished installation
Tianjin Free Trade Zone – Wastewater Treatment Plant electrical engineering, control and instruments	148,501	Completed in December 2008
Hebei Zaoqiang Sewage Treatment Plant – Procurement and installation	133,111	Completed in December 2008

Representative Projects - Water Resource Management Segment

Hydrology Monitoring and Control Dispatch

Project Name	After Taxes Revenues to Date ($)	Project Status
Heilongjiang Songhua River Flood Control Non-Structural Measures – Flood Dispatching System and Flood Information Transmission System	184,957	Completed in October 2009
ZheJiang CangNan TianTai Real Time Flood Monitoring System	134,069	Completed in December 2007
7 Drought Relief Branch Centers Construction Phase 2 – Equipment procurement	110,398	Completed in June 2009
Hainan Sanya Hydrology Data Collecting and Report System Upgrade	73,832	Completed in April 2009
Zhujiang River Monitoring and Hydrologic Data Collecting System	64,562	Completed in September 2009

Water Quality Monitoring & Control

Project Name	After Taxes Revenues to Date ($)	Projects Status
TianJin DongLi District Under Groundwater Monitoring System	48,899.91	Completed in September 2005

Water Resource Dispatching and Utilization

Project Name	After Taxes Revenues to Date ($)	Project Status
Hebei Province Reservoir Hydrology Measurement and Report System	611,095	Completed in December 2007
Guangxi Reservoirs Software Upgrade	145,119	Completed in May 2009

Municipal Water Supply

Project Name	After Taxes Revenues to Date ($)	Project Status
Chengdu Water Supply Company – Municipal water supply dispatching system	713,143	Completed in June 2005
SINOPEC Shengli Oil Field - Water Sourcing Monitoring System	21,280	Completed in February 2008

Research and Development

We focus our research and development efforts on improving our development efficiency and the quality of our products and services. As of January 8, 2010, our research and development team consisted of 15 experienced researchers, engineers, developers and programmers. In addition, some of our support employees regularly participate in our research and development programs. In cooperation with Nankai University, we are currently jointly pursuing government funds for odor control technology research.

In the fiscal years ended December 31, 2008 and 2007, we spent $66,295 and $33,248, respectively, on research and development activities.

Sales and Marketing

For the fiscal years ended December 31, 2008 and 2007, we spent $239,284 and $61,010, respectively, on sales and marketing and we spent $2,605 and $0, respectively, on advertising expenses. Our sales and marketing staff consists of 15 employees including 5 new sales agents we added in the fiscal year ended December 31, 2008

Competition

We operate in a highly competitive industry characterized by rapid technological development and evolving industry standards. Given the $585 billion stimulus initiative in China, we expect this competition to intensify, as more companies enter the market. We compete primarily on the basis of customer recognition and industry reputation, research and development strength, comprehensive product offerings, and a competitive cost structure. We believe we can continue to compete successfully with international competitors because of our competitive cost structure and with local competitors because of our superior technology. Our established nationwide distribution and customer service network and knowledge of local markets provide us with an advantage over international competitors who typically appoint only one distributor in the Chinese market who is responsible for selling and servicing their products. In addition, we provide a more comprehensive set of products than most of our international or local competitors. In order to maintain and enhance our competitive advantage, we must continue to focus on competitive pricing and technological innovation by being at the forefront of market trends and improving our proprietary manufacturing processes.

We compete with both major international conglomerates and local companies in each of our product categories as follows:

•

Wastewater and Tail Gas Treatment Segment: Our wastewater treatment competes primarily with products and services from five other local and international companies: Beijing Sound Group (China), HollySys (China), Nanjing Automation Institute of Water Conservation and Hydrology of Ministry of Water Resources (China), Veolia Water (France) and Degremont, S.A. (France). Our tail gas treatment competes primarily with products and services from Biorem, Inc. (Canada), Durr Environmental GmbH (Germany), Kewei Environmental Protection Co., Ltd. (China), and Kai-Hong (Taiwan).

•

Water Resource Management Segment. Our water resources management segment competes primarily with products and services from Motorola (USA), HollySys (China) and Nanjing Automation Institute of Water Conservation and Hydrology of Ministry of Water Resources (China).

Although we believe that our competitive strengths provide us with advantages over many of our competitors, many of our international competitors have stronger brand names, longer operating histories, longer or more established relationships with their customers, stronger research and development capabilities and greater marketing and other resources than we do. All of the international competitors listed above are substantially larger and have greater access to capital than we have. Some of our domestic competitors have stronger customer bases, better access to government authorities and stronger industry-based background than us. For example, we believe Beijing Sound Group has an especially strong reputation in the north of China, Kai-Hong and Kewei in the south of China, Nanjing Automation Institute with government authorities and HollySys in the power and transportation industries. If we fail to maintain or improve our market position or fail to respond successfully to changes in the competitive landscape, our business, financial condition and results of operations may suffer.

Customers

We operate on a project-by-project basis and as such do not have ongoing relationships with most customers. Our five biggest customers collectively represented approximately 38.9% and 65.6% of the Company’s sales for the years ended December 31, 2008 and December 31, 2007, respectively. Sales to our top two customers amounted to $1,415,251 and $1,046,092 or 17% and 12% of the Company’s sales for 2008. The second customer also generated $711,821 or 15% of our sales in 2007. Sales to two other customers amounted to $1,420,362 and $550,000 or 30% and 12% of our sales for 2007. We are dependent on our large clients, but these customers routinely change from year to year, as our revenues are largely project-based, rather than ongoing in nature. As a result, a customer may account for our largest revenues in one year and none in the next year upon completion of a project. See “Risk Factors – Our revenues are highly dependent on several large customers that vary from year to year.”

Proprietary Rights

Our success and competitive position is dependent in part upon our ability to develop and maintain the proprietary aspect of our technology. The reverse engineering, unauthorized copying, or other misappropriation of our technology could enable third parties to benefit from our technology without paying for it. We rely on a combination of patents, copyright and trade secrets law and contractual restrictions to protect the proprietary aspects of our technology. We seek to protect the source code to our software, documentation and other written materials under trade secret, patent and copyright laws. While we actively take steps to protect our proprietary rights, such steps may not be adequate to prevent the infringement or misappropriation of our intellectual property. This is particularly the case in China where the laws may not protect our proprietary rights as fully as in the United States.

In 1998, China established the State Intellectual Property Office (“SIPO”) to coordinate China’s intellectual property enforcement efforts. SIPO is responsible for granting and enforcing patents, as well as coordinating intellectual property rights related to copyrights and trademarks. Protection of intellectual property in China follows a two-track system. The first track is administrative in nature, whereby a holder of intellectual property rights files a complaint at a local administrative office. Determining which intellectual property agency can be confusing, as jurisdiction of intellectual property matters is diffused throughout a number of government agencies and offices, which each are typically responsible for the protection afforded by one statute or one specific area of intellectual property-related law. The second track is a judicial track, whereby complaints are filed through the Chinese court system. Since 1993, China has maintained various intellectual property tribunals. The total volume of intellectual property related litigation, however, remains small.

Although there are differences in intellectual property rights between the United States and China, of most significance to our company is the inexperience of China in connection with the development and protection of intellectual property rights. Similar to the United States, China has chosen to protect software under copyright law rather than trade secrets, patent or contract law. As such, we will attempt to protect our intellectual property assets pursuant to Chinese laws that have only recently been adopted. Unlike the United States, which has lengthy case law related to the interpretation and applicability of intellectual property law, China is currently in the process of developing such interpretations.

We have obtained software copyrights on seven of our software products and patents on two of our other products in China. The duration of our patents is as follows:

•	Tranhold Patent – Biofiltration Odor Control System (Invention), August 25, 2004 – August 24, 2024.

•	Yanyu Patent – Automatic Monitoring Control for Real-Time Hydrology Information and Disaster Pre-Alert/Alarm System (Utility Model), August 24, 2006 – August 23, 2016.

According to the Copyright Law of the PRC, the term of protection for copyrights lasts for the life of the author plus an additional 50 years and for works of corporate authorship, the protection lasts for 50 years beyond publication.

We seek to avoid disclosure of our intellectual property by requiring employees and independent consultants to execute confidentiality agreements with us and by restricting access to our source codes.

Employees

As of January 8, 2010, we had 120 full-time employees, all but two of whom were based in China. Of the total, 15 were in management, 67 were in technical support, 15 were in research and development, 15 were engaged in sales and marketing, and 8 were in financial affairs and administration. We believe that our relations with our employees are good. We have never had a work stoppage, and our employees are not subject to a collective bargaining agreement.

Facilities

We currently operate in four rented facilities throughout China. Our headquarters are located in Beijing. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Contractual Obligations and Commercial Commitments.”

Office	Address	Rental Term	Space	Expiration Date
Beijing (headquarters)	5D, Tower A, 2 Building Business Center Jinyuan Shidai, No. 2 East Road Landianchang, Haidian District, Beijing, PRC 100097	1 year	3,907 square feet	April 1, 2010
Yanyu	180 Guanganmen Wai Street, Suite 707 Xuanwu District, Beijing, PRC	2 years	6,157 square feet	May 1, 2011
Tranhold	Yangliuqing, Xiqing District, Tianjin, PRC	4 years	8,611 square feet	December 26, 2010
Tranhold Tianjin	4th Floor, Tower A, No. 7 Rongyuan Road, Huayuan Industrial Area, Tianjin New Industrial District, PRC	5 year	18,300 square feet	December 2, 2014

Insurance

We do not have any business interruption, litigation or natural disaster insurance coverage for our operations in China. Insurance companies in China offer limited business insurance products. While business interruption insurance is available to a limited extent in China, we have determined that the risks of interruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Therefore, we are subject to business and product liability exposure. Business or product liability claims or potential regulatory actions could materially and adversely affect our business and financial condition. See “Risk Factors—Foreign Operational Risks—We do not have business interruption, litigation or natural disaster insurance.”

Legal Proceedings

There are no material legal proceedings, regulatory inquiries or investigations pending or threatened against us.

Regulation

Restriction on Foreign Ownership

The principal regulation governing foreign ownership of software businesses in the PRC is the Foreign Investment Industrial Guidance Catalogue, effective as of December 11, 2007 (the “Catalogue”). The Catalogue classifies the various industries into four categories: encouraged, permitted, restricted and prohibited. As confirmed by the government authorities, Yanyu and Tranhold, are engaged in an encouraged industry. Such a designation offers businesses distinct advantages. For example, businesses engaged in encouraged industries:

•	are not subject to restrictions on foreign investment, and, as such, foreign investors can own a majority in Sino-foreign joint ventures or establish wholly-owned foreign enterprises in the PRC;

•

provided such company has total investment of less than $100 million, the company is subject to regional (not central) government examination and approval which are generally more efficient and less time-consuming; and

•	may import certain equipment while enjoying a tariff and import-stage value-added tax exemption.

The National Development and Reform Commission and the Ministry of Commerce periodically jointly revise the Foreign Investment Industrial Guidance Catalogue. As such, there is a possibility that our company’s business may fall outside the scope of the definition of an encouraged industry in the future. Should this occur, we would no longer benefit from such designation.

Regulation of Foreign Currency Exchange and Dividend Distribution

Foreign Currency Exchange. The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations (1996), as amended, and the Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996). Under these regulations, Renminbi are freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for most capital account items, such as direct investment, loan, repatriation of investment and investment in securities outside China, unless the prior approval of SAFE or its local counterparts is obtained. In addition, any loans to an operating subsidiary in China that is a foreign invested enterprise, cannot, in the aggregate, exceed the difference between its respective approved total investment amount and its respective approved registered capital amount. Furthermore, any foreign loan must be registered with SAFE or its local counterparts for the loan to be effective. Any increase in the amount of the total investment and registered capital must be approved by the PRC Ministry of Commerce or its local counterpart. We may not be able to obtain these government approvals or registrations on a timely basis, if at all, which could result in a delay in the process of making these loans.

The dividends paid by the subsidiary to its shareholder are deemed shareholder income and are taxable in China. Pursuant to the Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), foreign-invested enterprises in China may purchase or remit foreign exchange, subject to a cap approved by SAFE, for settlement of current account transactions without the approval of SAFE. Foreign exchange transactions under the capital account are still subject to limitations and require approvals from, or registration with, SAFE and other relevant PRC governmental authorities.

Dividend Distribution. The principal regulations governing the distribution of dividends by foreign holding companies include the Foreign Investment Enterprise Law (1986), as amended, and the Administrative Rules under the Foreign Investment Enterprise Law (2001).

Under these regulations, foreign investment enterprises in China may pay dividends only out of their retained profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, foreign investment enterprises in China are required to allocate at least 10% of their respective retained profits each year, if any, to fund certain reserve funds unless these reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends.

Notice 75. On October 21, 2005, SAFE issued Notice 75, which became effective as of November 1, 2005. According to Notice 75, prior registration with the local SAFE branch is required for PRC residents to establish or to control an offshore company for the purposes of financing that offshore company with assets or equity interests in an onshore enterprise located in the PRC. An amendment to registration or filing with the local SAFE branch by such PRC resident is also required for the injection of equity interests or assets of an onshore enterprise in the offshore company or overseas funds raised by such offshore company, or any other material change involving a change in the capital of the offshore company.

Moreover, Notice 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past are required to complete the relevant registration procedures with the local SAFE branch. Under the relevant rules, failure to comply with the registration procedures set forth in Notice 75 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the increase of its registered capital, the payment of dividends and other distributions to its offshore parent or affiliate and capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

PRC residents who control our company are required to register with SAFE in connection with their investments in us. Such individuals completed this registration in 2007, and 2008, as amended. If we use our equity interest to purchase the assets or equity interest of a PRC company owned by PRC residents in the future, such PRC residents will be subject to the registration procedures described in Notice 75.

New M&A Regulations and Overseas Listings

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, CSRC and SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rule, which became effective on September 8, 2006. This New M&A Rule, among other things, includes provisions that purport to require that an offshore special purpose vehicle formed for purposes of overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals obtain the approval of CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

On September 21, 2006, CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC and it would take several months to complete the approval process. The application of this new PRC regulation remains unclear with no consensus currently existing among leading PRC law firms regarding the scope of the applicability of the CSRC approval requirement.

Our PRC counsel, Beijing Kang Da Law Firm, has advised us that, based on their understanding of the current PRC laws and regulations:

•

We currently control our Chinese affiliates, Tranhold and Yanyu, by virtue of TTB’s VIE agreements with them but not through equity interest acquisition nor asset acquisition which are stipulated in the New M&A Rule; and

•	In spite of the above, CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this new procedure.

Intellectual Property Rights

Patent

The PRC has domestic laws for the protection of rights in copyrights, patents, trademarks and trade secrets. The PRC is also a signatory to all of the world’s major intellectual property conventions, including:

•	Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);

•	Paris Convention for the Protection of Industrial Property (March 19, 1985);

•	Patent Cooperation Treaty (January 1, 1994); and

•	The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (November 11, 2001).

Patents in the PRC are governed by the China Patent Law (March 12, 1984), as amended and its Implementing Regulations (January 19, 1985), as amended.

The PRC is signatory to the Paris Convention for the Protection of Industrial Property, in accordance with which any person who has duly filed an application for a patent in one signatory country shall enjoy, for the purposes of filing in the other countries, a right of priority during the period fixed in the convention (12 months for inventions and utility models, and 6 months for industrial designs).

The Patent Law covers three kinds of patents, namely, patents for inventions, utility models and designs. The Chinese patent system adopts the principle of first to file. This means that, where multiple patent applications are filed for the same invention, a patent will be granted only to the party that filed its application first. Consistent with international practice, the PRC only allows the patenting of inventions or utility models that possess the characteristics of novelty, inventiveness and practical applicability. For a design to be patentable, it should not be identical with or similar to any design which, before the date of filing, has been publicly disclosed in publications in the country or abroad or has been publicly used in the country, and should not be in conflict with any prior right of another.

PRC law provides that anyone wishing to exploit the patent of another must conclude a written licensing contract with the patent holder and pay the patent holder a fee. One rather broad exception to this, however, is that, where a party possesses the means to exploit a patent for inventions or utility models but cannot obtain a license from the patent holder on reasonable terms and in a reasonable period of time, the PRC State Intellectual Property Office (“SIPO”) is authorized to grant a compulsory license. A compulsory license can also be granted where a national emergency or any extraordinary state of affairs occurs or where the public interest so requires. No compulsory license, however, has been granted by the SIPO up to now. The patent holder may appeal such decision within three months from receiving notification by filing a suit in a People’s Court.

PRC law defines patent infringement as the exploitation of a patent without the authorization of the patent holder. A patent holder who believes his patent is being infringed may file a civil suit or file a complaint with a PRC local Intellectual Property Administrative Authority, which may order the infringer to stop the infringing acts. A preliminary injunction may be issued by the People’s Court upon the patentee’s or the interested parties’ request before instituting any legal proceedings or during the proceedings. Evidence preservation and property preservation measures are also available both before and during the litigation. Damages in the case of patent infringement is calculated as either the loss suffered by the patent holder arising from the infringement or the benefit gained by the infringer from the infringement. If it is difficult to ascertain damages in this manner, damages may be determined with reference to the license fee under a contractual license.

Copyright

According to the Copyright Law of the PRC, the term of protection for copyrights lasts for the life of the author plus an additional 50 years and for works of corporate authorship, the protection lasts for 50 years beyond publication.

Trademark

The PRC Trademark Law, adopted in 1982 and revised in 2001, with its implementation rules adopted in 2002, protects registered trademarks. The Trademark Office of the State Administration of Industry and Commerce (“SAIC”), handles trademark registrations and grants trademark registrations for a term of ten years.

Software and Systems Integration Industries

China’s State Council and a number of ministries and agencies issued a series of rules and regulations aimed at stimulating the growth of the software and systems integration industries in China. The principal regulations governing the software and systems integration industries include:

•	Interim Administration Measures for Qualification of Systems Integration of Computer Information (1999);

•	Certification Standards and Administration Measures of Software Enterprises (2000);

•	Interim Appraisal Condition for Qualification Grade of Systems Integration of Computer Information (2000);

•	Certain Policies for Encouraging Development of the Software Industry and Integrated Circuits Industry (2000);

•	Software Products Administration Measures (2000);

•	Interim Administration Measures for Qualification of Systems Integration of Computer Information Concerning State Secrets (2001); and

•	Administrative Measures on Verification of Key Software Enterprises within the State Plan (2005).

Under these regulations, except for software developed for self-use, software products developed in China are subject to a registration system administered by the Ministry of Information Industry (“MII”) and its local branches or agencies empowered by it. This registration system requires software developers to obtain registration certificates for their software products. A software product cannot be sold in China without such registration.

Companies in China engaged in systems integration are required to obtain qualification certificates from MII. Companies planning to set up computer information systems are required to engage only systems integration companies with appropriate qualification certificates. The qualification certificate is subject to bi-annual review and is renewable every four years.

The Qualification Certificate for Integration of Computer Information Systems concerning State Secrets granted by the State Secrecy Bureau will be required for a company to engage in computer systems integration activities involving state secrets. In principle, the State Secrecy Bureau will only issue special qualification certificate to Chinese domestic companies. Foreign invested companies, including sino-foreign joint ventures and wholly foreign-owned enterprises, are generally not allowed to engage in any computer systems integration activities that involve state secrets.

We register our software solutions and have obtained all the certificates, permits or licenses necessary for conducting our business from MII or other regulatory agencies.

Tax

Income Tax

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

PRC enterprise income tax is calculated based on taxable income determined under PRC accounting principles. According to the Foreign-invested Enterprises and Foreign Enterprises Income Tax Law (the “FIE Income Tax Law”) and the related implementing rules, both of which issued in 1991, foreign-invested enterprises established in China are generally subject to an income tax rate of 33% (consisting of 30% enterprise income tax and 3% local income tax). The FIE Income Tax Law and the related implementing rules provide certain favorable tax treatments to qualified foreign invested enterprises. For instance, the enterprise income tax rate is lowered to 15% for a foreign-invested enterprise located in a special economic zone or if it is classified as a “high-technology enterprise” located in a national high-tech zone. Chinese domestic companies are governed by the Enterprise Income Tax Provisional Regulations of the PRC and are generally subject to an enterprise income tax rate of 33%.

Pursuant to Certain Policies for Encouraging Development of the Software Industry and Integrated Circuits Industry, issued in 2000, an enterprise qualified as “software enterprise” is entitled to a two-year income tax exemption for the first two profitable years and a reduction of its applicable income tax rate for the subsequent three years.

On March 16, 2007, the National People’s Congress of the PRC passed the PRC Enterprise Income Tax Law (the “New EIT Law”), which took effect on January 1, 2008. Under the New EIT Law, a unified enterprise income tax rate of 25% and unified tax deduction standards will be applied equally to both domestic-invested enterprises and foreign-invested enterprises. Enterprises established prior to March 16, 2007 eligible for preferential tax treatment in accordance with the currently prevailing tax laws and administrative regulations shall, under the regulations of the State Council, gradually become subject to the New EIT Law rate over a five-year transition period starting from the date of effectiveness of the New EIT Law. The details of the transitional arrangement for the five-year period from January 1, 2008 to December 31, 2012 applicable to enterprises approved for establishment prior to March 16, 2007, such as Tranhold and Yanyu, were adopted in January 2008.

In addition, certain qualifying high-technology enterprises still benefit from a preferential tax rate of 15% under the new tax law if they meet the definition of “qualifying high-technology enterprise.” Such a designation offers businesses distinct advantages. The Chinese Ministry of Science and Technology, Ministry of Finance and State Administration of Taxation jointly released a “Notice on Printing and Distributing the Administrative Measures for Determination of High-Technology Enterprise (the “Notice”) on April 14, 2008. The Notice, which took effect retroactively as of January 1, 2008, defines “qualifying high-technology enterprises” as businesses that:

•	have been registered for one year or longer within the PRC (excluding Hong Kong, Macao and Taiwan);

•	have devoted significant effort to research and development of intellectual property;

•	have developed independent intellectual property rights essential to their business; and

•	are currently conducting business utilizing such intellectual property rights.

The Notice also details the steps necessary to obtain governmental approval of such status. As of the date of this prospectus, TTB held an active Approval Certificate of High Technology Enterprise issued by the Beijing Municipal Science and Technology Commission. Should we ever lose such certification we may not be able to obtain the preferential tax rate of 15%.

According to an approval document from the Beijing State Tax Bureau of Xicheng District, TTB was granted an income tax exemption in 2007 and 2008 and reduced income tax rates of 10%, 11%, and 12% from 2009 to 2011, on the basis of being a software company. However, that notice has since been superseded and TTB is now required to pay income tax at a rate of 25% for the fiscal year ended December 31, 2008 and beyond. According to an approval document from the Beijing State Tax Bureau of Haidian District, Tranhold was granted an income tax exemption in 2004 and 2005 and a half reduced income tax rate from the normal rate of 15% from 2006 to 2008, on the basis of being a high-tech company. However, that notice has since been superseded and Tranhold is now required to pay income tax at a rate of 25% for the fiscal year ended December 31, 2008 and beyond. According to an approval document from the Beijing State Tax Bureau of Haidian District, Yanyu was granted, on the basis of being a high-tech and software company, an income tax exemption in 2003 and 2004 and a half reduced income tax rate from the normal rate of 15% from 2005 to 2007, on the basis of being a high-tech company. We will pay income tax at the rate of 25% until we are recertified as a high-technology enterprise, and we cannot guarantee that we will be so recertified.

Furthermore, under the New EIT Law, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a resident enterprise and will normally be subject to the enterprise income tax at the rate of 25% on its global income. If the PRC tax authorities subsequently determine that we or any of our non-PRC subsidiaries should be classified as a PRC resident enterprise, then such entity’s global income will be subject to PRC income tax at a tax rate of 25%. In addition, under the New EIT Law, payments from Tranhold, Yanyu and TTB to us may be subject to a withholding tax. The New EIT Law currently provides for a withholding tax rate of 10%. We are actively monitoring the proposed withholding tax and are evaluating appropriate organizational changes to minimize the corresponding tax impact.

Value Added Tax

Pursuant to the Provisional Regulation of China on Value Added Tax and its implementing rules, issued in December 1993, all entities and individuals that are engaged in the businesses of sales of goods, provision of repair and placement services and importation of goods into China are generally subject to a VAT at a rate of 17% (with the exception of certain goods which are subject to a rate of 13%) of the gross sales proceeds received, less any VAT already paid or borne by the taxpayer on the goods or services purchased by it and utilized in the production of goods or provisions of services that have generated the gross sales proceeds. However, pursuant to Certain Policies for Encouraging Software Industry and Integrated Circuits Industry issued in 2000, an enterprise classified as a “software enterprise” will be entitled to a rebate of its net VAT liability to the extent that it exceeds 3% of the actual VAT burden relating to self-made software product sales (excluding export sales). Such refund will not be treated as taxable income and must be used for funding its software research and development and the expansion of its production capacity. According to the Notice on Certain Policies Related to Value Added Tax, issued in November 2005, an entity that develops software products on commission may be entitled to an exemption of VAT if, according to the contractual arrangement, the copyright of the products developed by it shall be owned by the commissioning party or jointly owned by the developer and commissioning party.

Business Tax

Companies in China are generally subject to business tax and related surcharges by various local tax authorities at rates ranging from 3% to 20% on revenue generated from providing services and revenue generated from the transfer of intangibles such as copyrights. However, qualified technology companies may apply for an exemption from business tax for revenues generated from technology development, transfer or related consulting services, according to a notice issued by the Ministry of Finance and the State Administration of Taxation in November 1999.

Regulations on Offshore Parent Holding Companies’ Direct Investment in and Loans to Their PRC Subsidiaries

An offshore company may invest equity in a PRC company, which will become the PRC subsidiary of the offshore holding company after investment. Such equity investment is subject to a series of laws and regulations generally applicable to any foreign-invested enterprise in China, which include the Wholly Foreign Owned Enterprise Law, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Contractual Joint Venture Enterprise Law, all as amended from time to time, and their respective implementing rules; the Tentative Provisions on the Foreign Exchange Registration Administration of Foreign-Invested Enterprise; and the Notice on Certain Matters Relating to the Change of Registered Capital of Foreign-Invested Enterprises.

Under the aforesaid laws and regulations, the increase of the registered capital of a foreign-invested enterprise is subject to the prior approval by the original approval authority of its establishment. In addition, the increase of registered capital and total investment amount shall both be registered with SAIC and SAFE.

Shareholder loans made by offshore parent holding companies to their PRC subsidiaries are regarded as foreign debts in China for regulatory purpose, which is subject to a number of PRC laws and regulations, including the PRC Foreign Exchange Administration Regulations, the Interim Measures on Administration on Foreign Debts, the Tentative Provisions on the Statistics Monitoring of Foreign Debts and its implementation rules, and the Administration Rules on the Settlement, Sale and Payment of Foreign Exchange.

Under these regulations, the shareholder loans made by offshore parent holding companies to their PRC subsidiaries shall be registered with SAFE. Furthermore, the total amount of foreign debts that can be borrowed by such PRC subsidiaries, including any shareholder loans, shall not exceed the difference between the total investment amount and the registered capital amount of the PRC subsidiaries, both of which are subject to the governmental approval.

Management

Executive Officers and Directors

The following table sets forth our executive officers and directors, their ages and the positions held by them:

Name	Age	Position
Warren Zhao(1)(7)	43	Chairman of the Board & Chief Executive Officer of TRIT, President of TTB and Tranhold
Phil Fan(1)	43	President and founder of TRIT
Peter Dong(1)	40	Chief Financial Officer of TRIT
Simon Zhuang(1)	56	President of Yanyu
David Hu(1)(7)	43	Director
Peiyao Zhang(1)(2)(3)(4)(6)	63	Director
Xiaoping Zhou(1)(2)(3)(4)(6)	45	Director
Robert W. Kraft(1)(2)(3)(4)(5)	57	Director

(1)	The individual’s business address is c/o Tri-Tech Holding Inc., 5D, Tower A, 2 Building Business Center Jinyuan Shidai, No. 2 East Road Landianchang, Haidian District, Beijing, PRC 100097.
(2)	Member of audit committee.
(3)	Member of compensation committee.
(4)	Member of nominating committee.
(5)	Class I director whose term expires in 2010.
(6)	Class II director whose term expires in 2011.
(7)	Class III director whose term expires in 2012.

Warren Zhao. Mr. Zhao is our Chairman and Chief Executive Officer. He is also the president of our subsidiary, TTB, and one of our VIEs, Tranhold. Mr. Zhao was one of the founders of our company in 2002. Prior to founding our company, Mr. Zhao established Beijing Tranhold Automatic Control Systems and served as its general manager in 1994. From 1988 through 1993, Mr. Zhao was the manager of the research and development department at Beijing Test Control Technology Institute of Aeronautics Ministry. Mr. Zhao earned his bachelor’s and master’s degrees in engineering from Northwest China Polytechnic University.

Phil Fan. Mr. Fan is our President. Mr. Fan was one of the founders of our company in 2003. Prior to founding our company, Mr. Fan provided technical, engineering and management services in several U.S. engineering firms, including Black and Veatch, Parsons Brinckerhoff, Inc., and Chastain-Skillman, Inc. From 2003 through 2005, Mr. Fan was the Asia Regional Sales Manager for Met-Pro Corporation. Mr. Fan earned his bachelor’s and master’s degrees in environmental engineering from Hunan University and a master’s degree in civil engineering from Louisiana State University. Mr. Fan has been a registered professional engineer in the United States since 2001.

Peter Dong. Mr. Dong is our Chief Financial Officer. Mr. Dong has been our CFO since 2006. From 2001 through 2005, Mr. Dong was the Customer Service Manager of South West Securities Company and Wan Lian Securities Company. Mr. Dong has over 15 years of management experience in the technology and securities industries in China. Mr. Dong earned his bachelor’s degree in computer science from Nanjing University of Aeronautics and Astronautics and his master’s degree in economics from Renmin University of China.

Simon Zhuang. Mr. Zhuang is the president of one of our VIEs, Yanyu. Mr. Zhuang has served Yanyu as its vice president and president since 2002. From 1991 through 2001, Mr. Zhuang was a manager of the Department of Technology of the Aeronautics Industry Science and Technology Corp.

David Hu. Mr. Hu is a director. Mr. Hu has been our director since 2007. From 2004 through 2006, Mr. Hu was a technical adviser of Beijing Aderco New Science and Technology Co., Ltd., a Chinese company that provides engineering services in the petrochemical industry. From 1996 through 2003, Mr. Hu engaged in research in petrochemical technology, earning four scientific research awards from the Anqing government Mr. Hu received his bachelor’s degree in chemical engineering from Dalian Polytechnic University.

Dr. Peiyao Zhang. Dr. Zhang has been a Director of our Company since 2009. Dr. Zhang is the Chairman of the nominating committee of the board of directors. Dr. Zhang served as the Deputy Director of the SINOPEC Petrochemical Science and Engineering Research Institute from 1999-2005, where he was responsible for technical license management. Prior to his work with SINOPEC, from 1994-1998, Dr. Zhang served as the Deputy Director and Chief Engineer of the SINOE Department of Developing and Planning, where he directed over forty joint venture projects. Prior to SINOE, from 1992-1993, Dr. Zhang served as the Deputy Bureau Chief of Foreign Affairs for SINOPEC, as well as the Deputy Director of Research and Development for SINOPEC from 1990-1992. Dr. Zhang has also served as a Director and Senior Engineer for the Yanshan Petrochemical Research Institute, specializing in catalyst research and development, from 1985-1990. Prior to Yanshan, Dr. Zhang was an engineer at the Beijing Yanshan Petrochemical Co. from 1974-1983 and a technician at the Jinxi Chemical Plant from 1968-1973. Dr. Zhang received a bachelor’s degree from Tsinghua University in 1967 and a Ph.D in chemical engineering from the Sweden Royal Institute of Technology in 1988. Dr. Zhang is a visiting scholar at the Sweden Royal Institute of Technology and was awarded the 1994 National Outstanding Scholar Award by the Chinese Government.

Dr. Xiaoping Zhou. Dr. Zhou has been a Director of our Company since 2009. Dr. Zhou is the Chairman of the compensation committee of the board of directors. Dr. Zhou currently serves as the Senior Hydrologist for the resources, groundwater resources, surface water resources, and environmental resources departments at the Southern Nevada Water Authority. He is responsible for conducting hydrologic and hydrogeologic studies and surface and groundwater quality monitoring. He is also currently an adjunct professor in the Department of Geosciences at the University of Nevada, Las Vegas. Prior to the SNWA, from 1998-2001, Dr. Zhou served as a Research Hydrogeologist at the UNLV Harry Reid Center for Environmental Studies. Prior to the Harry Reid Center, in 1998, Dr. Zhou was a Project Geologist with Group Alpha, Inc. Prior to Group Alpha, from 1996-1998, Dr. Zhou was an Engineering Geologist and Laboratory Manager for Construction Testing and Engineering, Inc., where he conducted geotechnical investigations and environmental site assessments. Dr. Zhou received a bachelor’s degree and a M.S. in Geology from Nanjing University. He also received a M.S. in Geosciences and a Ph.D. in Hydrogeology from UNLV.

Robert W. Kraft. Mr. Kraft has been a Director of our Company since 2009. Mr. Kraft is the Chairman and financial expert of the audit committee of the board of directors. Mr. Kraft is the Chairman, Chief Executive Officer and a founding partner of First Pathway Partners, LLC, an investment fund manager that qualifies foreign citizens for United States citizenship under the U.S. Homeland Security EB5 Immigration Program. Mr. Kraft also currently serves as the Chairman, President and CEO of PSA, North America, LLC, a consultancy focused on China. Mr. Kraft was the founder, President and CEO of Openfirst, a national provider of direct mail, statement processing, electronic messaging, and database management services for Fortune 1000 companies that was sold in 2006. Mr. Kraft also serves on the Boards of RBP Chemical, First Edge Solutions, Pacific Strategies & Assessments-Asia, United Community Center, University of Wisconsin-Madison’s China Leadership Board, and the Metropolitan Milwaukee Association of Commerce, where he is Co-Chair of the China Business Council. Mr. Kraft has a bachelor’s degree in Business Administration from John Carroll University in Cleveland, Ohio.

Executive Compensation

The following table shows the annual compensation paid by us for the years ended December 31, 2007 and 2008 to Warren Zhao, our principal executive officer. No officer had a salary during either of the previous two years of more than $100,000.

Summary Compensation Table

Name and principal position	Year	Salary	Bonus	All Other Compensation	Total

Warren Zhao, principal executive officer	2008	$12,958	$25,917	—	$38,875
	2007	$11,835	$13,150	—	$24,985

Employment Agreements

Under Chinese law, we may only terminate employment agreements without cause and without penalty by providing notice of non-renewal one month prior to the date on which the employment agreement is scheduled to expire. If we fail to provide this notice or if we wish to terminate an employment agreement in the absence of cause, then we are obligated to pay the employee one month’s salary for each year we have employed the employee. We are, however, permitted to terminate an employee for cause without penalty to our company, where the employee has committed a crime or the employee’s actions or inactions have resulted in a material adverse effect to us.

Our employment agreements with our executive officers generally provide for a term of five years and a salary to be paid monthly. The agreements also provide that executive officers are to work an average of forty hours per week and are entitled to all legal holidays as well as other paid leave in accordance with PRC laws and regulations and our internal work policies. Under such agreements, our executive officers can be terminated for cause without further compensation. The employment agreements also provide that we will pay for all mandatory social security programs for our executive officers in accordance with PRC regulations. During the agreement and for two (2) years afterward, our executive officers are subject to keep trade secrets confidential.

The following chart shows the titles and current salaries of our principal executive officer, Mr. Zhao. His employment agreement commenced on February 10, 2006 and is scheduled to expire on February 9, 2011, subject to extension with mutual agreement of Mr. Zhao and our company. No officer has a salary of more than $100,000.

Officer	Title	Annual Compensation
Warren Zhao	Chairman & Chief Executive Officer (Principal Executive Officer)	$50,000

Stock Option Pool

Our 2009 Stock Incentive Plan authorizes the issuance of up to 525,500 ordinary shares. Pursuant to this plan, we may issue options to purchase our ordinary shares to our employees and directors. The Compensation Committee of the Board of Directors will administer the plan. The options will have exercise prices equal to the fair market value of our ordinary shares on the date of grant. In addition, the options will vest over five years (20% per year) and have terms of ten years. As of the date of this Prospectus, we have issued all the options available under the 2009 Stock Incentive Plan.

Board of Directors and Board Committees

Our board of directors currently consists of 5 directors. We expect that all current directors will continue to serve after this offering. There are no family relationships between any of our executive officers and directors.

The directors will be divided into three classes, as nearly equal in number as the then total number of directors permits. Class I directors shall face re-election at our annual general meeting of shareholders in 2010 and every three years thereafter. Class II directors shall face re-election at our annual general meeting of shareholders in 2011 and every three years thereafter. Class III directors shall face re-election at our annual general meeting of shareholders in 2012 and every three years thereafter.

If the number of directors changes, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly as possible. Any additional directors of a class elected to fill a vacancy resulting from an increase in such class will hold office for a term that coincides with the remaining term of that class. Decreases in the number of directors will not shorten the term of any incumbent director. These board provisions could make it more difficult for third parties to gain control of our company by making it difficult to replace members of the Board of Directors.

A director may vote in respect of any contract or transaction in which he is interested, provided, however that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote on that matter. A general notice or disclosure to the directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof of the nature of a director’s interest shall be sufficient disclosure and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may be counted for a quorum upon a motion in respect of any contract or arrangement which he shall make with our company, or in which he is so interested and may vote on such motion.

There are no membership qualifications for directors. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting.

Currently, three committees have been established under the board: the audit committee, the compensation committee and the nominating committee. All members of each committee are independent directors. The audit committee is responsible for overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company, including the appointment, compensation and oversight of the work of our independent auditors. The compensation committee of the board of directors reviews and makes recommendations to the board regarding our compensation policies for our officers and all forms of compensation, and also administers our incentive compensation plans and equity-based plans (but our board retains the authority to interpret those plans). The nominating committee of the board of directors is responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues.

There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

Duties of Directors

Under Cayman Islands law, our directors have a fiduciary duty to the company to act in good faith in their dealings with or on behalf of our company and exercise their powers and fulfill the duties of their office honestly. This duty has four essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to personally profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

In general, Cayman Islands Law imposes various duties on directors of a company with respect to certain matters of management and administration of the company. In addition to the remedies available under general law, the Companies Law imposes fines on directors who fail to satisfy some of these requirements. However, in many circumstances, an individual is only liable if he is knowingly guilty of the default or knowingly and willfully authorizes or permits the default. In comparison, under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. In addition, under Delaware law, a party challenging the propriety of a decision of the directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” If the presumption is not rebutted, the business judgment rule protects the directors and their decisions, and their business judgments will not be second guessed. If the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Director Compensation

All directors hold office until the next annual meeting of shareholders at which their respective class of directors is re-elected and until their successors have been duly elected and qualified. There are no family relationships among our directors or executive officers. Officers are elected by and serve at the discretion of the Board of Directors. Employee directors do not receive any compensation for their services. Non-employee directors are entitled to receive $10,000/¥48,000 per year for serving as directors and may receive option grants from our company. In addition, non-employee directors are entitled to receive compensation for their actual travel expenses for each Board of Directors meeting attended, up to a maximum of $6,000 per meeting or $12,000 per year.

Summary Director Compensation Table FY 2008

Name	Director Fees earned or paid in cash	Total(1)
Warren Zhao(2)	$0	$0
Robert Kraft(3)	$0	$0
Peiyao Zhang(4)	$0	$0
Xiaoping Zhou(3)	$0	$0
David Hu	$0	$0

(1)	None of the directors received any ordinary share awards, option awards, nonqualified deferred compensation earnings or non-equity incentive plan compensation in fiscal year 2008.
(2)	Mr. Zhao received payment in his capacity as an officer of our company and/or subsidiaries/affiliates but did not receive any compensation for serving as a director of our company.
(3)	Messers. Kraft and Zhou did not become directors until 2009 and did not receive any payment in 2008.
(4)

Mr. Zhang did not become a director until 2009 and did not receive any payment for director fees in 2008. Mr. Zhang previously received compensation as a consultant to our board which is not reflected in the above amounts. Such consulting compensation amounted to $1,728 in 2008.

Limitation of Director and Officer Liability

Pursuant to our Memorandum and Articles of Association, every director or officer and the personal representatives of the same shall be indemnified and secured harmless out of our assets and funds against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him or her in or about the conduct of our business or affairs or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court whether in the Cayman Islands or elsewhere. No such director or officer will be liable for: (a) the acts, receipts, neglects, defaults or omissions of any other such Director or officer or agent; or (b) any loss on account of defect of title to any of our property; or (c) account of the insufficiency of any security in or upon which any of our money shall be invested; or (d) any loss incurred through any bank, broker or other similar person; or (e) any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgment or oversight on his or her part; or (f) any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers authorities, or discretions of his or her office or in relation thereto, unless the same shall happen through his or her own dishonesty, gross negligence or willful default.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Related Party Transactions,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Related Party Transactions

Prior Related Party Transactions

On July 20, 2007, the original shareholders of Yanyu completed a sales and purchase agreement with Beijing Satellite Technology Co., Ltd. (“Satellite”) which owned 58.88% of Yanyu. As a result of the transaction, the Yanyu Original Shareholders acquired 100% of the equity interests of Yanyu owned by Satellite for RMB 8.751 million (approximately $1.2 million). As a result, Satellite is no longer a shareholder of Yanyu and ceased to be a related party of our company as of July 20, 2007.

On December 31, 2007, TTII and TTB completed a sales and purchase agreement with the Yanyu Original Shareholders. Pursuant to this agreement, TTII issued 50,000 common shares to the Yanyu Original Shareholders and acquired 92.86% of the shares of Yanyu. The purchase of Yanyu was based on the fair market value of Yanyu as of December 31, 2007. The assets and liabilities transferred have been accounted for at fair value. After the acquisition, the only shareholders of Yanyu are TTB and the SOE Shareholder.

To finance the growth of the business, Tranhold borrowed RMB 750,000 (equivalent to $102,675) from a shareholder at the time of Tranhold on April 28, 2006, without interest and without specific terms. Tranhold repaid RMB 650,000 (equivalent to $88,044) to the shareholder in 2008. Outstanding payable balances for this loan were at $14,631 as of December 31, 2008. Tranhold repaid RMB 100,000 (equivalent to $14,631) to the shareholder in March, 2009.

TTB has entered into control agreements with all of the owners of Tranhold and 92.86% of the owners of Yanyu, which agreements allow TTB to control Tranhold and Yanyu, see “Corporate History – Contractual Arrangements with Yanyu, Tranhold and Their Respective Shareholders.”

Founders’ Shares Subject to Redemption

Our company was valued on a forward-looking basis for purposes of our initial public offering. Valuing a company on a forward-looking basis is subject to a number of risks, including the possibility that the company will not achieve the projected income levels and that world markets may not maintain the same valuation for companies in general in the future. In order to mitigate some of this risk, each of the founders of our company placed, on a pro rated basis, an aggregate of 340,000 ordinary shares into escrow. Such escrowed shares are referred to as the “Founders’ Shares”. The Founders’ Shares will remain in escrow with SunTrust Bank pending the filing of our company’s Form 10-K for the year ending December 31, 2009.

To the extent our audited after-tax earnings for the year ending December 31, 2009 are less than $0.7205 per share, excluding any expenses associated with releasing the Founders’ Shares back to the original owners as described below, our company will redeem, pro rata, the Founders’ Shares without any additional consideration to the extent necessary to cause our audited after-tax earnings per share to be equal to $0.7205. We cannot guarantee that we will be able to redeem a sufficient number of Founders’ Shares to increase audited after-tax earnings per share to $0.7205 if our company either has low net income or any net losses in 2009. Any remaining Founders’ Shares will be released from escrow to Tranhold Investment Inc., Yanyu Investment Inc., FLYY Investment Inc. and Allied Investment Consultation Inc. upon the filing of the Form 10-K for the year ending December 31, 2009 after redeeming any Founders’ Shares. See “Risk Factors—A redemption of shares held by our founders may be insufficient to cause our company to achieve projected earnings and may reduce our founders’ involvement and stake in our company.”

Future Related Party Transactions

In the future, the audit committee of our Board of Directors must approve all related party transactions. All material related party transactions will be made or entered into on terms that are no less favorable to use than can be obtained from unaffiliated third parties. Related party transactions that we have previously entered into were not approved by independent directors, as we had no independent directors at that time.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years. Except as set forth in our discussion above, none of our directors or officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Principal Shareholders

The following table sets forth information with respect to beneficial ownership of our ordinary shares as of January 8, 2010 by:

•	Each person who is known by us to beneficially own more than 5% of our outstanding ordinary shares;

•	Each of our directors and named executive officers; and

•	All directors and named executive officers as a group.

The number and percentage of ordinary shares beneficially owned before the offering are based on 5,255,000 ordinary shares outstanding as of January 8, 2010. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our ordinary shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of ordinary shares beneficially owned by a person listed below and the percentage ownership of such person, ordinary shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of January 8, 2010 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all ordinary shares shown as beneficially owned by them. Unless otherwise indicated in the footnotes, the address for each principal shareholder is in the care of Tri-Tech Holding Inc., 5D, Tower A, 2 Building Business Center Jinyuan Shidai, No. 2 East Road Landianchang, Haidian District, Beijing, PRC 100097. As of the date of the Prospectus, we had 10 shareholders of record.

Shares Beneficially Owned Before the Offering	Shares Beneficially Owned After the Offering
Named Executive Officers and Directors	Amount of Beneficial Ownership(1)	Percentage Ownership(2)	Amount of Beneficial Ownership(1)	Percentage Ownership(2)(7)
Warren Zhao, Principal Executive Officer and Director(3)	1,155,375	22.0%	1,155,375%
Peter Dong, Principal Financial and Accounting Officer(4)	1,548,558	29.5%	1,548,558%
David Hu, Director(5)	1,299,708	24.7%	1,299,708%
Peiyao Zhang, Director	0	*	%	0	*	%
Xiaoping Zhou, Director	0	*	%	0	*	%
Robert W. Kraft, Director	0	*	%	0	*	%
All Directors and Executive Officers as a Group (8 people)(6)	2,952,783	56.2%	2,952,783%
Tranhold Investment Inc.	1,155,375	22%	1,155,375%
Yanyu Investment Inc.	1,299,708	24.7%	1,299,708%

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the ordinary shares.
(2)	The number of our ordinary shares outstanding used in calculating the percentage for each listed person excludes the ordinary shares underlying options held by such person.
(3)	Mr. Zhao has the sole power to direct the voting of the 1,155,375 shares held by Tranhold Investment Inc.
(4)

Mr. Dong has (i) the sole power to direct the voting of the 248,850 shares held by FLYY Investment Inc. and (ii) shared power to direct the voting of the 1,299,708 ordinary shares held by Yanyu Investment Inc.

(5)

Mr. Hu has the shared power to direct the voting of the 1,299,708 shares held by Yanyu Investment Inc. Mr. Hu shares this voting power with 17 other individual owners of the equity of Yanyu’s shareholders, WTECH Holding Inc. and STECH Holding Inc.

(6)

One or more of our directors and executive officers have (i) the sole power to direct the voting of the (a) 248,850 shares held by FLYY Investment Inc., (b) the 1,155,375 shares held by Tranhold Investment Inc. and (c) the 248,850 shares held by Allied Investment Consultation Inc. and (ii) shared power to direct the voting of the 1,299,708 shares held by Yanyu Investment Inc.

(7)	Assuming no exercise of the underwriter’s over-allotment option.

Description of Share Capital

Our authorized share capital consists of 30,000,000 ordinary shares, par value $0.001 per share. As of the date of this prospectus, 5,255,000 ordinary shares are issued and outstanding. In addition, we have issued options to purchase 525,500 ordinary shares under our share incentive plan and warrants to purchase 177,750 shares in connection with our initial public offering.

Ordinary Shares

Holders of ordinary shares are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. The holders of ordinary shares are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor and subject to any preference of any then authorized and issued preferred stock. See “Dividend Policy.” Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of ordinary shares are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of the Company, subject to any preference of any then authorized and issued preferred stock. There are no conversion, redemption or sinking fund provisions applicable to the ordinary shares. All outstanding ordinary shares are fully paid and non-assessable.

Limitations on the Right to Own Shares

There are no limitations on the right to own our shares.

Limitations on Transfer of Shares

Pursuant to Cayman Islands law, our directors possess a right to refuse to register a share transfer from one shareholder to another. This right is generally entrenched in a company’s Articles of Association, and said right is contained in our Articles of Association. Cayman Islands law intends for this right to be exercised consistently with a director’s fiduciary duty to shareholders. This power is usually delegated to the company’s registrar and is intended to be utilized as a mechanism to prevent fraudulent transfer of ordinary shares. If exercised, this power will prevent the transfer from being recognized in the records of the company, and the putative transferee will not be recognized as the holder of record of the shares.

Disclosure of Shareholder Ownership

There are no provisions in our Memorandum of Association or Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Changes in Capital

We may from time to time by ordinary resolution increase the share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe. An ordinary resolution is a resolution that must be approved by holders of a majority of outstanding voting shares to become effective. The new shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the shares in the original share capital. We may by ordinary resolution:

•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•	convert all or any of our paid up shares into stock and reconvert that stock into paid up shares of any denomination;

•

in many circumstances, sub-divide our existing shares, or any of them, into shares of smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share form which the reduced share is derived; and

•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

We may by special resolution reduce our authorized but unissued share capital and any capital redemption reserve fund in any manner authorized by law. A special resolution is a resolution that must be approved by holders of more than two-thirds ( 2/3) of the outstanding voting shares to become effective, provided, however a company’s Articles of Association may impose a higher threshold. Our Articles of Association require special resolutions to receive the two thirds level.

Differences in Corporate Law

The Cayman Islands Companies Law is modeled after English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and, for comparison purposes, the laws applicable to companies incorporated in the State of Delaware and their shareholders.

Mergers and similar arrangements

Historically, Cayman Islands law did not provide for mergers as that expression is understood under United States corporate law and prior to the enactment of the Companies Law (2009 Revision) the statutory provisions that facilitated the reconstruction and amalgamation of companies, provided that the arrangement had to be approved by a majority in number of each class of shareholders and creditors with whom the arrangement was to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, and subsequently the arrangement had to be sanctioned by the Grand Court of the Cayman Islands.

A new Part XVA has been added to the Companies Law (2009 Revision) to streamline the process of merger and consolidation of Cayman Islands companies, without Court approval. The primary characteristics of merger or consolidation under Cayman Law include:

A plan of merger or consolidation must be approved by (i) a shareholder resolution of each constituent company by a majority in number representing 75% in value of all shareholders voting together as one class; and (ii) if the shares in the consolidated or surviving company are to have the same rights and economic value as the shares held in each constituent company, a special resolution of all shareholders voting together as one class (in both cases shares which carry no voting rights can vote on the plan). This requirement does not apply if a parent company is seeking to merge with one or more subsidiaries (the parent must own 90% of each voting share class of the subsidiary/s), in which case a copy of the plan only needs be circulated to all shareholders; and

A plan of merger or consolidation must be signed by one director of each constituent company, along with a director’s declaration confirming, amongst other matters, post merger/consolidation solvency, bona fide motives behind the merger/consolidation, that the merger/consolidation is not intended to defraud unsecured creditors, the absence of adverse court proceedings or other such matters along with a list of assets and liabilities.

When a take-over offer is made and accepted (within four months) by holders of not less than 90.0% of the shares affected, the offerer may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion. If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of a Delaware corporation, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ suits

We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, the company itself will normally be the proper plaintiff in actions against directors, and derivative actions may not generally be brought by a minority shareholder. However, based on English authorities, who would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, required a special resolution, which was not obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Directors’ fiduciary duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third-party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder action by written consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. Cayman Islands law and our articles of association allow our shareholders holding not less than 10 per cent of the paid up voting share capital of the Company to requisition a shareholder’s meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our articles of association require us to call such meetings.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles of association, directors can be removed with cause or by the vote of holders of a majority of our shares, cast at a general meeting, or the unanimous written resolution of all shareholders.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Law of the Cayman Islands and our articles of association, our company may be voluntarily dissolved, liquidated or wound up only by the vote of holders of two-thirds of our shares voting at a meeting or by the holders of at least one-half of our shares voting at a meeting if the Company is no longer able to pay its debts as they fall due or in each case by the unanimous written resolution of all shareholders. In addition, our company may be wound up by the Grand Court of the Cayman Islands if the company is unable to pay its debts or if the court is of the opinion that it is just and equitable that our company is wound up.

Variation of rights of shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote at a class meeting of holders of two-thirds of the shares of such class or unanimous written resolution, provided that if such variation has the effect of altering our articles of association, the variation will need to be approved in the manner described under the heading “Amendment of governing documents.”

Amendment of governing documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our memorandum and articles of association may only be amended with the vote of holders of two-thirds of our shares voting at a meeting or the unanimous written resolution of all shareholders.

Indemnification of directors and executive officers and limitation of liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime or gross negligence or willful default. Our memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, fraud, gross negligence or willful default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law to a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable as a matter of United States law.

Rights of non-resident or foreign shareholders

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Inspection of books and records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or corporate records except our memorandum and articles of association. However, we will provide our shareholders with annual audited consolidated financial statements.

Stock Option Plans

Our 2009 Stock Incentive Plan authorizes the issuance of up to 525,500 ordinary shares. Pursuant to this plan, we may issue options to purchase our ordinary shares to our employees and directors. The Compensation Committee of the Board of Directors will administer the plan. The options will have exercise prices equal to the fair market value of our ordinary shares on the date of grant. In addition, the options will vest over five years (20% per year) and have terms of ten years. As of the date of this Prospectus, we have issued all the options available under the 2009 Stock Incentive Plan.

Certain Effects of Authorized but Unissued Ordinary Shares

Upon the completion of this offering, the exercise of all Underwriter Warrants issued in this offering, the exercise of all other outstanding warrants, and the issuance of all shares in our share option plan, we will have                      ordinary shares remaining authorized but unissued. Authorized but unissued ordinary shares are available for future issuance without shareholder approval, except as such approval may be required. Issuance of these shares will dilute your percentage ownership in our company.

Shares Eligible for Future Sale

A liquid trading market for our ordinary shares presently exists but may not be sustained after this offering. Future sales of substantial amounts of ordinary shares, including ordinary shares issued upon exercise of outstanding options and exercise of the warrants offered in this prospectus in the public market after this offering or the anticipation of those sales could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

Upon the completion of the offering, we will have outstanding                      ordinary shares, assuming no exercise of outstanding options. Of these ordinary shares, the ordinary shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of our company at the time of sale, or at any time during the preceding three months, and who has beneficially owned restricted shares for at least six months, would be entitled to sell within any three-month period a number of our ordinary shares that does not exceed the greater of 1% of the then outstanding ordinary shares or the average weekly trading volume of ordinary shares during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about our company. A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his or her ordinary shares for at least six months, would be entitled under Rule 144 to sell such shares without regard to any manner of sale, notice provisions or volume limitations described above. Any such sales must comply with the public information provision of Rule 144 until our ordinary shares have been held for one year.

Rule 701

Securities issued in reliance on Rule 701 are also restricted and may be sold by shareholders other than affiliates of our company subject only to manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its six-month holding period requirement.

Registration on Form S-8

We have filed a registration statement on Form S-8 under the Securities Act to register the 525,500 ordinary shares authorized by our stock option plan. This registration permits the resale of these ordinary shares by nonaffiliates in the public market without restriction under the Securities Act, upon the completion of the lock-up period described below. Ordinary shares registered pursuant to the Form S-8 held by affiliates will be subject to Rule 144 volume limitations. As of the date of this Prospectus, we have issued all the options available under our stock option plan.

Lock-Up Agreements

We and each of our directors, executive officers and certain principal shareholders are subject to lock-up agreements that, subject to certain exceptions, prohibit us and them from, (1) offering, pledging, announcing the intention to sell, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant to purchase, making any short sale or otherwise transferring or disposing of, directly or indirectly, any shares of our ordinary shares or any securities convertible into, exercisable or exchangeable for or that represent the right to receive our ordinary shares, whether now owned or hereafter acquired, or (2) entering into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our ordinary shares, whether any such transaction described in clause (1) or (2) foregoing is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, for a period of at least 90 days following the effective date of the registration statement without the prior written consent of Newbridge Securities Corp. In addition, 50% of such securities will be subject to the same lock-up restrictions for a period between 90 days and 180 days after the effective date of the registration statement.

The lock-up period in all of the lock-up agreements is subject to extension if (1) during the last 17 days of the lock-up period, we release earnings results or material news or a material event relating to us occurs, or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which cases the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

These lock-up limitations are in addition to the limitations applicable to the Founders’ Shares. See “Risk Factors—A redemption of shares held by our founders may be insufficient to cause our company to achieve projected earnings and may reduce our founders’ involvement and stake in our company” and “Related Party Transactions—Founders’ Shares Subject to Redemption.”

Taxation

The following summary of the material Cayman Islands and U.S. federal income tax consequences of an investment in our or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to our company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not a party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

United States Federal Income Taxation

The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) under present law of an investment in our ordinary shares. This summary applies only to U.S. Holders that hold ordinary shares as capital assets and that have the U.S. dollar as their functional currency. This discussion is based on the tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The following discussion does not address the tax consequences to any particular investor or to persons in special tax situations such as:

•	banks;

•	financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to mark-to-market;

•	U.S. expatriates;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	persons holding our ordinary shares as part of a straddle, hedging, conversion or integrated transaction;

•	persons that actually or constructively own 10% or more of our voting stock;

•	persons who acquired our ordinary shares pursuant to the exercise of any employee share option or otherwise as consideration; or

•	persons holding our ordinary shares through partnerships or other pass-through entities.

Prospective purchasers are urged to consult their tax advisors about the application of the U.S. Federal tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our ordinary shares.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of shares and you are, for U.S. federal income tax purposes,

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us to you with respect to the ordinary shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2011, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the ordinary shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Under U.S. Internal Revenue Service authority, ordinary shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the NASDAQ Capital Market. You should consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our ordinary shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the ordinary shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ordinary shares for more than one year, you will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company

Based on our current and anticipated operations and the composition of our assets, we do not expect to be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our current taxable year ending December 31, 2008. Our actual PFIC status for the current taxable year ending December 31, 2008 will not be determinable until the close of such taxable year and, accordingly, there is no guarantee that we will not be a PFIC for the current taxable year. Because PFIC status is a factual determination for each taxable year which cannot be made until the close of the taxable year. A non-U.S. corporation is considered a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive income; or

•

at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our ordinary shares, our PFIC status will depend in large part on the market price of our ordinary shares. Accordingly, fluctuations in the market price of the ordinary shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. If we are a PFIC for any year during which you hold ordinary shares, we will continue to be treated as a PFIC for all succeeding years during which you hold ordinary shares. However, if we cease to be a PFIC, you may avoid some of the adverse effects of the PFIC regime by making a “deemed sale” election with respect to the ordinary shares.

If we are a PFIC for any taxable year during which you hold ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•

the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the ordinary shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of your taxable year over your adjusted basis in such ordinary shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “—Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. We expect that our ordinary shares will be listed on the NASDAQ Capital Market and, consequently, we expect that, provided that the ordinary shares are regularly traded, if you are a holder of ordinary shares the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election.

If you hold ordinary shares in any year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information.

Enforceability of Civil Liabilities

We are incorporated in the Cayman Islands because of the following benefits found there:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws than the United States and provides significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

All of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed our president, Phil Fan, 6501 Chaucer Road, Willowbrook, IL 60527, to serve as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Campbells, our counsel as to Cayman Islands law, and Beijing Kang Da Law Firm, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Campbells has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

Beijing Kang Da Law Firm has advised us further that Chinese Civil Procedure Law provides for the recognition and enforcement of foreign judgments. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other agreements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States or the Cayman Islands. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. Thus, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands. In addition, our Articles and Memorandum do not require arbitration of disputes, including those arising under the laws of the United Stated, between our company, our officers and directors and our shareholders.

Underwriting

Subject to the terms and conditions in the underwriting agreement, dated                     , 2010, by and between us and Newbridge Securities Corp., who is acting as the sole book-running manager and sole representative of the underwriters of this offering, each underwriter named below has severally agreed to purchase from us and we have severally agreed to sell, on a firm commitment basis, the number of ordinary shares set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Underwriter	Number of Ordinary Shares
Newbridge Securities Corp.

Total

The underwriters have agreed to purchase all ordinary shares offered by this prospectus (other than those covered by the over-allotment option described below), if any are purchased. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the ordinary shares are subject to the passing upon certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations and other matters.

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “TRIT”.

Commissions and Discounts

The following table shows the underwriting fees to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We estimate that the total fees and expenses payable by us, excluding underwriting discounts and commissions, will be approximately $                     million.

Pricing of Securities

The underwriters have advised us that they propose to offer the shares to the public at $                     per share. The underwriters propose to offer the shares to certain dealers at the same price less a concession of not more than $                     per share. The underwriters may allow, and the dealers may reallow, a concession of not more than $                     per share on sales to certain other brokers and dealers. After this offering, these figures may be changed by the underwriters.

Over-allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of                      additional ordinary shares from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase ordinary shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the same underwriting discount as set forth above. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional ordinary shares proportionate to the underwriter’s initial amount reflected in the table above.

Underwriter’s Warrants

We have also agreed to issue to Newbridge Securities Corp. and/or its designees, a warrant to purchase a number of ordinary shares equal to an aggregate of 10% of the ordinary shares sold in the offering. The warrants will have an exercise price equal to 125% of the offering price of the ordinary shares sold in this offering and be exercisable for five years after the effective date of the registration statement. Subject to certain limitations, the warrants provide for “piggyback” registration rights at our expense with respect to the underlying ordinary shares during the four year period commencing on the effective date of the registration statement. The warrants also provide that, with certain exceptions, the warrants cannot be transferred, sold, assigned or hypothecated during the first twelve months following the effective date of the registration statement. Pursuant to the rules of the Financial Industry Regulatory, Inc., or FINRA (formerly the NASD), and in particular Rule 5110, the warrants (and underlying shares) issued to Newbridge Securities Corp. may not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the date of delivery and payment for the shares offered; provided, however, that the warrants (and underlying shares) may be transferred to officers or partners of Newbridge Securities Corp. and members of the underwriting syndicate and their officers or partners as long as the warrants (and underlying shares) remain subject to the lockup.

Lock-Up Agreements

We and each of our directors, executive officers and certain principal shareholders are subject to lock-up agreements that, subject to certain exceptions, prohibit us and them from, (1) offering, pledging, announcing the intention to sell, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant to purchase, making any short sale or otherwise transferring or disposing of, directly or indirectly, any shares of our ordinary shares or any securities convertible into, exercisable or exchangeable for or that represent the right to receive our ordinary shares, whether now owned or hereafter acquired, or (2) entering into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our ordinary shares, whether any such transaction described in clause (1) or (2) foregoing is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, for a period of at least 90 days following the effective date of the registration statement without the prior written consent of Newbridge Securities Corp. In addition, 50% of such securities will be subject to the same lock-up restrictions for a period between 90 days and 180 days after the effective date of the registration statement.

The lock-up period in all of the lock-up agreements is subject to extension if (1) during the last 17 days of the lock-up period, we release earnings results or material news or a material event relating to us occurs, or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which cases the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Newbridge Securities Corp. may agree at its discretion and at any time or from time to time, without notice, to release all or any portion of the shares subject to the lock-up agreements described above.

Other Terms

We have agreed to a pay a corporate finance fee allowance equal to 2% of the total proceeds of this offering (exclusive of over-allotment option shares, if any) to Newbridge Securities Corp. which is intended to cover the internal expenses Newbridge Securities Corp. will incur in connection with this offering.

The underwriting agreement provides for indemnification by and among us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

Price Stabilization, Short Positions, Passive Market-Making

In connection with this offering, the underwriters may engage in activities that stabilize, maintain, or otherwise affect the price of our ordinary shares, including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales;

•	imposition of penalty bids;

•	covering transactions; and

•	passive market-making.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our ordinary shares while this offering is in progress. These transactions may also include making short sales of our ordinary shares, which involve the sale by the underwriters of a greater number of shares of ordinary shares than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid, which occurs when a particular underwriter repays to the underwriters’ representative a portion of the underwriting discount received by it because the underwriters’ representative has repurchased shares sold by or for the account of that underwriter in stabilizing or short-covering transactions.

As a result of these activities, the price of our ordinary shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on The Nasdaq Capital Market, in the over-the-counter market, or otherwise.

In addition, in connection with this offering, certain of the underwriters (and selling group members) may engage in passive market-making transactions in our ordinary shares on The Nasdaq Global Market prior to the pricing and completion of this offering. Passive market-making consists of displaying bids on The Nasdaq Capital

Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the ordinary shares during a specified period and must be discontinued when such limit is reached. Passive market-making may cause the price of our ordinary shares to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market-making is commenced, it may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities.

Other Matters

A prospectus in electronic format may be made available on a website maintained by the representative of the underwriters and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of ordinary shares offered by this prospectus to accounts over which they exercise discretionary authority.

From time to time in the ordinary course of its business, some of the underwriters and their affiliates have in the past engaged in, or may in the future engage in, commercial banking or investment banking transactions with us and our affiliates. Each of our officer and director has agreed to sell their securities through Newbridge Securities Corp. for the twelve months following the closing of the this offering.

Selling Restrictions

General

No action has been or will be taken by us or by any underwriter in any jurisdiction except in the United States that would permit a public offering of our ordinary shares, or the possession, circulation or distribution of this prospectus or any other material relating to us and our ordinary shares in any country or jurisdiction where action for that purpose is required. Accordingly, our ordinary shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with this offering may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. The foregoing restrictions do not apply to stabilization transactions.

United Kingdom

In the United Kingdom, the ordinary shares offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person as referred to at paragraph (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, will not offer or sell, any ordinary shares offered by this prospectus to any person in the United Kingdom except in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended) (“FSMA”); and (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the ordinary shares offered by this prospectus in, from or otherwise involving the United Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“the Order”), being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

European Economic Area.

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of our ordinary shares has been made or will be made to the public in that Relevant Member State, except that, with effect from and including such date, an offer of our ordinary shares may be made to the public in the Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of our ordinary shares to the public” in relation to any ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase any ordinary shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Switzerland

This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. Our ordinary shares may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to our ordinary shares may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of our ordinary shares in Switzerland.

Hong Kong

Our ordinary shares may not be offered or sold by means of any document other than: (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance. No advertisement, invitation or other document relating our ordinary shares may be issued, whether in Hong Kong or elsewhere, where such document is directed at, or the contents are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong), other than with respect to such ordinary shares that are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ordinary shares may not be circulated or distributed, nor may our ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act,

Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ordinary shares are subscribed or purchased under Section 275 by a relevant person which is:

•

a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the ordinary shares under Section 275 except:

(i) to an institutional investor or to a relevant person, or to any person pursuant to an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(ii) where no consideration is given for the transfer; or

(iii) by operation of law.

Israel

The ordinary shares offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (ISA). The ordinary shares may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering of the ordinary shares or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale, directly or indirectly, to the public of the ordinary shares offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

This offering of the ordinary shares has not been cleared by Consob, the Italian Stock Exchanges regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no ordinary shares may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the ordinary shares be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the securities or distribution of copies of this prospectus or any other document relating to the securities in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

British Virgin Islands

No shares, warrants or units of the Company shall be offered or sold, directly or indirectly, to the public or any member of the public in the British Virgin Islands.

Legal Matters

Certain matters as to U.S. federal law in connection with this offering will be passed upon for us by Kaufman & Canoles, P.C. Certain legal matters relating to the offering as to Chinese law will be passed upon for us by Beijing Kang Da Law Firm, People’s Republic of China. The validity of the shares and certain legal matters relating to the offering as to Cayman Islands law will be passed upon for us by Campbells, 4th Floor, Scotia Centre, P.O. Box 884, Georgetown, Grand Cayman, Cayman Islands. Kaufman & Canoles, P.C. may rely upon Campbells with respect to matters governed by Cayman Islands law and Beijing Kang Da Law Firm with respect to matters governed by PRC law. Certain legal matters as to U.S. federal securities law in connection with this offering will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP. Certain legal matters as to PRC law in connection with this offering will be passed upon for the underwriters by Deheng Law Firm. Pillsbury Winthrop Shaw Pittman LLP will rely upon Deheng Law Firm with respect to matters governed by PRC law.

Experts

Financial statements as of December 31, 2008 and 2007, and for the years then ended appearing in this prospectus, have been included herein and in the registration statement in reliance upon the report of Mao & Company, CPAs, Inc., an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

Interests of Experts and Counsel

Attorneys with Kaufman and Canoles, P.C., representing our company with respect to this offering, beneficially own 35,550 ordinary shares of our company as of the date of this prospectus.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to our ordinary shares offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information regarding us and our ordinary shares offered hereby, please refer to the registration statement and the exhibits filed as part of the registration statement.

In addition, we file periodic reports with the SEC, including quarterly reports and annual reports which include our audited financial statements. This registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain copies of the registration statement, including the exhibits thereto, and all of our periodic reports after payment of the fees prescribed by the SEC. For additional information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. The SEC also maintains a website which provides on-line access to reports and other information regarding registrants that file electronically with the SEC at the address: http://www.sec.gov.

TRI-TECH HOLDING INC.

Financial Statements

For each of the two years ended December 31, 2008 and 2007

(Prepared under accounting standards generally accepted in the United States of America)

TRI-TECH HOLDING INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Tri-Tech Holding Inc.:

We have audited the accompanying consolidated balance sheets of Tri-Tech Holding Inc. and its subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2008. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

The consolidated balance sheet as of December 31, 2008 and consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the year ended December 31, 2008 were restated to reflect a correction of 2008 income tax rate as determined by tax regulators in May 2009. Also as discussed in note 2, the Company retrospectively applied the presentation and disclosure requirements of SFAS 160 for inclusion of its financial statements in its registration statement.

/s/ Mao & Company, CPAs, Inc.

Los Angeles, California

February 9, 2009 – except for the subsequent events as disclosed in notes 16, 1 and 2, and the corrections made as described above and in note 9, and related presentation in the financial statements, for which the date is July 8, 2009.

TRI-TECH HOLDING INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2008 Restated	December 31, 2007
ASSETS
Current Assets
Cash	$732,418	$367,713

Accounts receivable, net of allowance for doubtful accounts of $62,286 and $39,351 as of December 31, 2008 and December 31, 2007, respectively	3,105,859	1,576,983
Unbilled revenue	1,429,846	1,069,798
Notes receivable	7,316	944,808
Other receivables	166,395	86,351
Inventories	1,466,468	1,135,550
Deposits on projects	266,973	242,782
Deferred income taxes	—	11,408
Prepayments to suppliers	567,346	392,658

Total current assets	7,742,622	5,828,053

Plant and equipment, net	174,128	117,306
Proprietary technology, net	857,475	856,915

Total assets	$8,774,224	$6,802,274

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,589,103	$1,444,101
Commercial paper and other short-term notes payable:

Non-related parties	271,041	442,004
Related party	14,631	102,675
Customer deposits	436,372	263,071
Billings in excess of revenue	30,639	209,226
Other payables	81,721	46,491
Accrued liabilities	84,660	7,610
Deferred income taxes	83,643	20,623
Income taxes payable	141,818	9,447
Other taxes payable	90,908	271,884

Total current liabilities	2,824,536	2,817,131

Shareholders’ equity
Tri-Tech Holding Inc. shareholders’ equity
Common stock (30,000,000 shares authorized and $0.001 par value, 3,555,000 issued as of December 31, 2008 and 2007. Up to 340,000 shares issued will be held in escrow. See note 16 for more discussion.)	3,555	3,555
Additional paid-in-capital	2,914,058	2,914,058
Statutory reserves	50,655	50,655
Retained earnings	2,482,573	786,420
Accumulated other comprehensive income	361,328	110,147

Total Tri-Tech Holding Inc. shareholders’ equity	5,812,169	3,864,835
Non-controlling Interests	137,519	120,308

Total shareholders’ equity	5,949,688	3,985,143

Total liabilities and shareholders’ equity	$8,774,224	$6,802,274

TRI-TECH HOLDING INC.

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

	Year Ended December 31,
	2008 Restated	2007

Revenues:
System integration	$6,119,266	$1,863,595
Hardware products:	1,115,811	1,794,977
Software products revenues:	1,214,881	1,023,451

Total revenues	8,449,958	4,682,023
Cost of revenues: (exclusive of depreciation and amortization shown separately below)
System integration	4,219,892	1,219,375
Hardware products	1,036,401	1,473,407
Cost of software	65,947	—

Total cost of revenues (exclusive of depreciation and amortization shown separately below)	5,322,240	2,692,782
Operating expenses
Depreciation and amortization expenses	88,731	25,813
Other operating expenses	1,242,414	742,393

Total operating expenses	1,331,145	768,206

Income from operations	1,796,572	1,221,035
Other income (expenses):
Other expense	(1,774)	(339)
Interest income	17,475	18,333
Interest expense	(7,833)	242
Tax rebates	102,644	70,026

Total other income (expenses), net	110,512	88,262

Income before provision for income taxes and noncontrolling interest	1,907,085	1,309,297
Provision for income taxes expenses	(202,247)	(1,367)

Net income	1,704,838	1,307,929
Noncontrolling Interests Income	8,685	—

Net income attributable to Tri-Tech Holding Inc	1,696,153	1,307,929
Other comprehensive income
Foreign currency translation adjustment	259,708	80,058

Comprehensive income	$1,964,546	$1,387,987
Comprehensive income attributable to noncontrolling interests	17,211	—

Comprehensive income attributable to Tri-Tech Holding Inc.	1,947,335	1,387,987

Net income attributable to Tri-Tech Holding Inc. per share:
Basic and diluted	$0.48	$0.74
Shares used in computation:
Basic and diluted	3,555,000	1,777,500

TRI-TECH HOLDING INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Restated)

	Tri-Tech Holding Inc. shareholders
	Common stock		Additional paid-in-capital	Retained earnings		Accumulated other comprehensive income	Noncontrolling interest		Total Stockholders’ equity
	Shares	Amount		Statutory reserves	Unrestricted

BALANCE, January 1, 2007	1,777,500	$1,777	$1,395,459	$6,357	$(521,509)	$30,089	$		$912,174

Issued shares	—	—	—	—	—	—		—

Net income	—	—	—	—	1,307,929	—		—	1,307,929

Foreign currency translation adjustment	—	—	—	—	—	80,058		—	80,058

Acquisition of a subsidiary	1,777,500	1,778	1,518,599	44,298	—	—		120,308	1,684,983

BALANCE, December 31, 2007	3,555,000	3,555	2,914,058	50,655	786,420	110,147		120,308	3,985,143

Net income	—	—	—	—	1,696,153	—		8,685	1,704,838

Foreign currency translation adjustment	—	—	—	—	—	251,182		8,526	259,708

BALANCE, December 31, 2008	3,555,000	$3,555	$2,914,058	$50,655	$2,482,573	$361,329		$137,519	$5,949,689

TRI-TECH HOLDING INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008 Restated	2007
Cash flows from operating activities:
Net income	$1,704,838	$1,307,929
Adjustments to reconcile net income to cash:
Depreciation	30,892	8,889
Amortization	57,839	18,465
Allowance for doubtful accounts	22,935	456
Deferred income taxes	74,429	2,258
Changes in operating assets and liabilities:
Accounts receivable	(1,528,876)	(781,932)
Unbilled revenue	(360,048)	(363,669)
Other receivables	(104,235)	(53,352)
Inventories	(330,918)	148,425
Prepayments and deferred expenses	(163,280)	(159,306)
Accounts payable	145,002	575,950
Customer deposits	(5,286)	(43,250)
Other payables	112,280	(159,183)
Taxes payable	(48,606)	141,625

Net cash provided by operating activities	(393,034)	643,305
Cash flows from investing activities:
Additions to equipment	(91,351)	(58,961)
Cash proceeds from acquisition	—	76,541

Net cash provided by investing activities	(91,351)	17,580
Cash flows from financing activities:
Repayments from third parties of advances	937,492	170,307
Repayments to third parties of advances	(259,007)	(708,920)
Repayment from a related party of an advance	(4,750)	98,919

Net cash provided by (used in) financing activities	673,735	(439,694)
Effect of exchange rate changes on cash and cash equivalents	175,355	57,983

Net increase in cash	364,705	279,174
Cash, beginning of year	367,713	88,539

Cash, end of year	$732,418	$367,713

Supplemental Data:
Income taxes paid	—	—
Interest paid on debt	—	—

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements

December 31, 2008 and 2007

1. Background

Tri-Tech Holding Inc. (“TRIT”) was incorporated in Cayman on January 7, 2009 as a limited liability company. TRIT issued 3,555,000 ordinary shares (on a post-split basis as discussed in note 16) to shareholders of Tri-Tech International Investment, Inc. (“TTII”) for their respective interests in TTII (of these 3,555,000 shares, up to 340,000, assuming a maximum offering, will be held in escrow as described in note 16.). The ultimate shareholders and ownership ratio among shareholders remained unchanged compared with TTII on December 31, 2007. On February 2, 2009, TRIT completed the transfer of equity, and became the holder of 100% of the equity interests of TTII. Therefore, TTII became the wholly-owned subsidiary of TRIT. Please also refer to note 16. TTII was incorporated in the British Virgin Islands on November 24, 2005 as a limited liability company. TTII has subsidiaries and variable interest entities (“VIEs”) in the People’s Republic of China (the “PRC”) as discussed below. TRIT and its subsidiaries and variable interest entities together are referred to as the “Company”. Through its subsidiaries and VIEs in PRC, the Company provides self-manufactured, proprietary or third-party products, system integration and other services in the fields of environmental protection, and water resource monitoring, development, utilization and protection.

Tri-Tech (Beijing) Co., Ltd. (“TTB”) was incorporated in the PRC on February 6, 2006. It is wholly-owned by TTII. It is a wholly foreign-owned high-tech enterprise, primarily engaged in water resource protection including the utilization and development of technology and product sales, and the development of new industries and applications.

Tranhold Environmental (Beijing) Tech Co., Ltd. (“Tranhold”) was established on June 6, 2003. It was a wholly-owned subsidiary of TTII until it was converted into a VIE controlled by TTII on November 28, 2008. (refer to the section “Reorganization and Acquisition”). Tranhold specializes in environmental technology research and development, environmental engineering design and building for major industrial sectors such as the petrochemical, pharmaceutical and municipal industries. It also provides water and wastewater treatment process control systems, process tail gas purification and other air pollution control systems and related integration solutions. Tranhold also represents several international brands of pollution control equipment in China under license agreements. Tranhold participated in the compilation of “The Technical Guidelines of Municipal Sewage Treatment Plant Operation, Management and Safety” for the Ministry of Construction of the People’s Republic of China.

Beijing Yanyu Water Tech Co., Ltd. (“Yanyu”) was established on March 29, 2002. It was a wholly-owned subsidiary of TTII until it was converted into a VIE controlled by TTII on November 28, 2008. (refer to the section “Reorganization and Acquisition”). Yanyu specializes in research and development, production, system integration, and consulting services in the fields of water resource protection and allocation, flood control and forecasting, irrigation systems, and municipal water supply and distribution systems. Yanyu participated in the compilation of “Technical Standards of Automatic Hydrologic Measuring and Report Systems (SL61-2003)” and “Technical Guidelines of Automatic Hydrologic Measuring and Reporting Systems – General Devices (GB/T)” for the Ministry of Water Resources of the PRC.

Reorganization and Acquisition

On October 24, 2007, TTII and its wholly owned subsidiary TTB entered a sales and purchase agreement with the existing shareholders of Tranhold (the “Tranhold Original Shareholders”). Pursuant to the

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements

December 31, 2008 and 2007

agreement, TTII issued 50,000 shares of its stock to the Tranhold Original Shareholders for 100% equity ownership of Tranhold. The total number of shares outstanding was 50,000 shares. As a result of this transaction, the Tranhold Original Shareholders were able to exercise control of TTII. The purchase of Tranhold and the issuance of TTII’s common stock were accounted for as a reverse acquisition and as a recapitalization under common control. The assets and liabilities transferred were accounted for at historical cost. The consolidated financial statements have been presented as if the reorganization occurred at the beginning of 2007.

On December 31, 2007, TTII and its wholly owned subsidiary TTB completed a sales and purchase agreement with certain existing shareholders of Yanyu (the “Yanyu Original Shareholders”). Pursuant to the agreement, TTII issued 50,000 shares of its common stock to the Yanyu Original Shareholders for 92.86% equity ownership of Yanyu. Based on Statement of Financial Accounting Standards No. 141, “Business Combinations”, TTII is determined to be the acquirer. The allocation of the purchase price of Yanyu was based on the fair value of Yanyu as of December 31, 2007.

December 31, 2007
Current Assets	$1,836,705
Plant and equipment, net	44,298
Intangible assets	587,058
Liabilities assumed	(902,018)

Total purchase price	$1,566,043

The fair value of assets and liabilities of Yanyu approximated the book value as of December 31, 2007.

As a result of these transactions, Tranhold and Yanyu became the subsidiaries of TTII.

The Company’s principal geographic market is mainly in the People’s Republic of China (“PRC”). As PRC laws and regulations prohibit or restrict other than PRC companies to engage in certain government-related businesses, the Company provides its services in the PRC through Tranhold and Yanyu, Chinese legal entities, which hold the qualifications and permits necessary to conduct government-related services in the PRC. In order to avoid any restrictions that Tranhold or Yanyu might encounter during future business development, TTII and Tranhold or Yanyu should not have a parent-subsidiary relationship.

By November 28, 2008, the Company had completed two steps of reorganization. The Company first returned its shares to the original shareholders of Tranhold and Yanyu. These shareholders are major shareholders, directors, corporate level executives and key employees of the Company. Legally, Tranhold and Yanyu returned to their legal status prior to the acquisitions in 2007. Concurrently, on November 28, 2008, the Company signed and executed with Tranhold and Yanyu a series of contractual agreements with a 25-year, renewable term. These contractual agreements require the pledge of the original shareholders’ equity interests and stock certificates of the VIEs. At any time during the agreement period, the Company has absolute rights to acquire any portion of the equity interests of those VIEs under no-cost conditions. In addition, the Company has absolute rights to appoint directors and officers of those VIEs and to obtain the profits from those VIEs. These agreements consist of the following agreements:

Exclusive Technical and Consulting Service Agreement. Each of Yanyu and Tranhold has entered into an

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements

December 31, 2008 and 2007

Exclusive Technical and Consulting Service Agreement with TTB, which agreement provides that TTB will be the exclusive provider of technical and consulting services to Yanyu and Tranhold, as appropriate, and that each of them will in turn pay 90% of its profits (other than net profits allocable to the SOE Shareholder of Yanyu) to TTB for such services. In addition to such payment, Yanyu and Tranhold agree to reimburse TTB for TTB’s expenses (other than TTB’s income taxes) incurred in connection with its provision of services under the agreement. Payments will be made on a quarterly basis, with any over- or underpayment to be reconciled once each of Tranhold’s and Yanyu’s annual net profits, as applicable, are determined at its fiscal year end. Any payment from TTB to TTII would need to comply with applicable Chinese laws affecting payments from Chinese companies to non-Chinese companies. Although based on this agreement TTB is only entitled to 90% of net profits (other than net profits allocable to the SOE Shareholder of Yanyu), TTB also entitled the remaining share of the net profits of the VIEs through dividends per the Proxy Agreement as discussed below. The Company is reliant on dividends paid by TTB for its cash needs, and TTB relies on payments from Yanyu and Tranhold to be able to pay such dividends to the Company.

Management Fee Payment Agreement. Each of the shareholders of Yanyu and Tranhold (other than Beijing Yan Yu Communications Telemetry United New Technology Development Department, a Chinese State Owned Entity (the “SOE Shareholder”) of Yanyu) has entered into a Management Fee Payment Agreement, which provides that in the event TTB exercises its rights to purchase the equity interests of the Yanyu or Tranhold shareholders (other than those owned by the SOE Shareholder of Yanyu) under the Equity Interest Purchase Agreements, such shareholders shall pay a Management Fee to TTB in an amount equal to the amount of the Transfer Fee received by the such shareholders under the Equity Interest Purchase Agreement.

Proxy Agreement. Each of the shareholders of Yanyu and Tranhold (other than the SOE Shareholder of Yanyu) has executed a Proxy Agreement authorizing TTB to exercise any and all shareholder rights associated with his ownership in Yanyu or Tranhold, as appropriate, including the right to attend shareholders’ meetings, the right to execute shareholders’ resolutions, the right to sell, assign, transfer or pledge any or all of the equity interest in Yanyu or Tranhold, as appropriate, and the right to vote such equity interest for any and all matters.

Equity Interest Pledge Agreement. TTB and the shareholders of each of Tranhold and Yanyu (other than the SOE Shareholder of Yanyu) have entered in Equity Interest Pledge Agreements, pursuant to which each such shareholder pledges all of his shares of Tranhold or Yanyu, as appropriate, to TTB. If Tranhold or Yanyu or any of its respective shareholders (other than the SOE Shareholder of Yanyu) breaches its respective contractual obligations, TTB, as pledge, will be entitled to certain rights, including the right to foreclose on the pledged equity interests. Such Tranhold and Yanyu shareholders have agreed not to dispose of the pledged equity interests or take any actions that would prejudice TTB’s interest. According to this agreement, TTB has absolute rights to obtain any and full dividends related to the equity interest pledged during the term of the pledge.

Exclusive Equity Interest Purchase Agreement. Each of the shareholders of Tranhold and Yanyu (other than the SOE Shareholder of Yanyu) has entered into an Exclusive Equity Interest Purchase Agreement, which provides that TTB will be entitled to acquire such shares from the current shareholders upon certain terms and conditions, if such a purchase is or becomes allowable under PRC laws and regulations. The

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements

December 31, 2008 and 2007

Exclusive Equity Interest Purchase Agreement also prohibits the current shareholders of each of Tranhold and Yanyu (other than the SOE Shareholder of Yanyu) from transferring any portion of their equity interests to anyone other than TTB. TTB has not yet taken any corporate action to exercise this right of purchase, and there is no guarantee that it will do so or will be permitted to do so by applicable law at such time as it may wish to do so.

Please also refer to note 16 for Operating Agreements subsequently entered into with VIEs.

The Company has not provided financial or other support to its VIEs after November 28, 2008, when Tranhold and Yanyu were turned into VIEs. As of December 31, 2008, the Company has the accumulative outstanding advances to Tranhold and Yanyu in total of $1,257,055.

Except for the disclosed above, there are no arrangements that could require the Company to provide financial support to the variable interest entity, including events or circumstances that could expose the Company to a loss. As stated in the disclosure of various agreements between the Company and its VIEs in note 1 under Reorganization and Acquisition, the Company has rights to acquire any portion of the equity interests of those VIEs under no-cost conditions. Also the Company may allocate its available funds to its VIEs for business purpose. There are no fixed terms of such arrangement.

Based on these agreements and according to the provisions of Financial Accounting Standards Board Interpretation No. 46R, “Consolidation of Variable Interest Entities” (or “FIN 46R”), Tranhold and Yanyu are considered two variable interest entities (“VIEs”), and the Company is the primary beneficiary. Accordingly, Tranhold and Yanyu have continued to be consolidated in the Company’s financial statements.

It is the Company’s general belief that the creditors and the other beneficial interest holder of Tranhold and Yanyu have no recourse to the general credit of the Company.

No change occurred in financial statements before and after the Company entered into agreements with these VIEs.

The following are major categories of the Assets and Liabilities of the VIEs:

	Yanyu	Tranhold
	December 31, 2008 Restated	December 31, 2008 Restated
Current Assets	$2,592,767	$3,469,641

Plant and equipment, net	32,387	139,840

Intangible assets	585,599	271,875

Liabilities assumed	(1,284,719)	(2,302,608)

Total shareholders’ equity	$1,926,034	$1,578,749

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements

December 31, 2008 and 2007

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). The accompanying consolidated financial statements include the accounts of TRIT and its subsidiaries and VIEs. All material inter-company transactions and balances have been eliminated in the consolidation. Please also refer to Note 1 for the discussion on accounting for the reorganization and acquisition.

The Company adopted the provisions of FIN 46R. Pursuant to FIN 46R, Tranhold and Yanyu are VIEs of the Company and the Company is the primary beneficiary of the VIEs. Accordingly, the VIEs have been consolidated in the Company’s financial statements.

Based on various VIE agreements, the Company is able to excise control over the VIEs; and obtain the financial interests such as obtaining periodic income of the VIEs through technical and consulting service arrangements and obtaining the net assets of VIEs through purchase of their equities at essentially no cost basis. The Company therefore concluded that its equities of both VIEs are not noncontrolling interest and therefore are not classified as so. The noncontrolling interest only relates to the SOE Shareholder’s 7.14% interest in Yanyu. The amount of noncontrolling interest of the original shareholders of Tranhold and Yanyu holding shares of both VIEs for the Company is zero. They excise no controls over the VIEs and no financial interests of ownership are due to them either for periodic income or the net assets.

The Company compiles its daily accounts in accordance with generally accepted accounting principles in the PRC (“PRC GAAP”) and converts its financial statements to make them comply with U.S. GAAP when reporting.

As discussed in note 16, we started the process of a 71.1-for-1 stock split of our ordinary shares and have finished on May 22, 2009. Correspondingly, total 30,000,000 ordinary shares have been authorized, with a par value of $0.001, resulting in 3,555,000 out of the authorized ordinary shares have been issued. For presentation of the financials statements, the split was assumed to have occurred at the beginning of the period.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

Certain of the Company’s accounting policies require higher degrees of judgment than others in their application. These include the recognition of revenue and earnings from system integration under the percentage of completion method and the allowance for doubtful accounts. Management evaluates all of its estimates and judgments on an on-going basis.

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements

December 31, 2008 and 2007

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents are composed primarily of time deposits and investments in money market accounts and are stated at cost which approximates fair value.

Allowances for doubtful accounts

The Company makes an allowance for doubtful accounts based on the aging of accounts receivable and on any specifically identified accounts receivable that may become uncollectible.

Inventories

The Company values inventory at the lower of cost or net realizable value and determines inventory by using the average cost method. Inventory consists of raw materials, finished goods, and work-in-progress, which includes the cost of direct labor, materials and overhead costs related to projects.

Plant and equipment

The Company states plant and equipment at cost less accumulated depreciation. The Company computes depreciation using the straight-line method over the estimated useful lives of the assets with 5% residual value. The depreciation expense for the years ended December 31, 2008 and 2007 amounted to $30,892 and $7,713, respectively.

Estimated useful lives of the Company’s assets are as follows:

Useful Life
Buildings and improvements	40 years
Transportation equipment	5 years
Machinery	10 years
Office equipment	5 years
Furniture	5 years

The Company eliminates the cost and related accumulated depreciation of assets sold or otherwise retired from the accounts and includes any gain or loss in the statement of income. The Company charges maintenance, repairs and minor renewals directly to expenses as incurred, and it capitalizes major additions and betterment to buildings and equipment.

Valuation of Long-Lived Assets

The Company reviews the carrying value of its long-lived assets, including plant and equipment, and finite life intangibles whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated undiscounted future cash inflows attributable to the asset, less estimated undiscounted future cash outflows, are less than the carrying amount, the Company recognizes an impairment loss in an amount equal to the difference between the carrying value of such assets and fair value. The Company reports assets for which there is a committed disposition plan, whether through sale or abandonment, at the lower of carrying value or fair value less costs to sell.

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements

December 31, 2008 and 2007

The Company evaluates the periods of depreciation and amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Intangible Assets

The Company amortizes other acquired intangible assets with definite lives on a straight-line basis over their expected useful economic lives. The Company does not amortize intangible assets with an indefinite useful life and subjects them to an impairment test annually or more frequently if events or changes in circumstances indicate that the assets might be impaired. The Company periodically evaluates the recoverability of all intangible assets and takes into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists.

Useful Life
Proprietary technology relating to sewage, municipal solid waste treatment and tail gas purification	20 years
Proprietary technology relating to low energy consumption data transmission system	20 years

The amortization expense for the years ended December 31, 2008 and December 31, 2007 amounted to $57,839 and $18,100, respectively.

Balance Sheet Classifications

The Company uses a one-year time period as the basis for classifying all current assets and liabilities.

Revenue Recognition

Revenues consist primarily of product sales, software sales, and products and services solutions. The Company recognizes revenue when it is probable that the economic benefits will flow to the Company.

Specifically the Company generally provides products and services solutions under short and long-term fixed-price contracts. The contract periods range from two months to approximately three years in length. The Company recognizes income for these contracts following the percentage-of-completion method, measured by contract milestones in accordance with the AICPA’S Statement of Position (“SOP”) 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts”. Cost of revenue (exclusive of depreciation and amortization) is based on total actual costs incurred plus estimated costs to completion applied to percentage of completion as measured by contract milestone. Cost of revenues (exclusive of depreciation and amortization) includes direct labor, materials and the applicable share of overhead expense directly related to the execution of services and delivery of projects.

Provided unapproved change orders or claims occur in the future, in accounting for contracts, the Company follows Paragraphs 62 and 65 of the AICPA’s Statement of Position 81-1 - Accounting for Performance of Construction-Type and Certain Production-Type Contracts (“SOP 81-1”). We will recognize as revenues costs associated with unapproved change orders (Paragraph 62 of SOP 81-1) or claims (Paragraph 65 of SOP 81-1) to the extent it is probable that such claims and change orders will result in additional contract revenue, and the amount of such additional revenue can be reliably estimated. Contract losses are provided for in their entirety in the period that they become known, without regard to the percentage-of-completion. However, we have not experienced significant unapproved change orders in the past.

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements

December 31, 2008 and 2007

The Company recognizes sales of its products upon delivery of goods and passage of title in accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, as amended by SAB No. 104, “Revenue Recognition”.

The Company recognizes revenue from the sales of software, support contracts and services in accordance with SOP No. 97-2, “Software Revenue Recognition” and SOP 81-1. For software sales with no significant post-shipment obligations and no uncertainty about customer acceptance, the Company recognizes revenue on delivery of software to the customer. The Company recognizes revenues for software sales with significant post-shipment obligations, including the production, modification, or customization of software, by the percentage-of-completion method, with progress to completion measured on the basis of milestone completion, labor costs incurred currently versus the total estimated labor cost of performing the contract over its term, or other factors appropriate to the individual contract of sale.

The Company presents all sales revenue net of a value-added tax (“VAT”) or a sales tax. The Company’s products that are sold in the PRC are generally subject to a Chinese VAT at a rate of 17% or sales tax of 5% of the gross sales price, except for certain proprietary software sales which will only be subject to an effective tax rate of 3%. The VAT may be offset by VAT paid by the Company on purchased raw materials and other materials included in the cost of projects or producing the finished product.

The Company records revenue in excess of billings as “unbilled receivables”. The Company records billings in excess of revenues as “billings in excess of revenue”. The Company expects all billed and unbilled amounts to be collected within one year.

Cost of Revenues (exclusive of depreciation and amortization)

Cost of revenues (exclusive of depreciation and amortization) include: material and equipment costs, transportation costs, labor costs, processing costs, packaging costs, quality inspection cost, quality control costs, sales tax. Cost of revenues (exclusive of depreciation and amortization) includes inbound freight charges, purchasing and receiving costs and inspection costs where those types of costs occur.

Operating expenses

Operating expenses include: salaries, bonus, and social insurance of management, administrative and sales personal, traveling cost, entertainment expenses, depreciation of equipment, amortization of intangible asset, office rental expenses, professional service fee, office supply, R&D expenses, bad debt provision, etc.

Research and Development

Research and development expenses include salaries, consultant fees, supplies and materials, as well as costs related to other overhead such as depreciation, facilities, utilities and other departmental expenses. The Company expenses costs for the development of new software products and substantial enhancements to existing software products as incurred until technological feasibility has been established, at which time any additional costs are capitalized. The management of the Company is responsible for assessing the establishment of technological feasibility in accordance with FAS 86. Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements

December 31, 2008 and 2007

Research and development costs recorded in selling and general and administrative expenses were $66,295 and $33,248 during the years ended December 31, 2008 and 2007, respectively. No research and development expenses were capitalized in 2008 and 2007.

Foreign Currency Translation

The Company uses the United States dollar as its reporting and functional currency. The Company translates monetary assets and liabilities denominated in currencies other than United States dollars into United States dollars at the rates of exchange ruling at the balance sheet date. The Company converts transactions in currencies other than United States dollars during the year into United States dollars at the rates of exchange ruling at the transaction dates.

The Company maintains its financial records of its PRC subsidiaries in Renminbi (“RMB”), their functional currency and the currency of the PRC. The Company translates their balance sheets assets and liabilities into United States dollars based on the rates of exchange existing on the balance sheet date and translates its PRC subsidiaries’ statements of operations using a weighted average rate for the period. The Company reflects translation adjustments as accumulated other comprehensive income (loss) in stockholders’ equity

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translation adjustments amounted to $361,328 and $110,147 as of December 31, 2008 and December 31, 2007, respectively. The Company translated balance sheet amounts with the exception of equity at December 31, 2008 at RMB 6.8346 to US$1.00 as compared to RMB 7.3046 to US$1.00 at December 31, 2007. The Company stated equity accounts at their historical rate. The average translation rates applied to income statement accounts for the year ended December 31, 2008 and the year ended December 31, 2007 were RMB 6.9451 and RMB 7.6040, respectively.

Income Taxes

The Company provides for deferred income taxes using the asset and liability method. Under this method, the Company recognizes deferred income taxes for tax credits and net operating losses available for carry-forwards and significant temporary differences. The Company classifies deferred tax assets and liabilities as current or non-current based upon the classification of the related asset or liability in the financial statements or the expected timing of their reversal if they do not relate to a specific asset or liability. The Company provides a valuation allowance to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realized.

The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), as of January 1, 2007. The Company recognizes a tax position as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is over 50% likely to be realized on examination. For tax positions not meeting the “more likely than not” test, the Company does not record a tax

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements

December 31, 2008 and 2007

benefit. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. The adoption had no affect on the Company’s financial statements. The Company did not have any significant unrecognized uncertain tax positions.

The Company’s operations are subject to income and transaction taxes mainly in the PRC. Significant estimates and judgments are required in determining the Company’s provision for income taxes. Some of these estimates are based on interpretations of existing tax laws or regulations. The ultimate amount of tax liability may be uncertain as a result. The Company does not anticipate any events which could change these uncertainties.

Stock-based Compensation

The Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”). Based on management’s review, there has been no stock-based compensation to employees, consultants, or suppliers.

Earnings per Share

Basic EPS excludes dilution and is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (convertible preferred stock, forward contract, warrants to purchase common stock, contingently issuable shares, common stock options and warrants and their equivalents using the treasury stock method) were exercised or converted into common stock. The Company excludes potential common shares in the diluted EPS computation in periods of losses from continuing operations, as their effect would be anti-dilutive.

There were no instruments outstanding during the year ended December 31, 2008 and the year ended December 31, 2007 that would have a dilutive impact on the earnings per share calculation. Accordingly, the Company has not presented separate fully diluted earnings per share measure.

Comprehensive Income (Loss)

Comprehensive income (loss) includes all changes in equity except those resulting from investments by owners and distributions to owners. The Company has chosen to report comprehensive income (loss) in the statements of operations and comprehensive income.

Financial Instruments

The Company carries the carrying value of financial instruments, which consists of cash and cash equivalents, short-term investments, accounts receivable, trade notes receivable, accounts payable, trade notes payable, and other payables at cost, which approximates fair value due to the short-term nature of these instruments. The Company does not use derivative instruments to manage risks.

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements

December 31, 2008 and 2007

Segments

The Company identifies segments by reference to its internal organization structure and the factors that management uses to make operating decisions and assess performance.

Reclassifications

The Company has reclassified certain prior period amounts to conform to the current period presentation. These reclassifications did not affect net income or cash flows.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. This statement defines fair value, establishes a framework for measuring fair value according to generally accepted accounting principles and expands disclosures of fair value measurement. In application, this statement does not require any new fair value measurements. It is effective for fiscal years beginning after November 15, 2007, and all interim periods within those fiscal years. Earlier application is permitted if the entity has not yet issued interim or annual financial statements for that fiscal year. However, on February 12, 2008, the FASB issued FSP FAS 157-2, which delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). This FSP partially defers the effective date of Statement 157 to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years for items within the scope of this FSP. The Company adopted this statement with respect to financial assets and liabilities and believes that the adoption of this standard with respect to nonfinancial assets and liabilities will not materially impact its financial statements. We do not have any financial assets and/or liabilities measured at fair value as of December 31, 2008.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (Revised 2007) (“SFAS 141R”), “Business Combinations”. SFAS 141R requires an acquiring entity to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. Accordingly, The Company is required to record and disclose business combinations following existing U.S. GAAP until January 1, 2009. The Company believes that the adoption of this standard will not materially impact its financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160 (“SFAS 160”), “Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51.” SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company adopted this standard on January 1, 2009. For the inclusion in the Form S-1 purpose, the Company retrospectively applied the presentation and disclosure requirements of SFAS 160 to financial statements for each of the two years ended December 31, 2008.

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements

December 31, 2008 and 2007

In December 2007, the SEC issued Staff Accounting Bulletin 110 (“SAB 110”). SAB 110 states that the staff will continue to accept, under certain circumstances, the use of the simplified method for estimating the expected term of “plain vanilla” share options in accordance with SFAS 123(R) beyond December 31, 2007. The Company adopted this standard with no material impact on its financial statements.

In April 2008, the FASB issued Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). The intent of FSP FAS 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other applicable accounting literature. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008. The Company believes that the adoption of this standard will not materially impact its financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and provides entities with a framework for selecting the principles used in preparation of financial statements that are presented in conformity with GAAP. The current GAAP hierarchy has been criticized because it is directed to the auditor rather than the entity, it is complex, and it ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as FASB Statements of Financial Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process. The Company does not believe that this will materially impact its consolidated financial position and results of operations.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

3. Accounts Receivable

Based on the Company’s valuation review, management believes the net balance on each balance sheet date herein was collectable.

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements

December 31, 2008 and 2007

The following analysis details the changes in the Company’s allowances for doubtful accounts during the years ended December 31, 2008 and December 31, 2007:

	December 31, 2008	December 31, 2007
Balance at beginning of the year	$39,351	$28,050
Increase in allowances during the year	22,935	11,301
Write-offs during the year	—	—

Balance at the end of the year	$62,286	$39,351

4. Inventories

Inventories consisted of the following:

	December 31, 2008	December 31, 2007
Raw materials	$112, 638	$111,203
Finished goods	226,172	362,754
Project work-in-progress	1,127,658	661,593

Totals	$1,466,468	$1,135,550

The Company reviews its inventory periodically for possible obsolete goods and to determine if any reserves are necessary for potential obsolescence. As of December 31, 2008 and December 31, 2007, the Company determined that no more reserves were necessary.

5. Plant and Equipment

Plant and equipment consist of the following:

	December 31, 2008	December 31, 2007
Transportation equipment	$123,498	$48,394
Office equipment	137,666	122,072
Furniture	10,140	9,487

Total plant and equipment	271,304	179,953
Less accumulated depreciation	(97,176)	(62,647)
Plant and equipment, net	$174,128	$117,306

6. Notes Receivable

Notes receivable represents advances the Company made to third parties without specific terms and sometimes without interest. The interest rates charged range from 8% to 10%. The Company’s management believes that all the notes will be repaid within one year.

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements

December 31, 2008 and 2007

7. Prepayments

Prepayments are monies deposited with or advanced to subcontractors to perform services on system contracting projects. Some subcontractors require a certain amount of money to be deposited as a guaranty payment in order for them to start performing the services. Prepayments also include monies deposited or advanced to vendors on future inventory purchases to ensure timely delivery.

8. Commercial Paper and Other Short-term Notes Payable

Commercial paper and other short-term notes payable represent temporary advances obtained from third parties. These advances normally do not carry interest and specific terms.

9. Income Taxes

Under the Income Tax Laws of the PRC, before 2008, companies in the PRC were generally subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income reported in the statutory financial statements after appropriate tax adjustments, unless (a) the enterprise was located in a specially designated region which allowed enterprises a three-year income tax exemption and a 50% income tax reduction for the following three years or (b) the enterprise was a manufacturing related joint venture with a foreign enterprise or a wholly-owned subsidiary of a foreign enterprise, which was allowed a two-year income tax exemption and a 50% income tax reduction for the following three years.

Under the Income Tax Laws of the Beijing State Administration Taxation of PRC, any enterprise with manufacturing operations in the city of Beijing that is a wholly owned subsidiary of a foreign enterprise is subject to an income tax rate of 24%.

According to an approval document (Taxation Notice No. 201 (2008)) from the Beijing State Tax Bureau of Xicheng District, TTB was granted an income tax exemption in 2007 and 2008 and reduced income tax rates of 10%, 11%, and 12% from 2009 to 2011, on the basis of being a high-tech company.

According to an approval document from the Beijing State Tax Bureau of Haidian District, Tranhold was granted an income tax exemption in 2004 and 2005 and a half reduced income tax rate from the normal rate of 15% from 2006 to 2008, on the basis of being a high-tech company.

According to an approval document from the Beijing State Tax Bureau of Haidian District, Yanyu was granted, on the basis of being a high-tech and software company, an income tax exemption in 2003 and 2004 and a half reduced income tax rate from the normal rate of 15% from 2005 to 2007, on the basis of being a high-tech company.

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law replaced the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”).

The key changes are:

a.	The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs, except for high-tech companies which have a reduced rate of 15%;

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements

December 31, 2008 and 2007

b.	Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by the local government for a grace period of the next 5 years or until the tax holiday term is completed, whichever is sooner.

However, on May 27, 2009, TTB received Taxation Notice No. 9 (2009) from the Beijing State Tax Bureau of Xicheng District, which superseded Taxation Notice No. 201 (2008) mentioned above.

According to Taxation Notice No. 9 (2009), TTB is required to pay income at the rate of 25% for the fiscal year ended December 2008. As a result, the Company is required to pay additional $139,562 for the fiscal year ended December 31, 2008.

Pursuant to the Taxation Notice and supplementary regulations, only the high-tech companies re-certified under the new criteria of high-tech enterprise are granted the preferred tax rates. The Company has already filed application for re-certification of a high-tech enterprise under the new criteria. The application is currently pending for approval.

According to State Tax Notice No. 203 (2009) issued by State Administration of Taxation on April 22, 2009, either Tranhold or Yanyu is not qualified for preferred tax benefits for high-tech enterprise until they are re-certified as high-tech enterprises under the newly revised criteria for high-tech enterprises. Both Tranhold and Yanyu are currently subject to 25% income tax rate. As a result, the Company accruals $32,925 deferred income tax liability for the fiscal year ended December 31, 2008.

Restated Financial Statements

As a result of the foregoing, the Company has restated its consolidated balance sheets as of December 31, 2008, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity for the year ended December 31, 2008.

A summary of the significant effects of the restatement on the Company’s consolidated balance sheet as of December 31, 2008 is as follows:

	As of December 31, 2008
Item	As Previously Reported	Adjustments	As Restated
Deferred income taxes	$50,186	$33,457	$83,643
Income taxes payable	—	141,818	141,818
Total current liabilities	2,649,261	175,275	2,824,536

Retained earnings	2,654,475	(171,902)	2,482,573
Accumulated other comprehensive income	372,642	(11,314)	361,328
Total Tri-Tech Holding Inc. shareholders’ equity	5,995,385	(183,216)	5,812,169
Non-controlling Interests	129,578	7,941	137,519
Total shareholders’ equity	$6,124,963	$(175,275)	$5,949,688

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements

December 31, 2008 and 2007

A summary of the significant effects of the restatement on the Company’s consolidated statement of income and comprehensive income for the year ended December 31, 2008 is as follows:

	As of December 31, 2008
Item	As Previously Reported	Adjustments	As Restated
Provision for income taxes expenses	$29,760	$172,487	$202,247
Net income	1,877,324	(172,487)	1,704,837
Noncontrolling Interests Income	9,270	(585)	8,685
Net income attributable to Tri-Tech Holding Inc	1,868,055	(171,902)	1,696,153
Foreign currency translation adjustment	262,495	(2,787)	259,708
Comprehensive income	2,139,819	(175,274)	1,964,546
Comprehensive income attributable to noncontrolling interests	9,270	7,951	17,221
Comprehensive income attributable to Tri-Tech Holding Inc.	$2,130,549	$(183,226)	$1,947,324
Net income attributable to Tri-Tech Holding Inc. per share:
Basic and diluted	$0.53	—	$0.48
Shares used in computation:
Basic and diluted	3,555,000	—	3,555,000

The provision for income tax expense (benefit) from continuing operations consists of the following:

	Years Ended December 31,
	2008 Restated	2007
Current:
PRC	$139,562	$—
Deferred:
PRC	62,685	1,367

Total income tax expense (benefit)	$202,247	$1,367

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements

December 31, 2008 and 2007

Significant components of the Company’s net deferred tax assets/ (liabilities) are as follows:

	December 31, 2008 Restated	December 31, 2007
Deferred tax assets:
Allowances and reserves	$—	$11,408
Net operating loss carry forwards	107,266	52,243
Total gross deferred tax assets	107,266	63,651
Less valuation allowance	—	52,243

Total net deferred tax assets	107,266	11,408

Deferred tax liabilities:
Revenue recognition based on percentage of completion	190,909	20,623

Total net deferred tax assets (liabilities)	$(83,643)	$(9,214)

The following table reconciles the statutory rates to the Company’s effective tax rate for the years ended December 31:

	December 31, 2008 Restated	December 31, 2007

China income taxes	25.0	33.0
Net operating loss carry forwards	(5.6)	—
Revenue recognition based on percentage of completion	8.9	1.3
China income tax exemption	(17.7)	(34.3)

Total provision for income taxes	10.6%	0.0%

Tranhold accumulated net operating losses of RMB 1,027,317 (approximately $150,311) for income tax purposes as of December 31, 2008. These net operating losses can be carried forward for 5 years to reduce PRC taxable income in future years. These carry forwards will expire, if not utilized, beginning in 2009 and continue through 2013. Yanyu had accumulated net operating losses of RMB 1,952,561 (approximately $285,687) for income tax purposes as of December 31, 2008. These net operating losses can be carried forward for 5 years to reduce future years’ PRC taxable income. These carry forwards will expire, if not utilized, beginning in 2009 and continue through 2013.

The Beijing Tax Bureau generally conducts annual audits of income tax by commissioning an accounting firm or tax auditing firm, although the tax bureau will do it by itself when they feel there is need to do so. No tax bureau audits have been performed on the subsidiary or VIEs in the PRC so far. Tax audits by auditing firms for TTB, Tranhold and Yanyu have been performed through 2007. All subsidiaries and VIEs of the Company file their tax returns in accordance with the audit reports issued by the auditing firm. TTB, Tranhold and Yanyu will engage auditing firm to conduct tax audits for the year ended December 31, 2008 by April 30, 2009. The Company does not believe the income tax audit results will have a significant impact on the Company’s financial position and cash flow.

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements

December 31, 2008 and 2007

10. Commitments and Contingencies

Operating Leases

As of December 31, 2008, the Company had commitments under certain operating leases, requiring annual minimum rentals as follows:

2009	$117,022
2010	81,854
2011	$71,319
2012	—
2013	—

Total	270,195

The leased properties are principally located in the PRC and are used for administration and research and development purposes. The terms of these operating leases varied from one to three years. Pursuant to contracts, when the contracts are expired, we have the rights to extended them with new negotiated prices. The leases are renewable subject to negotiation. Rental expenses were $160,341 and $73,208 for the years ended December 31, 2008 and December 31, 2007, respectively.

Product Warranties

The Company’s warranty policy generally is to replace parts if they become defective within one year after deployment at no additional charge. Historically, failure of product parts due to materials or workmanship has not been significant. The Company has not incurred any material unexpected costs associated with servicing its warranties. The Company continuously evaluates and estimates its potential warranty obligations, and records the related warranty obligation when the estimated amount becomes material at the time revenue is recorded.

11. Certain Significant Risks and Uncertainties

Cash includes cash on hand and demand deposits in accounts maintained with state owned banks within the PRC. Total cash in these banks at December 31, 2008 and December 31, 2007, amounted to $732,418 and $367,713, respectively, of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC and by the general state of the PRC’s economy. The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements

December 31, 2008 and 2007

The Company has five major customers which represented approximately 38.9% and 65.6% of the Company’s sales for the years ended December 31, 2008 and December 31, 2007, respectively. Sales to two customers amounted to $1,415,251 in the segment of Wastewater and Tail Gas Treatment and $1,046,092 in the segment of Water Resource Management, or accounted for 17% and 12% of the Company’s sales for 2008, respectively. Sales to three customers amounted to $1,420,362 in the segment of Wastewater and Tail Gas Treatment, $711,821 in the segment of Water Resource Management and $550,000 in the segment of Wastewater and Tail Gas Treatment, or accounted for 30%, 15% and 11% of the Company’s sales for 2007, respectively. The customer who accounted for 12% of the total sales in 2008 and 15% in 2007 is the same customer.

12. Related Party Transactions

On July 20, 2007, the Yanyu Original Shareholders completed a sales and purchase agreement with Beijing Satellite Technology Co., Ltd. (“Satellite”) which owned 58.88% of Yanyu. As a result of the transaction, the Yanyu Original Shareholders acquired 100% of the equity interests of Yanyu. As a result, Satellite is no longer a shareholder of Yanyu and ceased to be a related party of the Company.

On December 31, 2007, TTII and its wholly owned subsidiary TTB completed a sales and purchase agreement with the Yanyu Original Shareholders. Pursuant to this agreement, TTII issued 50,000 shares of common stock to the Yanyu Original Shareholders and acquired 92.86% of the shares of Yanyu. The purchase of Yanyu was based on the fair market value of Yanyu as of December 31, 2007. The assets and liabilities transferred have been accounted for at fair value.

To finance the growth of the business, Tranhold borrowed RMB 750,000 (equivalent to $102,675) from a shareholder at that time of Tranhold on April 28, 2006, without interest and without specific terms. Tranhold repaid RMB 650,000 (equivalent to $88,044) to the shareholder in 2008. Outstanding payable balances for this loan were at $14,631 and $102,675 for the years ended December 31, 2008 and 2007, respectively. Tranhold outstanding payable balance of $14,631 to the shareholder within the year 2009 ended December 31, 2009.

13. Retirement Plan

The Company and its subsidiaries are required to participate in a central pension scheme operated by the local municipal government. The Company is required to contribute approximately 20% of its payroll costs, subject to certain caps with reference to average municipal salary, to the central pension scheme in 2008 and 2007. The Company charges contributions to its income statement as they become payable in accordance with the rules of the scheme. The aggregate contributions of the Company to retirement benefit schemes amounted to $44,955 and $17,332 for the years ended December 31, 2008 and December 31, 2007, respectively.

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements

December 31, 2008 and 2007

14. Statutory Reserves

The laws and regulations of the People’s Republic of China provide that before a Chinese enterprise distributes profits to its shareholders, it must first satisfy all tax liabilities, provide for losses in previous years, and make appropriation, in proportions determined at the discretion of the board of directors, to the statutory reserves. The statutory reserves include the surplus reserve fund and the collective welfare fund. These statutory reserves represent restricted retained earnings.

TTII’s subsidiary and VIEs are required to transfer 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The transfer to this reserve must be made before distribution of any dividend to shareholders. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

As stipulated by the relevant laws and regulations applicable to PRC foreign investment enterprises, the foreign invested PRC subsidiaries are required to make appropriations from net income as determined under PRC GAAP to non-distributable reserves which include a general reserve, an enterprise expansion reserve and an employee welfare and bonus reserve.

Wholly-foreign-owned PRC subsidiaries are not required to make appropriations to the enterprise expansion reserve but appropriations to the general reserve are required to be made at not less than 10% of the profit after tax as determined under PRC GAAP.

The employee welfare and bonus reserve is determined by the Company’s Board of Directors. The general reserve is used to offset future extraordinary losses. The subsidiaries may, upon a resolution passed by the stockholders, convert the general reserve into capital. The employee welfare and bonus reserve is used for the collective welfare of the employees of the subsidiaries. The enterprise expansion reserve is used for the expansion of the subsidiaries’ operations and can be converted to capital subject to approval by the relevant authorities. These reserves represent appropriations of retained earnings determined according to PRC law.

For the years ended December 31, 2008 and the years ended December 31, 2007, respectively, the Company made no appropriations to statutory reserves.

15. Segment and Geographic Information

The Company has two reportable operating segments. The segments are grouped with references to the types of services provided and the types of clients that use those services. The Company assesses each segment’s performance based on net revenues. The two reportable operating segments are Segment 1: water and wastewater treatment process control systems, process tail gas purification (“Wastewater and Tail Gas Treatment”) and Segment 2: water resources protection and allocation, flood control and forecasting, irrigation systems, and municipal water supply and distribution systems (“Water Resource Management”). We have not aggregated any segments.

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements

December 31, 2008 and 2007

	Year Ended December 31, 2008 Restated
	Segment 2 Water Resource Management	Segment 1 Wastewater and Tail Gas Treatment	Total
Revenues	$3,481,470	$4,968,488	$8,449,958
Cost of revenues (exclusive of depreciation and amortization shown separately below):	2,210,581	3,111,659	5,322,240
Operating expenses:
Depreciation and amortization expenses	54,332	34,399	88,731
Other operating expenses	595,327	647,087	1,242,414
Total operating expenses	649,659	681,486	1,331,145
Other expenses, net	(110,472)	(40)	(110,512)
Income before income taxes and noncontrolling interests	$731,702	$1,175,383	$1,907,085

	Year Ended December 31, 2007
	Segment 2 Water Resource Management	Segment 1 Wastewater and Tail Gas Treatment	Total
Revenues	$1,104,003	$3,578,020	$4,682,023
Cost of revenues (exclusive of depreciation and amortization shown separately below):	663,353	2,029,429	2,692,782
Operating expenses:
Depreciation and amortization expenses	316	25,497	25,813
Other operating expenses	192,286	550,107	742,393
Total operating expenses	192,602	575,604	768,206
Other expenses, net	(70,361)	(17,901)	(88,262)
Income before income taxes and noncontrolling interests	$318,409	$990,888	$1,309,297

Assets by segment

The Company evaluates its assets by segment to generate information needed for internal control, resource allocation and performance assessment. This information also helps management to establish a basis for asset realization, determine insurance coverage, assess risk exposure, and meet requirements for external financial reporting.

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements

December 31, 2008 and 2007

Segment assets of the Company are as follows:

	As of December 31, 2008 Restated
	Segment 2 Water Resource Management	Segment 1 Wastewater and Tail Gas Treatment	Total
Segment Assets	$4,868,136	$3,906,089	$8,774,225

	As of December 31, 2007
	Segment 2 Water Resource Management	Segment 1 Wastewater and Tail Gas Treatment	Total
Segment Assets	$3,403,728	$3,398,545	$6,802,274

All of sales of the Company were made in the PRC.

16. Subsequent Event

Establishment of TRIT

TRIT was incorporated in the Cayman Islands on January 7, 2009 as a limited liability company and issued 3,555,000 ordinary shares (on a post-split basis as described in the next section) to shareholders of TTII for their respective interests in TTII (of these 3,555,000 shares, up to 340,000, assuming a maximum offering of 340,000 ordinary shares, will be placed in escrow.). The ultimate shareholders and ownership ratio among shareholders remained unchanged compared with TTII on December 31, 2007. On February 2, 2009, the Company completed the transfer of equity, and TRIT became the holder of 100% of the equity of TTII. Therefore, TTII became the wholly-owned subsidiary of TRIT.

TRIT is a subsequently newly established shell company without any debt. The sole asset of TRIT is 100% of the equity interest of TTII. As a result of this reverse merger, the financial statements for the years ended December 31, 2008 and 2007 of TRIT and TTII are exactly the same except for the components of the capital section.

IPO Arrangement

On April 3, 2009, the Company filed its registration to offer a minimum of 1,166,667 and a maximum of 1,700,000 of our ordinary shares. We started the process of a 71.1-for-1 stock split of our ordinary shares and have finished on May 22, 2009. Correspondingly, total 30,000,000 ordinary shares have been authorized, with a par value of $0.001. 3,555,000 out of the authorized ordinary have been issued.

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements

December 31, 2008 and 2007

TRIT has been valued on a forward-looking basis for purposes of this offering. Based on the valuation of TRIT at approximately $21,330,000 using this methodology, the earnings per share would be approximately $0.7205, assuming a maximum offering resulting in the total number of shares of 3,555,000, and assuming that all of the shares were outstanding at the beginning of the year. In order to mitigate some of the risk of forward-looking, each of the founders of TRIT has agreed to place, on a pro rated basis, that number of ordinary shares into escrow that is equal to 20% of the maximum number of shares to be sold in this offering (“Founders’ Shares”) if the IPO is successful. The agreed rate of 20% with placement agent is reduced from the rate of 25% as disclosed in the registration statement. If TRIT has higher EPS than $0.7205 in 2009 (calculated before the effects of the expenses related to Warrants, Options and escrow shares, and with the assumption as indicated above), the Founders’ Shares will be released to the Founders from escrow. Because the Founders’ Shares have been escrowed as a condition of completing the initial public offering and will be released to the Founders without regard to the shareholders’ continued employment if TRIT meets the foregoing criteria, we have determined that no compensatory arrangement exists. Accordingly, we will account for the escrow shares as an element of the overall transaction and will not recognize any compensation expense upon the return of escrow shares to the Founders. If our company does not meet the criteria for releasing the Founders’ Shares, then we will redeem the Founders’ Shares without payment, resulting in the reduction of TRIT shares outstanding.

We have agreed to issue warrants to our placement agent, Anderson & Strudwick, Incorporated (the “Placement Agent”), to purchase up to 10% of the aggregate number of ordinary shares sold by the Registrant (the “Placement Agent’s Warrants”) if the IPO is successful. The price paid by the Placement Agent for the Placement Agent’s Warrants is $0.001 per warrant. The exercise price of the Placement Agent’s Warrants is equal to 120% of the price of the ordinary shares offered hereby. The warrants are exercisable for a period of five years after the issuance.

Our Board of Directors and shareholders have approved a stock option plan to our employees and directors to be implemented following the completion of this offering. This plan authorizes the issuance of up to 10% of the number of ordinary shares outstanding after this offering. The options will have exercise prices equal to the fair market value of our ordinary shares on the date of grant. In addition, the options will vest over five years (20% per year) and have terms of ten years.

Operating Agreements

TTB, Tranhold, Yanyu and each of their respective shareholders (other than the SOE Shareholder of Yanyu) have entered into an Operating Agreement on July 3, 2009, which requires TTB to guarantee the obligations of each of Tranhold and Yanyu in their business arrangements with third parties. Each of Tranhold and Yanyu, in return, agrees to pledge its accounts receivable and all of its assets to TTB. Moreover, each of Tranhold and Yanyu agrees that without the prior consent of TTB, such company will not engage in any transactions that could materially affect its assets, liabilities, rights or operations, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party. Pursuant to these operating agreements, TTB provides guidance and instructions on each of Tranhold’s and Yanyu’s daily operations and financial affairs. The contracting shareholders of each of Tranhold and Yanyu must designate the candidates recommended by TTB as their representatives on their respective boards of directors. TTB has the right to appoint and remove senior executives of each of Tranhold and Yanyu.

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements

December 31, 2008 and 2007

Exhibit: The pro forma financial statements assuming the acquisition of Yanyu occurred on January 1, 2007

For the year ended December 31, 2007

	TTII	Yanyu	Pro forma adjustment (see note below)	Pro forma amounts
Revenues:
System integration	1,863,595	2,509,385	(255,925)	4,117,055
Hardware products:	1,794,977	85,517	—	1,880,494
Software products revenues:	1,023,451			1,023,451
Total revenues	4,682,023	2,594,902	(255,925)	7,021,000
Cost of revenues (exclusive of depreciation and amortization):
System integration	1,219,375	1,775,190	(255,925)	2,738,640
Hardware products	1,473,407	131,287	—	1,604,694
Cost of software	—	—	—	—
Total cost of revenues (exclusive of depreciation and amortization)	2,692,782	1,906,477	(255,925)	4,343,334

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements

December 31, 2008 and 2007

Note to the pro forma presentation: As the fair value of Yanyu approximates its book value as of December 31, 2007, no pro forma adjustments for pro form presentation were made to the historical income statement items except for that the amount of $255,925 in both Revenue and Cost of revenue (exclusive of depreciation and amortization) for a transaction between Yanyu and Tranhold was eliminated.

TRI-TECH HOLDING INC.

Financial Statements

(Unaudited)

For the three and nine month periods ended September 30, 2009 and 2008

(Prepared under accounting standards generally accepted in the United States of America)

TRI-TECH HOLDING INC.

TRI-TECH HOLDING INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2009 (Unaudited)	December 31, 2008 (Restated)
ASSETS
Current Assets
Cash	$10,306,076	$732,418

Accounts receivable, net of allowance for doubtful accounts of $51,285 and $62,286 as of September 30, 2009 and December 31, 2008, respectively	4,125,163	3,105,859
Unbilled revenue	4,213,095	1,429,846
Notes receivable	594,523	7,316
Other receivables	327,531	166,395
Inventories	1,651,819	1,466,468
Deposits on projects	580,161	266,973
Deferred income taxes	—	—
Prepayments to suppliers and subcontractors	364,501	567,346

Total current assets	22,162,869	7,742,621

Plant and equipment, net	325,148	174,128
Proprietary technology, net	820,186	857,475

Total assets	$23,308,203	$8,774,224

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and cost accrual on projects	$2,844,743	$1,589,103
Commercial paper and other short-term notes payable:

Non-related parties	695,370	271,041
Related party	—	14,631
Customer deposits	350,017	436,372
Billings in excess of revenue	108,275	30,639
Other payables	45,946	81,721
Accrued liabilities	52,978	84,660
Deferred income taxes	327,257	83,643
Income taxes payable	181,249	141,818
Other taxes payable	138,145	90,908

Total current liabilities	4,743,980	2,824,536
Long-term liabilities	69,069	—

Total liabilities	4,813,049	2,824,536

Shareholders’ equity
Tri-Tech Holding Inc. shareholders’ equity
Common stock (30,000,000 shares authorized and $0.001 par value, 5,255,000 and 3,555000 issued as of September 30, 2009 and December 31, 2008, 340,000 shares issued were held in escrow. See note 11 for more discussions.)	5,255	3,555
Additional paid-in-capital	12,852,713	2,914,058
Statutory reserves	50,655	50,655
Retained earnings	5,008,118	2,482,573
Accumulated other comprehensive income	427,737	361,328

Total Tri-Tech Holding Inc. shareholders’ equity	18,344,478	5,812,169
Noncontrolling Interests	150,676	137,519

Total shareholders’ equity	18,495,154	5,949,688
Total liabilities and shareholders’ equity	$23,308,203	$8,774,224

TRI-TECH HOLDING INC.

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

(Unaudited)

	For The Nine Months Ended September 30,		Quarters Ended September 30,
	2009	2008	2009	2008
Revenues:
System integration	$7,523,762	$4,708,939	$4,145,404	$1,753,264
Hardware products:	1,878,048	64,489	483,907	29,112
Software products revenues:	1,503,359	777,938	281,522	340,122

Total revenues	10,905,169	5,551,366	4,910,833	2,122,498
Cost of revenues: (exclusive of depreciation and amortization shown separately below)
System integration	4,907,767	3,161,601	2,552,799	1,202,537
Hardware products	1,586,613	35,492	437,290	15,020
Cost of software	42,064	3,935	—	189

Total cost of revenues (exclusive of depreciation and amortization shown separately below)	6,536,444	3,201,028	2,990,089	1,217,746

Operating expenses:
Depreciation and amortization expenses	75,449	59,722	30,049	20,705
Other operating expenses	1,370,115	1,015,065	550,498	348,233

Total operating expenses	1,445,564	1,074,787	580,547	368,938

Income from operations	2,923,162	1,275,551	1,340,198	535,813

Other income (expenses):
Other expense	(4,694)	(1,291)	(3,542)	223
Interest income	25,126	16,544	24,291	865
Interest expense	(4,173)	(2,389)	(514)	(1,462)
Tax rebates	49,042	65,243	26,275	356

Total other income (expenses), net	65,301	78,108	46,511	(19)

Income before provision for income taxes and noncontrolling interests income	2,988,463	1,353,659	1,386,709	535,795
Provision for income taxes	450,466	60,476	314,371	20,276

Net income	2,537,997	1,293,183	1,072,338	515,519

Noncontrolling Interests Income	12,452	13,525	(1,273)	9,078

Net income attributable to Tri-Tech Holding Inc	2,525,545	1,279,658	1,073,611	506,441
Other comprehensive income
Foreign currency translation adjustment	67,115	306,542	50,372	83,417

Comprehensive income	2,605,112	1,599,725	1,122,710	598,936
Comprehensive income attributable to noncontrolling interests	13,158	24,206	(508)	11,580

Comprehensive income attributable to Tri-Tech Holding Inc.	$2,591,954	$1,575,519	$1,123,218	$587,356

Net income attributable to Tri-Tech Holding Inc. per share:
Basic	0.69	0.36	0.27	0.14
Diluted	$0.68	$0.36	$0.27	$0.14
Shares used in computation:
Basic	3,679,542	3,555,000	3,924,565	3,555,000
Diluted	3,689,604	3,555,000	3,954,422	3,555,000

TRI-TECH HOLDING INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Unaudited)

	Tri-Tech Holding Inc. shareholders
	Common Stock		Additional paid-in-capital	Retained earnings		Accumulated other comprehensive income	Noncontrolling interests	Total stockholders’ equity
	Shares	Amount		Statutory reserves	Unrestricted
BALANCE, January 1, 2009	3,555,000	$3,555	$2,914,058	$50,655	$2,482,573	$361,328	$137,518	$5,949,687
Common stock	1,700,000	1,700	—	—	—	—	—	1,700

Capital Surplus	—	—	9,497,004	—	—	—	—	9,497,004
Warrants to Anderson & Strudwick Inc.	—	—	402,900	—	—	—	—	402,900
Warrants to Hawk associates Inc.	—	—	4,870	—	—	—	—	4,870
Options to employees	—		33,881	—	—	—	—	33,881
Net income	—	—	—	—	2,525,545	—	12,452	2,537,997
Foreign currency translation Adjustment	—	—	—	—	—	66,409	706	67,115

BALANCE, September 30, 2009	5,255,000	$5,255	$12,852,713	$50,655	$5,008,118	$427,737	$150,676	$18,495,154

TRI-TECH HOLDING INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Unaudited)

	Tri-Tech Holding Inc. shareholders
	Common Stock		Additional paid-in-capital	Retained earnings		Accumulated other comprehensive income	Noncontrolling interests	Total stockholders’ equity
	Shares	Amount		Statutory reserves	Unrestricted
BALANCE, January 1, 2008	3,555,000	$3,555	$2,914,058	$50,655	$786,420	$110,147	$120,308	$3,985,143

Net income	—	—	—	—	1,279,658	—	13,525	1,293,183
Foreign currency translation Adjustment	—	—	—	—	—	295,708	10,834	306,542

BALANCE, September 30, 2008	3,555,000	$3,555	$2,914,058	$50,655	$2,066,078	$405,855	$144,667	$5,584,868

TRI-TECH HOLDING INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For The Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities:
Net income	$2,537,997	$1,293,183
Adjustments to reconcile net income to cash:
Depreciation	37,826	27,445
Amortization	38,116	72,011
Allowance for doubtful accounts	(11,047)	26,921
Deferred income taxes	251,765	11,408
Changes in operating assets and liabilities:
Accounts receivable	(1,005,397)	(1,308,486)
Unbilled revenue	(2,780,854)	329,785
Other receivables	(494,253)	(178,636)
Inventories	(184,068)	83,927
Prepayments and deferred expenses	99,301	(149,336)
Accounts payable	1,190,555	99,485
Customer deposits	(80,481)	328,867
Billings in excess of revenue	93,774	—
Other payables	(35,826)	72,891
Accrued liabilities	(31,738)	56,225
Taxes payable	86,438	(36,158)
Net cash provided by operating activities	(287,892)	729,533
Cash flows from investing activities:
Loan to the other parties	(586,944)	—
Additions to equipment	(188,778)	26,103
Net cash provided by investing activities	(775,722)	26,103
Cash flows from financing activities:
Common stock	10,038,847	—
Borrow money from third parties	522,234	459,322
Repayments to third parties of advances	(43,911)	(76,372)
Repayment from a related party of an advance	—	—
Net cash provided by (used in) financing activities	10,517,170	382,950
Effect of exchange rate changes on cash and cash equivalents	120,102	101,827
Net increase in cash	9,573,658	1,240,413
Cash, beginning of year	732,418	367,713
Cash, end of period	$10,306,076	$1,608,126

Supplemental Data:
Income taxes paid	$17,496	$—
Interest paid on debt	$4,173	$2,388

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements

September 30, 2009 and 2008

1. Background

Tri-Tech Holding Inc. (“TRIT”) was incorporated in Cayman on January 7, 2009 as a limited liability company and authorized 30,000,000 ordinary shares, with a par value of $0.001. TRIT issued 50,000 ordinary shares (or 3,555,000 ordinary shares after 71.1-for-1 stock split witch have been finished on May 22, 2009) to shareholders of Tri-Tech International Investment, Inc. (“TTII”) for their respective interests in the TTII. TTII was incorporated in the British Virgin Islands on November 24, 2005 as a limited liability company. TTII has subsidiaries and variable interest entities (“VIEs”) in the People’s Republic of China (the “PRC”) as discussed below. TRIT and its subsidiaries and variable interest entities together are referred to as the “Company”. Through its subsidiaries and VIEs in PRC, the Company provides self-manufactured, proprietary or third-party products, system integration and other services in the fields of environmental protection, and water resource monitoring, development, utilization and protection.

On September 9, 2009, the Company completed its initial public offering (IPO) of 1,700,000 ordinary shares at $6.75 per share.

Tri-Tech (Beijing) Co., Ltd. (“TTB”) was incorporated in the PRC on February 6, 2006. It is wholly-owned by TTII. It is a wholly foreign-owned high-tech enterprise, primarily engaged in water resource protection including the utilization and development of technology and product sales, and the development of new industries and applications.

Tranhold Environmental (Beijing) Tech Co., Ltd. (“Tranhold”) was established on June 6, 2003. It was a wholly-owned subsidiary of TTII until it was converted into a VIE controlled by TTII on November 28, 2008. (refer to the section “Reorganization and Acquisition”). Tranhold specializes in environmental technology research and development, environmental engineering design and building for major industrial sectors such as the petrochemical, pharmaceutical and municipal industries. It also provides water and wastewater treatment process control systems, process tail gas purification and other air pollution control systems and related integration solutions. Tranhold also represents several international brands of pollution control equipment in China under license agreements. Tranhold participated in the compilation of “The Technical Guidelines of Municipal Sewage Treatment Plant Operation, Management and Safety” for the Ministry of Construction of the People’s Republic of China.

Beijing Yanyu Water Tech Co., Ltd. (“Yanyu”) was established on March 29, 2002. It was a wholly-owned subsidiary of TTII until it was converted into a VIE controlled by TTII on November 28, 2008. (refer to the section “Reorganization and Acquisition”). Yanyu specializes in research and development, production, system integration, and consulting services in the fields of water resource protection and allocation, flood control and forecasting, irrigation systems, and municipal water supply and distribution systems. Yanyu participated in the compilation of “Technical Standards of Automatic Hydrologic Measuring and Report Systems (SL61-2003)” and “Technical Guidelines of Automatic Hydrologic Measuring and Reporting Systems – General Devices (GB/T)” for the Ministry of Water Resources of the PRC.

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements—(Continued)

September 30, 2009 and 2008

Reorganization and Acquisition

On October 24, 2007, TTII and its wholly owned subsidiary TTB entered a sales and purchase agreement with the existing shareholders of Tranhold (the “Tranhold Original Shareholders”). Pursuant to the agreement, TTII issued 50,000 shares (equivalent to 1,777,500 ordinary shares of TRIT after stock split as discussed in note 17) of its stock to the Tranhold Original Shareholders for 100% equity ownership of Tranhold. The total number of shares outstanding was 50,000 shares (equivalent to 1,777,500 ordinary shares of TRIT after stock split as discussed in note 11). As a result of this transaction, the Tranhold Original Shareholders were able to exercise control of TTII. The purchase of Tranhold and the issuance of TTII’s common stock were accounted for as a reverse acquisition and as a recapitalization under common control. The assets and liabilities transferred were accounted for at historical cost. The consolidated financial statements have been presented as if the reorganization occurred at the beginning of 2007.

On December 31, 2007, TTII and its wholly owned subsidiary TTB completed a sales and purchase agreement with certain existing shareholders of Yanyu (the “Yanyu Original Shareholders”). Pursuant to the agreement, TTII issued 50,000 shares (equivalent to 1,777,500 ordinary shares of TRIT after stock split as discussed in note 11) of its common stock to the Yanyu Original Shareholders for 92.86% equity ownership of Yanyu. Based on Statement of Financial Accounting Standards No. 141, “Business Combinations”, TTII is determined to be the acquirer. The allocation of the purchase price of Yanyu was based on the fair value of Yanyu as of December 31, 2007.

December 31, 2007
Current Assets	$1,836,705
Plant and equipment, net	44,298
Intangible assets	587,058
Liabilities assumed	(902,018)
Total purchase price	$1,566,043

The fair value of assets and liabilities of Yanyu approximated the book value as of December 31, 2007.

As a result of these transactions, Tranhold and Yanyu became the subsidiaries of TTII.

The Company’s principal geographic market is mainly in the People’s Republic of China (“PRC”). As PRC laws and regulations prohibit or restrict other than PRC companies to engage in certain government-related businesses, the Company provides its services in the PRC through Tranhold and Yanyu, Chinese legal entities, which hold the qualifications and permits necessary to conduct government-related services in the PRC. In order to avoid any restrictions that Tranhold or Yanyu might encounter during future business development, TTII and Tranhold or Yanyu should not have a parent-subsidiary relationship.

By November 28, 2008, the Company had completed two steps of reorganization. The Company first returned its shares to the original shareholders of Tranhold and Yanyu. These shareholders are major shareholders, directors, corporate level executives and key employees of the Company. Legally, Tranhold and Yanyu returned to their legal status prior to the acquisitions in 2007. Concurrently, on November 28, 2008, the Company signed and executed with Tranhold and Yanyu a series of contractual agreements with a 25-year, renewable term. These contractual agreements require the pledge of the original shareholders’ equity interests and stock certificates of the VIEs. At any time during the agreement period, the Company has absolute rights to acquire any portion of the equity interests of those VIEs under no-cost conditions. In

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements—(Continued)

September 30, 2009 and 2008

addition, the Company has absolute rights to appoint directors and officers of those VIEs and to obtain the profits from those VIEs. These agreements consist of the following agreements (Operating Agreements subsequently entered):

Exclusive Technical and Consulting Service Agreement. Each of Yanyu and Tranhold has entered into an Exclusive Technical and Consulting Service Agreement with TTB, which agreement provides that TTB will be the exclusive provider of technical and consulting services to Yanyu and Tranhold, as appropriate, and that each of them will in turn pay 90% of its profits (other than net profits allocable to the SOE Shareholder of Yanyu) to TTB for such services. In addition to such payment, Yanyu and Tranhold agree to reimburse TTB for TTB’s expenses (other than TTB’s income taxes) incurred in connection with its provision of services under the agreement. Payments will be made on a quarterly basis, with any over- or underpayment to be reconciled once each of Tranhold’s and Yanyu’s annual net profits, as applicable, are determined at its fiscal year end. Any payment from TTB to TTII would need to comply with applicable Chinese laws affecting payments from Chinese companies to non-Chinese companies. Although based on this agreement TTB is only entitled to 90% of net profits (other than net profits allocable to the SOE Shareholder of Yanyu), TTB also entitled the remaining share of the net profits of the VIEs through dividends per the Proxy Agreement as discussed below. The Company is reliant on dividends paid by TTB for its cash needs, and TTB relies on payments from Yanyu and Tranhold to be able to pay such dividends to the Company.

Management Fee Payment Agreement. Each of the shareholders of Yanyu and Tranhold (other than Beijing YanYu Communications Telemetry United New Technology Development Department, a Chinese State Owned Entity (the “SOE Shareholder”) of Yanyu) has entered into a Management Fee Payment Agreement, which provides that in the event TTB exercises its rights to purchase the equity interests of the Yanyu or Tranhold shareholders (other than those owned by the SOE Shareholder of Yanyu) under the Equity Interest Purchase Agreements, such shareholders shall pay a Management Fee to TTB in an amount equal to the amount of the Transfer Fee received by the such shareholders under the Equity Interest Purchase Agreement.

Proxy Agreement. Each of the shareholders of Yanyu and Tranhold (other than the SOE Shareholder of Yanyu) has executed a Proxy Agreement authorizing TTB to exercise any and all shareholder rights associated with his ownership in Yanyu or Tranhold, as appropriate, including the right to attend shareholders’ meetings, the right to execute shareholders’ resolutions, the right to sell, assign, transfer or pledge any or all of the equity interest in Yanyu or Tranhold, as appropriate, and the right to vote such equity interest for any and all matters.

Equity Interest Pledge Agreement. TTB and the shareholders of each of Tranhold and Yanyu (other than the SOE Shareholder of Yanyu) have entered in Equity Interest Pledge Agreements, pursuant to which each such shareholder pledges all of his shares of Tranhold or Yanyu, as appropriate, to TTB. If Tranhold or Yanyu or any of its respective shareholders (other than the SOE Shareholder of Yanyu) breaches its respective contractual obligations, TTB, as pledge, will be entitled to certain rights, including the right to foreclose on the pledged equity interests. Such Tranhold and Yanyu shareholders have agreed not to dispose of the pledged equity interests or take any actions that would prejudice TTB’s interest. According to this agreement, TTB has absolute rights to obtain any and full dividends related to the equity interest pledged during the term of the pledge.

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements—(Continued)

September 30, 2009 and 2008

Exclusive Equity Interest Purchase Agreement. Each of the shareholders of Tranhold and Yanyu (other than the SOE Shareholder of Yanyu) has entered into an Exclusive Equity Interest Purchase Agreement, which provides that TTB will be entitled to acquire such shares from the current shareholders upon certain terms and conditions, if such a purchase is or becomes allowable under PRC laws and regulations. The Exclusive Equity Interest Purchase Agreement also prohibits the current shareholders of each of Tranhold and Yanyu (other than the SOE Shareholder of Yanyu) from transferring any portion of their equity interests to anyone other than TTB. TTB has not yet taken any corporate action to exercise this right of purchase, and there is no guarantee that it will do so or will be permitted to do so by applicable law at such time as it may wish to do so.

Operating Agreements. TTB, Tranhold, Yanyu and each of their respective shareholders (other than the SOE Shareholder of Yanyu) have entered into an Operating Agreement on July 3, 2009, which requires TTB to guarantee the obligations of each of Tranhold and Yanyu in their business arrangements with third parties. Each of Tranhold and Yanyu, in return, agrees to pledge its accounts receivable and all of its assets to TTB. Moreover, each of Tranhold and Yanyu agrees that without the prior consent of TTB, such company will not engage in any transactions that could materially affect its assets, liabilities, rights or operations, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party. Pursuant to these operating agreements, TTB provides guidance and instructions on each of Tranhold’s and Yanyu’s daily operations and financial affairs. The contracting shareholders of each of Tranhold and Yanyu must designate the candidates recommended by TTB as their representatives on their respective boards of directors. TTB has the right to appoint and remove senior executives of each of Tranhold and Yanyu.

The Company provided advances to its VIEs in total of $706,881 for the nine months ended September 30, 2009. The Company has the accumulative outstanding advances to Tranhold and Yanyu in total of $1,963,936 and $1,257,055 as of September 30, 2009 and December 31, 2008, respectively.

Except for the disclosed above, there are no arrangements that could require the Company to provide financial support to the variable interest entity, including events or circumstances that could expose the Company to a loss. As stated in the disclosure of various agreements between the Company and its VIEs in note 1 under Reorganization and Acquisition, the Company has rights to acquire any portion of the equity interests of those VIEs under no-cost conditions. Also the Company may allocate its available funds to its VIEs for business purpose. There are no fixed terms of such arrangement.

Based on these agreements and according to the provisions of Financial Accounting Standards Board Interpretation No. 46R, “Consolidation of Variable Interest Entities” (or “FIN 46R”), Tranhold and Yanyu are considered two variable interest entities (“VIEs”), and the Company is the primary beneficiary. Accordingly, Tranhold and Yanyu have continued to be consolidated in the Company’s financial statements.

It is the Company’s general belief that the creditors and the other beneficial interest holder of Tranhold and Yanyu have no recourse to the general credit of the Company.

No change occurred in financial statements before and after the Company entered into agreements with these VIEs.

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements—(Continued)

September 30, 2009 and 2008

The following are major categories of the Assets and Liabilities of the VIEs:

	Yanyu	Tranhold
	September 30, 2009	September 30, 2009
	(Unaudited)
Current Assets	$3,247,341	$6,507,400
Plant and equipment, net	23,423	299,366
Intangible assets	554,715	265,471
Liabilities assumed	(1,717,232)	(4,433,182)
Total shareholders’ equity	$2,108,247	$2,639,055

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). The accompanying consolidated financial statements include the accounts of TRIT and its subsidiaries and VIEs. All material inter-company transactions and balances have been eliminated in the consolidation. Please also refer to Note 1 for the discussion on accounting for the reorganization and acquisition.

The Company adopted the provisions of FIN 46R. Pursuant to FIN 46R, Tranhold and Yanyu are VIEs of the Company and the Company is the primary beneficiary of the VIEs. Accordingly, the VIEs have been consolidated in the Company’s financial statements.

Based on various VIE agreements, the Company is able to excise control over the VIEs; and obtain the financial interests such as obtaining periodic income of the VIEs through technical and consulting service arrangements and obtaining the net assets of VIEs through purchase of their equities at essentially no cost basis. The Company therefore concluded that its equities of both VIEs are not noncontrolling interest and therefore are not classified as so. The noncontrolling interest only relates to the SOE Shareholder’s 7.14% interest in Yanyu. The amount of noncontrolling interest of the original shareholders of Tranhold and Yanyu holding shares of both VIEs for the Company is zero. They excise no controls over the VIEs and no financial interests of ownership are due to them either for periodic income or the net assets.

The Company compiles its daily accounts in accordance with generally accepted accounting principles in the PRC (“PRC GAAP”) and converts its financial statements to make them comply with U.S. GAAP when reporting.

For presentation of the financials statements, we assume to have issued 3,555,000 ordinary shares at the beginning of the period. On September 9, 2009, the Company completed its initial public offering (IPO) of 1,700,000 ordinary shares at $6.75 per share. By September 30, 2009, there are warrants of 177,500 and options of 525,500 unexercisable.

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements—(Continued)

September 30, 2009 and 2008

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

Certain of the Company’s accounting policies require higher degrees of judgment than others in their application. These include the recognition of revenue and earnings from system integration under the percentage of completion method and the allowance for doubtful accounts. Management evaluates all of its estimates and judgments on an on-going basis.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents are composed primarily of time deposits and investments in money market accounts and are stated at cost which approximates fair value.

Allowances for doubtful accounts

The Company makes an allowance for doubtful accounts based on the aging of accounts receivable and on any specifically identified accounts receivable that may become uncollectible.

Inventories

The Company values inventory at the lower of cost or net realizable value and determines inventory by using the average cost method. Inventory consists of raw materials, finished goods, and work-in-progress, which includes the cost of direct labor, materials and overhead costs related to projects.

Plant and equipment

The Company states plant and equipment at cost less accumulated depreciation. The Company computes depreciation using the straight-line method over the estimated useful lives of the assets with 5% residual value. The depreciation expense for the quarters ended September 30, 2009 and 2008 amounted to $17,330 and $7,897 respectively. The depreciation expense for the nine months ended September 30, 2009 and 2008 amounted to $37,333 and $22,117, respectively.

Estimated useful lives of the Company’s assets are as follows:

Useful Life
Buildings and improvements	40 years
Transportation equipment	5-8 years
Machinery	10 years
Office equipment	5 years
Furniture	5 years

The Company eliminates the cost and related accumulated depreciation of assets sold or otherwise

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements—(Continued)

September 30, 2009 and 2008

retired from the accounts and includes any gain or loss in the statement of income. The Company charges maintenance, repairs and minor renewals directly to expenses as incurred, and it capitalizes major additions and betterment to buildings and equipment.

The financing cost $2,485 from installation for equipment purchase incurred has been expensed.

Valuation of Long-Lived Assets

The Company reviews the carrying value of its long-lived assets, including plant and equipment, and finite life intangibles whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated undiscounted future cash inflows attributable to the asset, less estimated undiscounted future cash outflows, are less than the carrying amount, the Company recognizes an impairment loss in an amount equal to the difference between the carrying value of such assets and fair value. The Company reports assets for which there is a committed disposition plan, whether through sale or abandonment, at the lower of carrying value or fair value less costs to sell.

The Company evaluates the periods of depreciation and amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Intangible Assets

The Company amortizes other acquired intangible assets with definite lives on a straight-line basis over their expected useful economic lives. The Company does not amortize intangible assets with an indefinite useful life and subjects them to an impairment test annually or more frequently if events or changes in circumstances indicate that the assets might be impaired. The Company periodically evaluates the recoverability of all intangible assets and takes into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists.

Useful Life
Proprietary technology relating to sewage, municipal solid waste treatment and tail gas purification	20 years
Proprietary technology relating to low energy consumption data transmission system	20 years

The amortization expense for the quarters ended September 30, 2009 and September 30, 2008 amounted to $12,718 and $12,808, respectively. The amortization expense for the nine months ended September, 2009 and September 30, 2008 amounted to $38,115 and $37,606, respectively.

Balance Sheet Classifications

The Company uses a one-year time period as the basis for classifying all current assets and liabilities.

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements—(Continued)

September 30, 2009 and 2008

Revenue Recognition

Revenues consist primarily of product sales, software sales, and products and services solutions. The Company recognizes revenue when it is probable that the economic benefits will flow to the Company.

Specifically the Company generally provides products and services solutions under short and long-term fixed-price contracts. The contract periods range from two months to approximately three years in length. The Company recognizes income for these contracts following the percentage-of-completion method, measured by contract milestones in accordance with the AICPA’S Statement of Position (“SOP”) 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts”. Cost of revenue (exclusive of depreciation and amortization expenses) is based on total actual costs incurred plus estimated costs to completion applied to percentage of completion as measured by contract milestone. Cost of revenues (exclusive of depreciation and amortization expenses) includes direct labor, materials and the applicable share of overhead expense directly related to the execution of services and delivery of projects.

Provided unapproved change orders or claims occur in the future, in accounting for contracts, the Company follows Paragraphs 62 and 65 of the AICPA’s Statement of Position 81-1 - Accounting for Performance of Construction-Type and Certain Production-Type Contracts (“SOP 81-1”). We will recognize as revenues costs associated with unapproved change orders (Paragraph 62 of SOP 81-1) or claims (Paragraph 65 of SOP 81-1) to the extent it is probable that such claims and change orders will result in additional contract revenue, and the amount of such additional revenue can be reliably estimated. Contract losses are provided for in their entirety in the period that they become known, without regard to the percentage-of-completion. However, we have not experienced significant unapproved change orders in the past.

The Company recognizes sales of its products upon delivery of goods and passage of title in accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, as amended by SAB No. 104, “Revenue Recognition”.

The Company recognizes revenue from the sales of software, support contracts and services in accordance with SOP No. 97-2, “Software Revenue Recognition” and SOP 81-1. For software sales with no significant post-shipment obligations and no uncertainty about customer acceptance, the Company recognizes revenue on delivery of software to the customer. The Company recognizes revenues for software sales with significant post-shipment obligations, including the production, modification, or customization of software, by the percentage-of-completion method, with progress to completion measured on the basis of milestone completion, labor costs incurred currently versus the total estimated labor cost of performing the contract over its term, or other factors appropriate to the individual contract of sale.

The Company presents all sales revenue net of a value-added tax (“VAT”) or a sales tax. The Company’s products that are sold in the PRC are generally subject to a Chinese VAT at a rate of 17% or sales tax of 5% of the gross sales price, except for certain proprietary software sales which will only be subject to an effective tax rate of 3%. The VAT may be offset by VAT paid by the Company on purchased raw materials and other materials included in the cost of projects or producing the finished product.

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements—(Continued)

September 30, 2009 and 2008

The Company records revenue in excess of billings as “unbilled receivables”. The Company records billings in excess of revenues as “billings in excess of revenue”. The Company expects all billed and unbilled amounts to be collected within one year.

Cost of revenues (exclusive of depreciation and amortization)

Cost of revenues(exclusive of depreciation and amortization) include: material and equipment costs, transportation costs, labor costs, processing costs, packaging costs, quality inspection cost, quality control costs, sales tax. The Cost of Revenue (exclusive of depreciation and amortization) includes inbound freight charges, purchasing and receiving costs and inspection costs where those types of costs occur.

Operating expenses

Operating expenses include: salaries, bonus, and social insurance of management, administrative and sales personal, traveling cost, entertainment expenses, depreciation of equipment, amortization of intangible asset, office rental expenses, professional service fee, office supply, R&D expenses, bad debt provision, etc.

Research and Development

Research and development expenses include salaries, consultant fees, supplies and materials, as well as costs related to other overhead such as depreciation, facilities, utilities and other departmental expenses. The Company expenses costs for the development of new software products and substantial enhancements to existing software products as incurred until technological feasibility has been established, at which time any additional costs are capitalized. The management of the Company is responsible for assessing the establishment of technological feasibility in accordance with FAS 86. Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.

Research and development costs recorded in selling and general and administrative expenses were $61,552 and $520 during the quarters ended September 30, 2009 and 2008, and $169,346 and $83,091 during the nine months ended September 30, 2009 and 2008.No research and development expenses were capitalized in 2009 and 2008.respectively.

Foreign Currency Translation

The Company uses the United States dollar as its reporting and functional currency. The Company translates monetary assets and liabilities denominated in currencies other than United States dollars into United States dollars at the rates of exchange ruling at the balance sheet date. The Company converts transactions in currencies other than United States dollars during the year into United States dollars at the rates of exchange ruling at the transaction dates.

The Company maintains its financial records of its PRC subsidiaries in Renminbi (“RMB”), their functional currency and the currency of the PRC. The Company translates their balance sheets assets and liabilities into United States dollars based on the rates of exchange existing on the balance sheet date and translates its PRC subsidiaries’ statements of operations using a weighted average rate for the period. The Company reflects translation adjustments as accumulated other comprehensive income (loss) in stockholders’ equity

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements—(Continued)

September 30, 2009 and 2008

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translation adjustments amounted to $427,737 and $361,328 as of September 30, 2009 and December 31, 2008, respectively. The Company translated balance sheet amounts with the exception of equity at September 30, 2009 at RMB6.8290 to US$1.00 as compared to RMB6.8346 to US$1.00 at December 31, 2008. The Company stated equity accounts at their historical rate. The average translation rates applied to income statement accounts for the quarters ended September 30, 2009 and the quarters ended September 30, 2008 were RMB 6.8310 and RMB6.8402, respectively.

Income Taxes

The Company provides for deferred income taxes using the asset and liability method. Under this method, the Company recognizes deferred income taxes for tax credits and net operating losses available for carry-forwards and significant temporary differences. The Company classifies deferred tax assets and liabilities as current or non-current based upon the classification of the related asset or liability in the financial statements or the expected timing of their reversal if they do not relate to a specific asset or liability. The Company provides a valuation allowance to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realized.

The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), as of January 1, 2007. The Company recognizes a tax position as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is over 50% likely to be realized on examination. For tax positions not meeting the “more likely than not” test, the Company does not record a tax benefit. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. The adoption had no affect on the Company’s financial statements. The Company did not have any significant unrecognized uncertain tax positions.

The Company’s operations are subject to income and transaction taxes mainly in the PRC. Significant estimates and judgments are required in determining the Company’s provision for income taxes. Some of these estimates are based on interpretations of existing tax laws or regulations. The ultimate amount of tax liability may be uncertain as a result. The Company does not anticipate any events which could change these uncertainties.

Stock-based Compensation

The Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”.

Earnings per Share

Basic EPS excludes dilution and is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (convertible preferred stock, forward contract, warrants to purchase common stock, contingently issuable

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements—(Continued)

September 30, 2009 and 2008

shares, common stock options and warrants and their equivalents using the treasury stock method) were exercised or converted into common stock. The Company excludes potential common shares in the diluted EPS computation in periods of losses from continuing operations, as their effect would be anti-dilutive.

We have granted options of 525,500 to our key employees and warrants of 177,500 to the underwriter, both of which are included when calculating the earnings per share diluted.

Comprehensive Income (Loss)

Comprehensive income (loss) includes all changes in equity except those resulting from investments by owners and distributions to owners. The Company has chosen to report comprehensive income (loss) in the statements of operations and comprehensive income.

Financial Instruments

The Company carries the carrying value of financial instruments, which consists of cash and cash equivalents, short-term investments, accounts receivable, trade notes receivable, accounts payable, trade notes payable, and other payables at cost, which approximates fair value due to the short-term nature of these instruments. The Company does not use derivative instruments to manage risks.

Segments

The Company identifies segments by reference to its internal organization structure and the factors that management uses to make operating decisions and assess performance.

Reclassifications

The Company has reclassified certain prior period amounts to conform to the current period presentation. These reclassifications did not affect net income or cash flows.

Recently Issued Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (FASB) issued amended revenue recognition guidance for arrangements with multiple deliverables(ASU No.2009-13). The new guidance eliminates the residual method of revenue recognition and allows the use of management’s best estimate of selling price for individual elements of an arrangement when vendor specific objective evidence (VSOE), vendor objective evidence (VOE) or third-party evidence (TPE) is unavailable. For the company, this guidance is effective for all new or materially modified arrangements entered into on or after January 1, 2011 with earlier application permitted as of the beginning of a fiscal year. Full retrospective application of the new guidance is optional. The company is currently assessing its implementation of this new guidance, but does not expect a material impact on the Consolidated Financial Statements.

In October 2009, the FASB issued guidance which amends the scope of existing software revenue recognition accounting(ASU No.2009-14). Tangible products containing software components and non-software components that function together to deliver the product’s essential functionality would be scoped out of the accounting guidance on software and accounted for based on other appropriate revenue

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements—(Continued)

September 30, 2009 and 2008

recognition guidance. For the company, this guidance is effective for all new or materially modified arrangements entered into on or after January 1, 2011 with earlier application permitted as of the beginning of a fiscal year. Full retrospective application of the new guidance is optional. This guidance must be adopted in the same period that the company adopts the amended accounting for arrangements with multiple deliverables described in the preceding paragraph. The company is currently assessing its implementation of this new guidance, but does not expect a material impact on the Consolidated Financial Statements.

In September 2009, the FASB issued amended guidance concerning fair value measurements of investments in certain entities that calculate net asset value per share (or its equivalent) (ASU No.2009-12). If fair value is not readily determinable, the amended guidance permits, as a practical expedient, a reporting entity to measure the fair value of an investment using the net asset value per share (or its equivalent) provided by the investee without further adjustment. The amendments are effective for interim and annual periods ending after December 15, 2009. The company does not expect a material impact on the Consolidated Financial Statements due to the adoption of this amended guidance.

In August 2009, the FASB issued guidance on the measurement of liabilities at fair value(ASU No.2009-5). The guidance provides clarification that in circumstances in which a quoted market price in an active market for an identical liability is not available, an entity is required to measure fair value using a valuation technique that uses the quoted price of an identical liability when traded as an asset or, if unavailable, quoted prices for similar liabilities or similar assets when traded as assets. If none of this information is available, an entity should use a valuation technique in accordance with existing fair valuation principles. The company adopted this guidance in the quarter ended September 30, 2009 and there was no material impact on the Consolidated Financial Statements.

In June 2009, the Financial Accounting Standards Board (FASB) issued account Accounting Standard Update No.2009-02. “Amendments to Various Topics for Technical corrections”, this is an omnibus update, this update is effective for financial statements issued for interim and annual periods ending after July 1, 2009. This Statement did not impact the consolidated financial results.

In June 2009, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 168 (ASC No.105), “The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162” (the Codification). The Codification, which was launched on July 1, 2009, became the single source of authoritative nongovernmental U.S. GAAP, superseding existing FASB, American Institute of Certified Public Accountants (AICPA), Emerging Issues Task Force (EITF) and related literature. The Codification eliminates the GAAP hierarchy contained in SFAS No. 162 and establishes one level of authoritative GAAP. All other literature is considered non-authoritative. This Statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The company adopted this Statement for its quarter ending September 30, 2009. There was no change to the company’s Consolidated Financial Statements due to the implementation of this Statement.

In June 2009, the FASB issued SFAS No. 167(ASC No.810), “Amendments to FASB Interpretation No. 46(R),” and SFAS No. 166(ASC No., “Accounting for Transfers of Financial Assets—an amendment of

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements—(Continued)

September 30, 2009 and 2008

FASB Statement No. 140(ASC No.860).” SFAS No. 167 amends FASB Interpretation 46(R) to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity and requires ongoing qualitative reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. SFAS No. 166 amends SFAS No. 140 by removing the exemption from consolidation for Qualifying Special Purpose Entities (QSPEs). This Statement also limits the circumstances in which a financial asset, or portion of a financial asset, should be derecognized when the transferor has not transferred the entire original financial asset to an entity that is not consolidated with the transferor in the financial statements being presented and/or when the transferor has continuing involvement with the transferred financial asset. The company will adopt these Statements for interim and annual reporting periods beginning on January 1, 2010. The company does not expect the adoption of these standards to have any material impact on the Consolidated Financial Statements.

In May 2009, the FASB issued SFAS No. 165(ASC No.855), “Subsequent Events.” This Statement sets forth: 1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; 2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and 3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This Statement is effective for interim and annual periods ending after June 15, 2009. The company adopted this Statement in the quarter ended June 30, 2009. This Statement did not impact the consolidated financial results.

In April 2009, the FASB issued FASB Staff Position (FSP) FAS 141(R)-1(ASC No.805), Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies , which amends the accounting in SFAS 141(R) for assets and liabilities arising from contingencies in a business combination. The FSP is effective January 1, 2009, and requires pre-acquisition contingencies to be recognized at fair value, if fair value can be reasonably determined during the measurement period. If fair value cannot be reasonably determined, the FSP requires measurement based on the recognition and measurement criteria of SFAS 5, Accounting for Contingencies. Adoption of FSP FAS 141(R)-1 did not have an impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP No. FAS 107-1(ASC No.825) and APB 28-1(ASC No.270), “Interim Disclosures about Fair Value of Financial Instruments”. This FASB staff position amends FASB Statement No. 107 to require disclosures about fair values of financial instruments for interim reporting periods as well as in annual financial statements. The staff position also amends APB Opinion No. 28 to require those disclosures in summarized financial information at interim reporting periods. This FASB staff position becomes effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company adopted these standards. The adoption of these standards did not materially impact its financial statements.

In April 2009, the FASB issued FSP No. FAS 115-2(ASC No.320) and FAS 124-2(ASC No.958), “Recognition and Presentation of Other-Than-Temporary Impairments”. This FSP amends the other-than-temporary impairment guidance in GAAP for debt securities. If an entity determines that it has an other-than-temporary impairment on a security, it must recognize the credit loss on the security in the income

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements—(Continued)

September 30, 2009 and 2008

statement. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. The staff position expands disclosures about other-than-temporary impairment and requires that the annual disclosures in FASB Statement No. 115 and FSP FAS 115-1 and FAS 124-1 be made for interim reporting periods. This FSP becomes effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company adopted this standard. The adoption of this standard did not materially impact its financial statements.

In March, 2008, SFAS No. 161(ASC No.815), “Disclosures and Derivatives Instruments and Hedging Activities, an amendment of FASB Statements No. 133.” SFAS No. 161 requires additional disclosures about the Company’s objectives in using the derivative instruments and hedging activities, the method of accounting for such instruments under SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities,” and its related interpretations. The Company adopted SFAS No. 161. The adoption of this standard did not materially impact its financial statements.

In September 2006, the FASB issued SFAS No. 157(ASC No.820), “Fair Value Measurements”. This statement defines fair value, establishes a framework for measuring fair value according to generally accepted accounting principles and expands disclosures of fair value measurement. In application, this statement does not require any new fair value measurements. It is effective for fiscal years beginning after November 15, 2007, and all interim periods within those fiscal years. Earlier application is permitted if the entity has not yet issued interim or annual financial statements for that fiscal year. However, on February 12, 2008, the FASB issued FSP FAS 157-2, which delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). This FSP partially defers the effective date of Statement 157 to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years for items within the scope of this FSP. The Company adopted these standards. The adoption of these standards did not materially impact its financial statements. We did not have any financial assets and/or liabilities measured at fair value as of June 30, 2009.

In March 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (Revised 2007) (“SFAS 141R”)(ASC No.805), “Business Combinations”. SFAS 141R requires an acquiring entity to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. Accordingly, the Company adopted this Statement on January 1, 2009. There was no impact upon adoption, and its effects on future periods will depend on the nature and significance of business combinations subject to this statement.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160 (“SFAS 160”)(ASC No.810), “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51.” SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Pursuant to the transition provisions of SFAS No. 160, the Company adopted the Statement on January 1, 2009 via retrospective application of the presentation and disclosure requirements. Noncontrolling interests were reclassified from the Liabilities section to the Stockholders’ Equity section in the Consolidated Statement of Financial Position as of January 1, 2009.

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements—(Continued)

September 30, 2009 and 2008

In April 2008, the FASB issued Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”)(ASC No.350). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). The intent of FSP FAS 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other applicable accounting literature. The Company adopted this Statement on January 1, 2009. There was no impact upon adoption, and its effects on future periods will depend on the nature and significance of business combinations subject to this statement.

In June 2008, the FASB issued FSP EITF 03-6-1(ASC No.260), “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” which became effective in 2009 via retrospective application. Under the FSP, unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents are participating securities and, therefore, are included in computing earnings per share (EPS) pursuant to the two-class method. The two-class method determines earnings per share for each class of common stock and participating securities according to dividends or dividend equivalents and their respective participation rights in undistributed earnings. Restricted Stock Units (RSUs) granted to employees prior to December 31, 2007 are considered participating securities as they receive non-forfeitable dividend equivalents at the same rate as common stock. RSUs granted after December 31, 2007 do not receive dividend equivalents and are not considered participating securities. The company retrospectively adopted the FSP on January 1, 2009. The adoption of this standard did not materially impact its financial statements.

In November 2008, the FASB ratified EITF Issue 08-7(ASC No.350), “Accounting for Defensive Intangible Assets.” A defensive intangible asset is an asset acquired in a business combination or in an asset acquisition that an entity does not intend to actively use. According to the guidance, defensive intangible assets are considered to be a separate unit of account and valued based on their highest and best use from the perspective of an external market participant. The company adopted EITF 08-7 on January 1, 2009. There was no material impact upon adoption, and its effects on future periods will depend on the nature and significance of the business combinations subject to this statement.

In December 2008, the FASB issued FSP FAS 132(R)-1(ASC No.715), “Employers’ Disclosures about Postretirement Benefit Plan Assets.” This FSP amends SFAS No. 132(R), “Employers’ Disclosures about Pensions and Other Postretirement Benefits” to require more detailed disclosures about the fair value measurements of employers’ plan assets including: (a) investment policies and strategies; (b) major categories of plan assets; (c) information about valuation techniques and inputs to those techniques, including the fair value hierarchy classifications (as defined by SFAS No. 157) of the major categories of plan assets; (d) the effects of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets; and (e) significant concentrations of risk within plan assets. The disclosures required by the FSP will be included in the company’s year ending 2009 Consolidated Financial Statements. This Statement does not impact the consolidated financial results as it is disclosure-only in nature.

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements—(Continued)

September 30, 2009 and 2008

3. Accounts Receivable

Based on the Company’s valuation review, management believes the net balance on each balance sheet date herein was collectable.

The following analysis details the changes in the Company’s allowances for doubtful accounts during the nine months ended September 30, 2009 and December 30, 2008:

	September 30, 2009 (Unaudited)	December 31, 2008 (Restated)
Balance at beginning of the year	$62,286	$39,351
Increase in allowances during the period	(3,826)	22,935
Write-offs during the period	(7,175)	—
Balance at the end of the quarter	$51,285	$62,286

4. Inventories

Inventories consisted of the following:

	September 30, 2009 (Unaudited)	December 31, 2008 (Restated)
Raw materials	$123,717	$112,638
Finished goods	517,012	226,172
Project work-in-progress	1,011,090	1,127,658
Totals	$1,651,819	$1,466,468

The Company reviews its inventory periodically for possible obsolete goods and to determine if any reserves are necessary for potential obsolescence. As of September 30, 2009 and December 31, 2008, the Company determined that no more reserves were necessary.

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements—(Continued)

September 30, 2009 and 2008

5. Plant and Equipment

Plant and equipment consist of the following:

	September 30, 2009 (Unaudited)	December 31, 2008 (Restated)
Transportation equipment	$308,006	$123,498
Office equipment	145,617	137,666
Furniture	6,765	10,140

Total plant and equipment	460,387	271,304
Less accumulated depreciation	(135,239)	(97,176)
Plant and equipment, net	$325,148	$174,128

6. Notes Receivable

Notes receivable represents advances the Company made to third parties without specific terms and sometimes without interest. The interest rates charged range from 6% to 12%. The Company’s management believes that all the notes will be repaid within one year.

7. Prepayments

Prepayments are monies deposited with or advanced to subcontractors to perform services on system contracting projects. Some subcontractors require a certain amount of money to be deposited as a guaranty payment in order for them to start performing the services. Prepayments also include monies deposited or advanced to vendors on future inventory purchases to ensure timely delivery.

8. Commercial Paper and Other Short-term Notes Payable

Commercial paper and other short-term notes payable represent temporary advances obtained from third parties. These advances normally do not carry interest and specific terms.

9. Long-term liabilities

Company purchased transport equipment payable on installments, pursuant to the payment agreement, the remaining payments totaled $69,069 will be payable within 19 months at $3,635 per month from September 30, 2009.

10. Income Taxes

Under the Income Tax Laws of the PRC, before 2008, companies in the PRC were generally subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income reported in the statutory financial statements after appropriate tax adjustments, unless (a) the enterprise was located in a specially designated region which allowed enterprises a three-year income tax exemption and a 50% income tax reduction for the following three years or (b) the enterprise was a manufacturing related joint venture with a foreign enterprise or a wholly-owned subsidiary of a foreign enterprise, which was allowed a two-year income tax exemption and a 50% income tax reduction for the following three years.

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements—(Continued)

September 30, 2009 and 2008

Under the Income Tax Laws of the Beijing State Administration Taxation of PRC, any enterprise with manufacturing operations in the city of Beijing that is a wholly owned subsidiary of a foreign enterprise is subject to an income tax rate of 24%.

According to an approval document (Taxation Notice No. 201 (2008)) from the Beijing State Tax Bureau of Xicheng District, TTB was granted an income tax exemption in 2007 and 2008 and reduced income tax rates of 10%, 11%, and 12% from 2009 to 2011, on the basis of being a high-tech company.

According to an approval document from the Beijing State Tax Bureau of Haidian District, Tranhold was granted an income tax exemption in 2004 and 2005 and a half reduced income tax rate from the normal rate of 15% from 2006 to 2008, on the basis of being a high-tech company. Before being re-identified as High-technology Enterprise in accordance with new legislation, the income tax rates of Tranhold will be 25% in 2009 and beyond.

According to an approval document from the Beijing State Tax Bureau of Haidian District, Yanyu was granted, on the basis of being a high-tech and software company, an income tax exemption in 2003 and 2004 and a half reduced income tax rate from the normal rate of 15% from 2005 to 2007, on the basis of being a high-tech company. Before being re-identified as High-technology Enterprise in accordance with new legislation, the income tax rates of Yanyu will be 25% in 2009 and beyond.

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law replaced the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”).

The key changes are:

a.	The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs, except for high-tech companies which have a reduced rate of 15%;

b.	Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by the local government for a grace period of the next 5 years or until the tax holiday term is completed, whichever is sooner.

However, on May 27, 2009, TTB received Taxation Notice No. 9 (2009) from the Beijing State Tax Bureau of Xicheng District, which superseded Taxation Notice No. 201 (2008) mentioned above.

According to Taxation Notice No. 9 (2009), TTB is required to pay income at the rate of 25% for the fiscal year ended December 2008. As a result, the Company was required to pay additional $139,562 for the fiscal year ended December 31, 2008.

Pursuant to the Taxation Notice and supplementary regulations, only the high-tech companies re-certified under the new criteria of high-tech enterprise are granted the preferred tax rates. The Company has already filed application for re-certification of a high-tech enterprise under the new criteria. The application is currently pending for approval.

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements—(Continued)

September 30, 2009 and 2008

According to State Tax Notice No. 203 (2009) issued by State Administration of Taxation on April 22, 2009, either Tranhold or Yanyu is not qualified for preferred tax benefits for high-tech enterprise until they are re-certified as high-tech enterprises under the newly revised criteria for high-tech enterprises. Both Tranhold and Yanyu are currently subject to 25% income tax rate. As a result, the Company accruals $32,925 deferred income tax liability for the fiscal year ended December 31, 2008.

The Company had paid income taxes $17,496 for the nine months ended September 30, 2009.

Restated Financial Statements

As a result of the foregoing, the Company has restated its consolidated balance sheets as of December 31, 2008, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity for the year ended December 31, 2008.

A summary of the significant effects of the restatement on the Company’s consolidated balance sheet as of December 31, 2008 is as follows:

	As of December 31, 2008
Item	As Previously Reported	Adjustments	As Restated
Deferred income taxes	$50,186	$33,457	$83,643
Income taxes payable	—	141,818	141,818
Total current liabilities	2,649,261	175,275	2,824,536

Retained earnings	2,654,475	(171,902)	2,482,573
Accumulated other comprehensive income	372,642	(11,314)	361,328
Total Tri-Tech Holding Inc. shareholders’ equity	5,995,385	(183,216)	5,812,169
Non-controlling Interests	129,578	7,941	137,519
Total shareholders’ equity	$6,124,963	$(175,275)	$5,949,688

A summary of the significant effects of the restatement on the Company’s consolidated statement of income and comprehensive income for the year ended December 31, 2008 is as follows:

	As of December 31, 2008
Item	As Previously Reported	Adjustments	As Restated
Provision for income taxes expenses	$29,760	$172,487	$202,247
Net income	1,877,324	(172,487)	1,704,837
Noncontrolling Interests Income	9,270	(585)	8,685
Net income attributable to Tri-Tech Holding Inc.	1,868,055	(171,902)	1,696,153
Foreign currency translation adjustment	262,495	(2,787)	259,708
Comprehensive income	2,139,819	(175,274)	1,964,546
Comprehensive income attributable to noncontrolling interests	9,270	7,951	17,221
Comprehensive income attributable to Tri-Tech Holding Inc.	$2,130,549	$(183,226)	$1,947,324
Net income attributable to Tri-Tech Holding Inc. per share:
Basic and diluted	$0.53	—	$0.53
Shares used in computation:
Basic and dilute	3,555,000	—	3,215,000

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements—(Continued)

September 30, 2009 and 2008

The provision for income tax expense (benefit) from continuing operations consists of the following:

	Quarters Ended September 30,
	2009	2008
	(Unaudited)
Current:
PRC	$80,349	$—

Deferred:
PRC	234,022	20,276
Total income tax expense (benefit)	$314,371	$20,276

Significant components of the Company’s net deferred tax assets/ (liabilities) are as follows:

	September 30, 2009(Unaudited)	December 31, 2008(Restated)
Deferred tax assets:
Allowances and reserves	$—	$—
Net operating loss carry forwards	42,499	107,266
Total gross deferred tax assets	42,499	107,266
Less valuation allowance	—	—
Total net deferred tax assets	42,499	107,266
Deferred tax liabilities:
Revenue recognition based on percentage of completion	369,756	190,909
Total net deferred tax assets (liabilities)	$(327,257)	$(83,643)

Yanyu had accumulated net operating losses of RMB1,160,920 (approximately $169,998) for income tax purposes as of September 30, 2009. These net operating losses can be carried forward for 5 years to reduce future years’ PRC taxable income. These carry forwards will expire, if not utilized, beginning in 2009 and continue through 2014.

The Beijing Tax Bureau generally conducts annual audits of income tax by commissioning an accounting firm or tax auditing firm, although the tax bureau will do it by itself when they feel there is need to do so. No tax bureau audits have been performed on the subsidiary or VIEs in the PRC so far. Tax audits by auditing firms for TTB, Tranhold and Yanyu have been performed through, 2008. All subsidiaries and VIEs of the Company file their tax returns in accordance with the audit reports issued by the auditing firm.

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements—(Continued)

September 30, 2009 and 2008

11. Equity

On September 9, 2009, the Company announced its initial public offering (IPO) of 1,700,000 ordinary shares at $6.75 per share. In order to mitigate some of the risk of forward-looking, each of the founders of TRIT has agreed to place, on a pro rated basis, that number of ordinary shares into escrow that is equal to 20% of the maximum number of shares to be sold in this offering (“Founders’ Shares”). If TRIT has higher EPS than $0.7205 in 2009 (calculated before the effects of the expenses related to Warrants, Options and escrow shares, and with the assumption as indicated above), the Founders’ Shares will be released to the Founders from escrow. Because the Founders’ Shares have been escrowed as a condition of completing the initial public offering and will be released to the Founders without regard to the shareholders’ continued employment if TRIT meets the foregoing criteria, we have determined that no compensatory arrangement exists. Accordingly, we will account for the escrow shares as an element of the overall transaction and will not recognize any compensation expense upon the return of escrow shares to the Founders. If our company does not meet the criteria for releasing the Founders’ Shares, then we will redeem the Founders’ Shares without payment, resulting in the reduction of TRIT shares outstanding.

12. Warrants

On September 9, 2009, being a portion of investment bank’s finance commission, a total of 170,000 warrants was issued to Anderson & Strudwick Incorporated. On the same day, a total of 7,500 warrants were issued to Hawk associates Inc, our investor relations consultancy. The company had 177,500 warrants as of September 30, 2009. All warrants will be exercise price equal to $8.10 per share, at any time on and after one hundred eighty (180) days after the grant date, and the expiration date will be September 9, 2014.

The fair value of each warrants award is estimated on the date of grant using a Black Scholes Model that uses the item noted in the following table.

Fair value per share (USD/share)	5.94
Exercise price (USD/share)	8.10
Risk free rate	2.74%
Dividend yield	0.00%
Expected term/Contractual Life (No. of Yrs)	5.0
Expected volatility	53.0%

(1) Fair Value of Underlying Ordinary Shares

With reference to Paragraph 17 of SFAS123R, a restricted stock discount was applied to price of the Company’s ordinary shares to reflect the fact that the warrant holders are restricted from exercising the warrant within 180-days after its vesting date. When determining the restricted stock discount, the Black Scholes option

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements—(Continued)

September 30, 2009 and 2008

model was used. Under the option-pricing method, the cost of the put option, which can hedge the price change before the privately held share can be sold, was considered as a basis to determine the discount for lack of marketability. Based on the analysis, restricted stock discount of 12% was applied on the market price of our common share as warrant grant dates.

(2) Exercise price

The exercise price of the warrant was determined by the Company’s board of directors.

(3) Risk-free interest rate

Risk-free interest rate was estimated based on the yield to maturity of China international government bonds with a maturity period close to the term of the warrants.

(4) Dividend yield

Dividend yield of 0% was estimated by management of the Company

(5) Life to Expiration

Life to expiration was based on contractual term of the warrants,

(6) Volatility

The volatility of the underlying ordinary shares during the life of the warrants was estimated based on the historical stock price volatility of listed comparable companies over a period comparable to the expected term of the warrants.

The grant-date fair value of warrants granted on September 9, 2009 was $2.37. The total fair value of warrants was $420,675.

The warrants expense for investment bank was $402,900 which recognized as IPO expense. The warrants expense for IR recognized as general and administrative expense for the three months ended September 30, 2009 was $4,870, and the other $12,905 will recognized as general and administrative expense on the next 132 days.

13. Options issued to employees

TRIT’s 2009 employee share option plan which is shareholder-approved permits the grant of share options to its employees for up to 525,500 shares of common stock. On September 9, 2009, TRIT granted employee 525,500 stock options with an exercise price equal to $6.75 to its senior management. The options will vest based on 5 years of continuous service and have 10-year contractual terms from September 9, 2009. The options will vest over five years and 20% every year. Certain options provide for accelerated vesting because there is a change in control (as defined in the employee share option plan). The company had 525,500 stock options as of September 30, 2009.

The fair value of each option award is estimated on the date of grant using a Black Scholes Model that uses the item noted in the following table.

Fair value per share (USD/share)	6.75
Exercise price (USD/share)	6.75
Risk free rate	2.74%
Dividend yield	0.00%
Expected term/Contractual Life (No. of Yrs)	6.5
Expected volatility	50.0%

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements—(Continued)

September 30, 2009 and 2008

(1) Fair Value of Underlying Ordinary Shares

This is based on market price of the Company’s ordinary shares as of option grant dates.

(2) Exercise price

The exercise price of the options was determined by the Company’s board of directors.

(3) Risk-free interest rate

Risk-free interest rate was estimated based on the yield to maturity of China international government bonds with a maturity period close to the expected term of the options.

(4) Dividend yield

Dividend yield of 0% was estimated by management of the Company.

(5) Expected term

As the Company did not have historical share option exercise experience, it estimated the expected term as the average between the vesting term of the options and the original contractual term.

(6) Volatility

The volatility of the underlying ordinary shares during the life of the options was estimated based on the historical stock price volatility of listed comparable companies over a period comparable to the expected term of the options.

The grant-date fair value of options granted on September 9, 2009 was $3.53. The total fair value of options was $1,855,015. None of options is vested under the employee share option plan as of September 30, 2009.

The total option compensation expense recognized for the three months ended September 30, 2009 was $33,882, the other $1,821,133 will recognized as general and administrative expense on the next 1,072 days.

14. Commitments and Contingencies

Operating Leases

As of September 30, 2009, the Company had commitments under certain operating leases, requiring annual minimum rentals as follows:

2009	$44,284
2010	139,030
2011	71,378
2012	—
2013	—
Total	$254,692

The leased properties are principally located in the PRC and are used for administration and research and development purposes. The terms of these operating leases varied from one to three years.

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements—(Continued)

September 30, 2009 and 2008

Pursuant to contracts, when the contracts are expired, we have the rights to extended them with new negotiated prices. The leases are renewable subject to negotiation. Rental expenses were $40,032 and $42,053 for the quarters ended September 30, 2009 and September 30, 2008, $124,894 and $115,300 for the nine months ended September 30, 2009 and September 30, 2008, respectively.

Product Warranties

The Company’s warranty policy generally is to replace parts if they become defective within one year after deployment at no additional charge. Historically, failure of product parts due to materials or workmanship has not been significant. The Company has not incurred any material unexpected costs associated with servicing its warranties. The Company continuously evaluates and estimates its potential warranty obligations, and records the related warranty obligation when the estimated amount becomes material at the time revenue is recorded.

15. Certain Significant Risks and Uncertainties

Cash includes cash on hand and demand deposits in accounts maintained with state owned banks within the PRC. Total cash in these banks at September 30, 2009 and December 31, 2008, amounted to $ 10,306,076 and $732,418, respectively, of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC and by the general state of the PRC’s economy. The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company has five major customers which represented approximately 33.6% and 69.7% of the Company’s sales for the nine months ended September 30, 2009 and September 30, 2008, respectively. Sales to one customer amounted to $1,428,343 or accounted for 13.1% of the Company’s sales for the nine months ended of September 30,2009. Sales to two customers amounted to $1,407,530 and $961,058 or accounted for 25.4% and 17.3% of the Company’s sales for the nine months ended of September 30, 2008, respectively.

16. Related Party Transactions

To finance the growth of the business, Tranhold borrowed RMB 750,000 (equivalent to $102,675) from a shareholder at that time of Tranhold on April 28, 2006, without interest and without specific terms. Tranhold repaid RMB 650,000 (equivalent to $88,044) to the shareholder in 2008. Outstanding payable balances for this loan were at $14,631 for the years ended December 31, 2008. Tranhold repaid RMB 100,000 (equivalent to $14,631) to the shareholder in March, 2009.

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements—(Continued)

September 30, 2009 and 2008

17. Retirement Plan

The Company and its subsidiaries are required to participate in a central pension scheme operated by the local municipal government. The Company is required to contribute approximately 20% of its payroll costs, subject to certain caps with reference to average municipal salary, to the central pension scheme in 2008 and 2007. The Company charges contributions to its income statement as they become payable in accordance with the rules of the scheme. The aggregate contributions of the Company to retirement benefit schemes amounted to $14,498 and $11,094 for the quarters ended September 30, 2009 and September 30, 2008, $40,162 and $34,158 for the nine months ended September 30, 2009 and September 30, 2008, respectively.

18. Statutory Reserves

The laws and regulations of the People’s Republic of China provide that before a Chinese enterprise distributes profits to its shareholders, it must first satisfy all tax liabilities, provide for losses in previous years, and make appropriation, in proportions determined at the discretion of the board of directors, to the statutory reserves. The statutory reserves include the surplus reserve fund and the collective welfare fund. These statutory reserves represent restricted retained earnings.

TTII’s subsidiary and VIEs are required to transfer 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The transfer to this reserve must be made before distribution of any dividend to shareholders. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

As stipulated by the relevant laws and regulations applicable to PRC foreign investment enterprises, the foreign invested PRC subsidiaries are required to make appropriations from net income as determined under PRC GAAP to non-distributable reserves which include a general reserve, an enterprise expansion reserve and an employee welfare and bonus reserve.

Wholly-foreign-owned PRC subsidiaries are not required to make appropriations to the enterprise expansion reserve but appropriations to the general reserve are required to be made at not less than 10% of the profit after tax as determined under PRC GAAP.

The employee welfare and bonus reserve is determined by the Company’s Board of Directors. The general reserve is used to offset future extraordinary losses. The subsidiaries may, upon a resolution passed by

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements—(Continued)

September 30, 2009 and 2008

the stockholders, convert the general reserve into capital. The employee welfare and bonus reserve is used for the collective welfare of the employees of the subsidiaries. The enterprise expansion reserve is used for the expansion of the subsidiaries’ operations and can be converted to capital subject to approval by the relevant authorities. These reserves represent appropriations of retained earnings determined according to PRC law.

For the nine months ended September 30, 2009 and the nine months ended September 30, 2008, respectively, the Company made no appropriations to statutory reserves.

19. Segment and Geographic Information

The Company has two reportable operating segments. The segments are grouped with references to the types of services provided and the types of clients that use those services. The Company assesses each segment’s performance based on net revenues and gross profit on contribution margin. The two reportable operating segments are Segment 1: water and wastewater treatment process control systems, process tail gas purification (“Wastewater and Tail Gas Treatment”) and Segment 2: water resources protection and allocation, flood control and forecasting, irrigation systems, and municipal water supply and distribution systems (“Water Resource Management”). We have not aggregated any segments.

	For the nine months ended September 30, 2009 (Unaudited)
	Segment 1 Wastewater and Tail Gas Treatment	Segment 2 Water Resource Management	Total
Revenues	$6,806,977	$4,098,192	$10,905,169
Cost of revenues (exclusive of depreciation and amortization expenses shown separately below):	3,845,232	2,691,211	6,536,443
Operating expenses:
Depreciation and amortization expenses	36,968	38,482	75,450
Other operating expenses	907,244	462,870	1,370,114
Total operating expenses	944,212	501,352	1,445,564
Other income, net	(2,778)	68,079	65,301
Income before income taxes and noncontrolling interest	$2,014,755	$973,708	$2,988,463

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements—(Continued)

September 30, 2009 and 2008

	For the nine months ended September 30, 2008 (Unaudited)
	Segment 1 Wastewater and Tail Gas Treatment	Segment 2 Water Resource Management	Total
Revenues	$3,187,788	$2,363,578	$5,551,366
Cost of Revenues (exclusive of depreciation and amortization expenses shown separately below):	1,915,947	1,285,081	3,201,028
Operating expenses:
Depreciation and amortization expenses	19,117	40,605	59,722
Other operating expenses	574,640	440,425	1,015,065
Total operating expenses	593,757	481,030	1,074,787
Other income, net	(1,003)	79,111	78,108
Income before income taxes and noncontrolling interest	$677,081	$676,578	$1,353,659

	Quarters Ended September 30, 2009 (Unaudited)
	Segment 1 Wastewater and Tail Gas Treatment	Segment 2 Water Resource Management	Total
Revenues	$3,797,872	$1,112,961	$4,910,833
Cost of revenues (exclusive of depreciation and amortization expenses shown separately below):	2,308,345	681,743	2,990,088
Operating expenses:
Depreciation and amortization expenses	17,506	12,543	30,049
Other operating expenses	346,658	203,840	550,498
Total operating expenses	364,164	216,383	580,547
Other income, net	(2,849)	49,360	46,511
Income before income taxes and noncontrolling interest	$1,122,514	264,195	$1,386,709

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements—(Continued)

September 30, 2009 and 2008

	Quarters Ended September 30, 2008 (Unaudited)
	Segment 1 Wastewater and Tail Gas Treatment	Segment 2 Water Resource Management	Total
Revenues	$1,230,114	$892,384	$2,122,498
Cost of Revenues (exclusive of depreciation and amortization expenses shown separately below):	696,848	520,898	1,217,746
Operating expenses:
Depreciation and amortization expenses	6,788	13,918	20,706
Other operating expenses	232,789	115,444	348,233
Total operating expenses	239,577	129,362	368,939
Other income, net	200	(218)	(18)
Income before income taxes and noncontrolling interest	$293,889	$241,906	$535,795

Assets by segment

The Company evaluates its assets by segment to generate information needed for internal control, resource allocation and performance assessment. This information also helps management to establish a basis for asset realization, determine insurance coverage, assess risk exposure, and meet requirements for external financial reporting.

Segment assets of the Company are as follows:

	As of September 30, 2009 (Unaudited)
	Segment 1 Wastewater and Tail Gas Treatment	Segment 2 Water Resource Management	Total
Segment Assets	$11,877,464	$11,430,739	$23,308,203

Tri-Tech Holding, Inc.

Notes To Consolidated Financial Statements—(Continued)

September 30, 2009 and 2008

	As of December 31, 2008 (Restated)
	Segment 2 Water Resource Management	Segment 1 Wastewater and Tail Gas Treatment	Total
Segment Assets	$4,868,136	$3,906,088	$8,774,224

All of sales of the Company were made in the PRC.

Tri-Tech Holding Inc.

Ordinary Shares

             Shares

Prospectus

Newbridge Securities

Corporation

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discounts and commissions) will be as follows. With the exception of the filing fees for the U.S. Securities Exchange Commission and FINRA, all amounts are estimates.

U.S. Securities Exchange Commission registration fee		$2,727.23
FINRA filing fee		$4,325
Legal fees and expenses for Chinese counsel*	$
Legal fees and expenses for Cayman Islands counsel*	$
Legal fees and expenses for U.S. counsel*	$
Accounting fees and expenses*	$
Printing fees*	$
Miscellaneous*	$
Blue Sky fees and expenses

Total	$

*	Estimated

All fees and expenses other than the fees for the Securities and Exchange Commission and FINRA are estimated.

Item 14. Indemnification of Directors and Officers

Cayman Islands law and our articles of association provide that we may indemnify our directors, officers, advisors and trustee acting in relation to any of our affairs against actions, proceedings, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duty in their capacities as such. Under our articles of association and Cayman Islands common law, indemnification is not available, however, if those events were incurred or sustained by or through their own dishonesty, fraud, gross negligence, willful neglect or default. While our Articles of Association explicitly prohibit indemnification in cases involving willful neglect or default, the Cayman Island common law extends this prohibition to cases involving dishonesty, fraud and gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

In the past three years, we issued 3,555,000 shares in the aggregate to ten shareholders upon the reorganization of our company on January 7, 2009, in transactions that were not required to be registered under the Securities Act of 1933 (of these 3,555,000 shares, 340,000 are held in escrow). All issuances of ordinary shares to these shareholders were deemed to be exempt under the Securities Act by virtue of Section 4(2) thereof as a transaction not involving any public offering. In addition, the issuance of shares to Yanyu Investment Inc.; WIST Investment Inc.; FLYY Investment Inc.; Tranhold Investment Inc.; Allied Investment Consultation Inc.; First Winner Management Limited; and Famous Link Group Limited were deemed not to fall within Section 5 under the Securities Act by virtue of being issuances of securities by non-U.S. companies to non-U.S. citizens or residents, conducted outside the United States and not using any element of interstate commerce.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

The following exhibits are filed herewith or incorporated by reference in this prospectus:

Exhibit Number	Document
1.1	Form of Underwriting Agreement (1)

3(i).1	Articles of Association of the Registrant (2)

3(i).2	Amended and Restated Articles of Association of the Registrant (2)

3(ii).1	Memorandum of Association of the Registrant (2)

3(ii).2	Amended and Restated Memorandum of Association of the Registrant (2)

4.1	Specimen Share Certificate (2)

4.2	Form of Underwriter’s Warrant (included in Ex. 10.12) (1)

5.1	Opinion of Campbells, Cayman Islands counsel (1)

5.2	Opinion of Kaufman & Canoles, P.C. (1)

10.1	Translation of Form of Employment Agreement between Registrant and Executive Officer of the Registrant (2)

10.2	Translation of Exclusive Technical and Consulting Service Agreement for Tranhold (2)

10.3	Translation of Management Fee Payment Agreement for Tranhold (2)

10.4	Translation of Proxy Agreement for Tranhold (2)

10.5	Translation of Equity Interest Pledge Agreement for Tranhold (2)

10.6	Translation of Exclusive Equity Interest Purchase Agreement for Tranhold (2)

10.7	Translation of Exclusive Technical and Consulting Service Agreement for Yanyu (2)

10.8	Translation of Management Fee Payment Agreement for Yanyu (2)

10.9	Translation of Proxy Agreement for Yanyu (2)

10.10	Translation of Equity Interest Pledge Agreement for Yanyu (2)

10.11	Translation of Exclusive Equity Interest Purchase Agreement for Yanyu (2)

10.12	Form of Underwriter’s Warrant Agreement (1)

10.13	Form of Lock-Up Agreement (1)

10.14	Translation of Operating Agreement for Yanyu (2)

10.15	Translation of Operating Agreement for Tranhold (2)

10.16	Stock Option Plan (2)

21.1	Subsidiaries of the Registrant (3)

23.1	Consent of Mao & Company, CPAs, Inc. (3)

23.2	Consent of Campbells (included in Exhibit 5.1) (1)

23.3	Consent of Kaufman & Canoles, P.C. (included in Exhibit 5.2) (1)

24.1	Power of Attorney (included on page II-6 of the Registration Statement) (3)

99.1	Code of Business Conduct and Ethics (2)

99.2	Opinion of Beijing Kang Da Law Firm (3)

(1)	To be filed by amendment.
(2)	Incorporated by reference to the registrant’s registration statement on Form S-1, File no. 333-158393, filed on April 3, 2009, as amended.
(3)	Filed herewith.

(b)	Financial Statement Schedules

None.

Item 17. Undertakings

The Registrant hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)	that, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d)	to file a post-effective amendment to include any financial statements required by Form 10-K at the start of any delayed offering or throughout a continuous offering.

(e)	that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)

that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(g)	that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the Registrant relating to the offering filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)	any other communication that is an offer in the offering made by the Registrant to the purchaser.

(h)	to provide to the Underwriters at the closing specified in the Underwriter’s agreements, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on the 8th day of January, 2010.

Tri-Tech Holding, Inc.,
a Cayman Islands exempted company

By:	/s/ Warren Zhao
Name:	Warren Zhao
Title:	Chief Executive Officer (Principal Executive Officer)
Date:	January 8, 2010

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Warren Zhao as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Warren Zhao	Chief Executive Officer and Director	January 8, 2010
Warren Zhao	(Principal Executive Officer)

/s/ Peter Dong	Chief Financial Officer	January 8, 2010
Peter Dong	(Principal Accounting and Financial Officer)

/s/ Phil Fan	President	January 8, 2010
Phil Fan	(Authorized Representative in the United States)

/s/ David Hu	Director	January 8, 2010
David Hu

Director
Peiyao Zhang

/s/ Xiaoping Zhou	Director	January 8, 2010
Xiaoping Zhou

Director
Robert W. Kraft